As filed with the Securities and Exchange Commission on May 2, 2011

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S–1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WhiteGlove House Call Health, Inc.

(Exact name of registrant as specified in its charter)

Texas	8011	20-8913858
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

WhiteGlove House Call Health, Inc.

5300 Bee Cave Road,

Building I, Suite 100,

Austin, TX 78746

(512) 329-9223

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Fabbio

Chief Executive Officer

WhiteGlove House Call Health, Inc.

5300 Bee Cave Road,

Building I, Suite 100,

Austin, TX 78746

(512) 329-9223

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carmelo M. Gordian	David Goldenberg
Alan Bickerstaff	Eda Tan
Andrews Kurth LLP	Virtual Law Partners LLP
111 Congress, Suite 1700	555 Bryant Street, Suite 820
Austin, TX 78701	Palo Alto, CA 94301
(512) 320-9290	(415) 354-2442

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, $0.0001 par value per share	$31,625,000	$3,671.66

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of shares that the placement agents have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based upon the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION	PROSPECTUS DATED MAY 2, 2011

2,500,000 Shares

WhiteGlove House Call Health, Inc.

Common Stock

This is our initial public offering and no public market currently exists for our shares. We are selling 2,500,000 shares of our common stock. We expect that the initial public offering price of our common stock will be between $9.00 and $13.00 per share.

We expect to apply to list our common stock on the NYSE Amex under the symbol “WHCH”.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 14 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share		Total

Initial public offering price		$	$

Placement agency fee(1)	$		$

Proceeds, before expenses, to us	$		$

(1)	See “Plan of Distribution” on page 111 of this prospectus to read about the placement agency fee.

To the extent that the placement agents sell more than 2,500,000 shares of common stock, the placement agents have the option to purchase up to an additional 375,000 shares from certain selling stockholders at the initial public offering price, less the placement agency fee. We will not receive any proceeds from the sale of shares by the selling stockholders.

The method of distribution being used by the placement agents in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. A more detailed description of this process, known as an OpenIPO®, is included in “Plan of Distribution” beginning on page 111.

The placement agents expect to deliver the shares to purchasers on [                    ], 2011.

Rodman & Renshaw, LLC

Prospectus dated [                    ], 2011.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: We have not and the placement agents have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Dealer Prospectus Delivery Obligation

Through and including [                    ], 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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Trademarks, Trade Names and Service Marks

WhiteGlove House Call Health® is a registered trademark of WhiteGlove House Call Health, Inc. All other service marks, trademarks, and trade names referred to in this prospectus are the property of their respective owners.

Industry and Market Data

The market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms, and other published independent sources. Some data is also based on our good faith estimates, which are derived from other relevant statistical information, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus, and is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. Before investing in our common stock, you should read this entire prospectus, including the information set forth under the heading “Risk Factors” and the financial statements and the notes thereto.

Unless the context otherwise requires, references in this prospectus to “WhiteGlove House Call Health,” “WhiteGlove,” “we,” “our,” “us,” and the “company” refer to WhiteGlove House Call Health, Inc. The historical consolidated financial statements and financial data included in this prospectus are those of WhiteGlove House Call Health and its affiliated entity.

Our Business

WhiteGlove House Call Health is a leading Service-Driven Healthcare Organization. Founded in 2006 and incorporated in 2007, we believe we are offering a new innovative delivery system that has the ability to break the health care cost trend in the U.S., unlike the current health care delivery systems, and improve the consumer health care experience and employee productivity. Our innovative business model and our provider network made up of nurse practitioners, together with our significant use of advanced technology, allow us to provide medical care, certain generic medications, and more, at a much lower cost when compared to most health care delivery systems in the U.S.

WhiteGlove provides mobile primary and chronic medical care to its members in certain major metropolitan markets in the U.S. As of March 31, 2011, we had approximately 459,000 individual, employer and insurance plan members in seven major metropolitan markets (Austin, TX; Boston, MA; Dallas, TX; Fort Worth, TX; Houston, TX; Phoenix, AZ; and San Antonio, TX), with plans to expand to five to 10 new metropolitan markets per year. We target densely populated markets with a concentration of self-insured employers and high health care costs, among other factors. Our membership enrollment grew by triple digit percentages in 2008, 2009, and 2010. The company’s ultimate objective is to provide a national service to its members, giving them the same, consistent, affordable, high quality health care experience across all of the markets we serve.

WhiteGlove continues to enjoy exceptional feedback and reviews from its members. According to Citysearch.com, as of March 31, 2010, WhiteGlove had more 5-star reviews than any other company in the U.S. Additionally, WhiteGlove was acknowledged in 2010 by Adaptive Business Leaders (ABL) as a company with one of the three most innovative “Approaches to the Delivery of Health Care” in the country.

As a Service-Driven Healthcare Organization, WhiteGlove delivers:

•	convenient access to medical care and information;

•	affordable fixed pricing that lowers the cost for everyone;

•	an exceptional, service-oriented health care experience; and

•	proactive information pertaining to clinical care, the health care experience, health care encounters and cost savings.

We believe we have several significant distinct advantages over our competitors. Specifically:

•	Health Care Experience. The WhiteGlove Experience gives its members easy access to an exceptional, service-oriented health care experience, 365 days a year, 8 a.m. to 8 p.m.,

at a member’s desired location (e.g., home, work, hotel). WhiteGlove’s Mobile Primary Care Membership Service, or MPC, brings primary medical care, certain generic prescription medications, over-the-counter medications and Well-kits (consisting of chicken soup, crackers, Gatorade, applesauce, cough drops, Kleenex and much more) to its members. WhiteGlove’s Mobile Chronic Care Membership Service, or MCC, brings chronic medical care, certain generic prescription medications, and diagnostic testing to its members.

•

Business Model. WhiteGlove’s business model is different from the traditional fee-for-service reimbursement model that most health care providers rely on. Instead, WhiteGlove is a membership (subscription) based business (like Costco or AAA) with an all-inclusive, fixed visit fee, which brings predictability and certainty to the cost of health care for employers and consumers. WhiteGlove does not file insurance claims for any of the visits or the generic prescription medications prescribed to any of its employer or consumer members that pay us directly for their memberships. This business model is especially attractive to self-insured employers and those consumers on consumer driven health plans, e.g., high deductible health plans (HDHP) with or without a health savings account (HSA).

•

Customer Acquisition. Most health care providers reactively cater to consumers that walk in or call and request medical care, relying mainly on visit volume and the number of procedures they perform to make their money. WhiteGlove’s growth is being driven by proactively selling directly to employers and quantifying the business value of its Corporate Membership Program to self-insured employers. Like other health care providers, WhiteGlove also has consumers join every day and request medical care.

•

Proprietary Web and Mobile Technology. A significant advantage of WhiteGlove is a reliance on the use of proprietary technology which allows us to deliver a high quality health care experience at a reasonable price point. We believe that the use of technology is a significant departure from how most health care providers function. The company has built, and continues to build, proprietary technology that links together all the constituents with one single integrated technology platform. Specifically, our technology platform links together:

•	our members;

•	the employers;

•	the diagnostic laboratories and pharmacies; and

•	our membership support, clinical, sales, marketing, account management, and back-office billing functions.

Our use of such proprietary technology enables us to automate the business and clinical treatment, reduce overhead and errors, optimize workflow, deliver unique member value, and erect significant barriers to entry.

We currently operate in seven major metropolitan markets. We have identified more than 250 major metropolitan markets as attractive markets for WhiteGlove’s service. We believe these expansion markets offer tremendous potential for company growth. We intend to continue to grow our business by remaining intensely focused on the consumer’s health care experience, increasing employer adoption of WhiteGlove in all the markets we serve, expanding service availability to new major metropolitan markets, broadening our scope of care and service offerings and continuing to innovate using advanced technology.

Our Solution

As a Service-Driven Healthcare Organization, WhiteGlove offers two types of membership services to its members: Mobile Primary Care and Mobile Chronic Care. WhiteGlove’s Membership Services are designed to lower and cap consumers’ and employers’ health care costs for the services we provide, while giving the consumer an exceptional health care experience. Our Membership Services are available to consumers and employers and are described below.

Mobile Primary Care Membership Service

This Membership Service was launched in August 2007. Members enrolled in WhiteGlove’s MPC Service enjoy medical care, delivered by nurse practitioners, or NPs, and phlebotomists, that comes to them to address their primary care needs. This service is available when a member is not feeling well (Get-Well Care) or when a member needs diagnostic tests or a wellness exam (Stay-Well Care). Well-kits containing chicken soup, crackers, Gatorade, Kleenex, cough drops, applesauce, and more, together with generic prescription medications, are supplied to our members as part of this service at no additional cost.

Our members use WhiteGlove’s MPC service to address most of the ailments that are commonly addressed during visits to a primary care doctor’s office, a retail clinic, or a minor emergency center. Our scope of care includes complaints like colds, flu, sinus infections, coughs, sore throats, urinary tract infections, headaches, nausea, vomiting, minor burns, skin rash, earaches, and much more. In addition, our members can contact us for lab work, physicals (sports/camp/back-to-school), wellness assessments, and vaccines.

Our MPC scope-of-care includes:

Get-Well Care	Stay-Well Care
Ear, Nose, Throat	Lab Work
Skin, Hair, Nail	Vaccines
Respiratory	Physicals
Digestive and Urinary	Screenings

Mobile Chronic Care Membership Services

This Membership Service was launched in January 2011. Members enrolled in WhiteGlove’s MCC service enjoy medical care, delivered by NPs and phlebotomists, that comes to them, phone consultation and follow-up, automated scheduling of phone, in-person, and diagnostic appointments, automated diagnostic test monitoring, and delivery of generic prescription medications. Typical generic prescription medications are supplied to our members as part of this service, at no additional cost.

Our Mobile Chronic Care Membership Services address the following chronic conditions:

Blood Pressure	Diabetes (Type-2)
Cholesterol	Thyroid

WhiteGlove Corporate Membership Program

With health care costs estimated by PwC to increase by 9% this year, not including the additional cost associated with health care reform, for most employers simply redesigning their health plan is not enough. We believe that those employers that approach health care costs as a business problem and not a human resource problem are able to dramatically lower their health care costs using WhiteGlove.

Under WhiteGlove’s Corporate Membership Program, employers can enroll their employees and dependents in WhiteGlove’s MPC and MCC Services at a discounted price to our retail membership rates to break the trend of increasing health care costs while improving their employees’ productivity.

We help employers break their health care cost trend because we:

•	cap their medical services and prescription medication costs that are within the scope of our services;

•	do not file insurance claims for any of our visits or the generic prescription medications that we prescribe;

•	eliminate between 68% to 75% of the expensive urgent care and emergency room use for primary care by their employees;

•	reduce the number of times employees are absent from work for medical matters (for themselves or family members); and

•	reduce the likelihood of large unexpected claims hitting the employer’s health insurance plan.

This translates into significant savings for both self-insured employers and their employees and dependents.

For years now, employers have worked with benefits brokers to try to lower their health care costs and ultimately break the cost trend. The two most common strategies have been: (1) plan re-designs that shift the cost to their employees, and (2) lower health care utilization by administering wellness programs. Based upon the double-digit increases absorbed by employers and their employees over the last 5 years, these strategies appear to be failing. What has been missing is a higher quality, lower cost medical delivery system that will improve the health care experience and ultimately break the cost trend for employers and employees. WhiteGlove brings an innovative approach to employers to finally break their health care cost trend and begin to lower overall health care spending for employers, and their employees and dependents. We turn an unpredictable, variable cost for health care for employers into a predictable, affordable, fixed cost for the scope of services we provide. For the employees and their dependents, we offer a cost per visit that is typically fixed at $35. Beyond the cost savings, 99% of the time, our member satisfaction surveys communicate to us that their employees and dependents enjoy an excellent health care experience.

Market Opportunity

The market opportunity for WhiteGlove is enormous. WhiteGlove is pursuing one of the largest addressable markets in the world—the U.S. health care market—where annual spending was approximately $2.47 trillion in 2009 and is forecasted to reach approximately $4.3 trillion by 2016, according to the National Coalition on Healthcare (NHC). According to U.S. National Center for Health Statistics, 75% of our health care spending is on Americans with chronic conditions with 18-24% of the health care spending on primary/acute care. WhiteGlove is addressing a significant portion of the current $2.47 trillion annual health care spending with its Primary and Chronic Care Membership Services. WhiteGlove is currently providing medical care for four of the top 10 chronic diseases in the U.S. with plans to increase its coverage over time.

WhiteGlove’s primary customer acquisition strategy is to market and sell directly to self-insured employers.

Percentage of Covered Workers in Partially or Completely Self-Funded Plans, by Firm Size, 1999-2010
	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
3-199 Workers	13%	15%	17%	13%	10%	10%	13%	13%	12%	12%	15%	16%
200-999 Workers	51	53	52	48	50	50	53	53	53	47	48	58 *
1,000-4,999 Workers	62	69	66	67	71	78	78	77	76	76	80	80
5,000 or More Workers	62	72	70	72	79	80	82	89	86	89	88	93

ALL FIRMS	44%	49%	49%	49%	52%	54%	54%	55%	55%	55%	57%	59%

*	Estimate is statistically different from estimate for the previous year shown (p<.05).

Note: Due to a change in the survey questionnaire, funding status was not asked of firms with conventional plans in 2006. Therefore, conventional plan funding status is not included in this exhibit for 2006. For definitions of Self-Funded and Fully Insured plans, see the introduction to Section 10 of the Kaiser/HRET Survey of Employer-Sponsored Health Benefits, 1999-2010.

Source: Kaiser/HRET Survey of Employer-Sponsored Health Benefits, 1999-2010.

Over 70% of employers with 500 or more employees are self-insured. This represents approximately 48,160,000 employees in the U.S. (70% of the 68,800,000 employed by employers with 500 or more employees). Therefore, with an estimated two dependents for each employee, our target market consists of a total of approximately 144,480,000 people. 70% of employers with 500 or more employees that are self-insured represent an estimated annual Total Available Market, or TAM, of more than $99 billion, of which approximately $74 billion is membership fees, at WhiteGlove retail rates. This is WhiteGlove’s target market.

Our Competitive Differentiation

First Mover Position, Within and Across Key Cities

As of March 31, 2011, we had approximately 459,000 individual, employer, and insurance plan members in seven major metropolitan markets (Austin, TX; Boston, MA; Dallas, TX; Fort Worth, TX; Houston, TX; Phoenix, AZ; and San Antonio, TX), with plans to expand across the U.S. The company’s ultimate objective is to provide a national service to its members giving them the same, consistent, affordable, high quality health care experience across all of the markets it serves. We intend to continue to capitalize on our first mover advantage by expanding rapidly to other major metropolitan markets with the support of advanced technology that enables very cost effective and rapid expansion into these markets.

Service-Driven Approach

WhiteGlove appreciates that there are many primary care and chronic care choices for the consumer. Specifically, the options are primary care physicians or physician groups, concierge doctors/services, retail clinics, urgent care centers, minor emergency clinics, hospitals, wellness centers, and telemedicine services. We believe most of these choices do not address the challenges that exist in health care today but, instead, only contribute to it. At this time, we know of no other organization that is building a national service that is doing what WhiteGlove is doing.

We believe WhiteGlove’s Service-Driven approach to health care really sets us apart from the others. The table below illustrates the significant competitive factors between WhiteGlove and the other popular health care choices in the U.S.:

Poor in the relevant category is indicated by red, neutral by yellow, and good by green.

Convenient Access

WhiteGlove brings medical care, generic prescription medications, diagnostic tests, and more to its members. While some concierge services will bring medical care to their patients, others simply make themselves available via the phone within a certain period of time. In either case, their service is generally limited to just providing medical care and does not include prescription medications or other incidentals. For all other choices, the consumer has to drive to the health care provider when it works for the provider’s schedule and then travel around for diagnostic tests, prescription medications, and other incidentals.

Affordable Fixed Cost

WhiteGlove’s business model is based on affordable fixed cost membership fees and a fixed cost all-inclusive visit fee of $35 (includes most generic prescription medications, and other incidentals). We file no claims against an employer’s or an individual member’s health plan. The combination of fixed fees and no claims lowers and caps the overall cost of health care for employers for the services we provide. For consumers, we lower and cap the cost as well, typically to $35 per visit. Most other health care choices are reimbursed based on a fee-for-service model where they charge the consumer and the health plan for every service performed, making health care costs variable and unpredictable. In addition, the consumer spends money on some combination of gas, parking, tolls, multiple co-pays, child care, and incidentals, only adding to the variable cost. In the case of most concierge services, their annual fee is generally between $1,500-$3,000 per year, which is not affordable for the average consumer.

Exceptional Experience

WhiteGlove is a leading Service-Driven Healthcare Organization in the U.S. Beyond bringing almost everything to our members, on their schedule, we train our team to provide the highest quality health care experience at every member ‘touch point.’ With the exception of concierge services that are intended to make accessing medical care easier and more personalized, the other choices generally make access more challenging and the experience more frustrating, rushed, and unpleasant than our health care experience.

Proactive Information

WhiteGlove is very committed to the use of advanced technology to deliver proactive information to its members, employers and the WhiteGlove personnel. None of the other choices are as technology-enabled as WhiteGlove and thus generally have very limited to no ability to provide timely and accurate information to their constituents.

As Clayton Christensen describes in the Innovator’s Prescription, disruptive innovators have disruptive technology coupled with a disruptive business model to provide more affordable, simpler products or services than the incumbents do. WhiteGlove has done exactly that for health care. The services that we provide represent a high percentage of those provided in a physician’s office, urgent care center, and emergency room for primary and chronic care, but in a simpler way, and at a fraction of the overall cost.

A Brand Synonymous with Service-Driven Healthcare

We believe the WhiteGlove brand embodies our objective to lower the cost of health care while giving our members an exceptional health care experience.

Our Integrated Technology Platform

We believe our proprietary technology platform separates us from the others. It was designed to provide lower cost, more effective, mobile health care using an underlying membership-based business model. We do not believe any other competitor has the experience that we have in operating a large-scale integrated technology platform for health care in a scalable way across any number of markets in the U.S.

Our Strategy

As a Service-Driven Healthcare Organization, our mission is to continue to bring the necessary change and innovation to health care in the U.S. to lower health care costs while improving the consumer’s health care experience. To achieve this, our strategy includes:

Remaining Intensely Focused on the Consumer’s Health Care Experience

WhiteGlove is changing the rules on what it means to access health care and the experience people have. We provide a refreshing health care experience that eliminates the hassles and inconveniences of running to your doctor, waiting, running to the pharmacy, waiting, and running to the grocery store—when the consumer or the consumer’s child feels their worst. We allow our members to request a visit over the web or by phone; have their medical history filled out in advance on-line; be diagnosed and treated based on the member’s schedule, at home or at work; have foods, beverages, and medications delivered to the member; and have a customer-focused health care experience. We also provide technology enabled prompt follow-up calls after each member visit.

Accelerating Employer Adoption of WhiteGlove

WhiteGlove has enjoyed tremendous growth by selling directly to employers and enrolling their employees and dependents as WhiteGlove members. WhiteGlove has departed from traditional fee-for-service reimbursement and instead, our primary source of revenue comes from membership revenue. Unlike other health care provider systems that are dependent upon reimbursement from a dozen or more insurance companies for their source of revenue, WhiteGlove’s goal is to diversify its revenue source across thousands of employers in the years to come. For all markets that WhiteGlove serves, we intend to continue to proactively market and sell to self-insured employers in those markets.

Expanding Service Availability to New Major Metropolitan Markets

WhiteGlove’s objective is to provide a national service that is available to our members, 365 days a year, in the markets we serve. In order to accomplish that, the company intends to expand into five to ten new markets per year. In 2011, WhiteGlove intends to launch its service in five to seven new metropolitan markets—such as Chicago, IL; Denver, CO; Hartford, CT; Kansas City, MO;

Milwaukee, WI; Minneapolis, MN; Nashville, TN; Pittsburgh, PA; Tucson, AZ; and others. In 2012 and beyond, the company intends to continue its expansion into five to ten new markets per year.

Continuing to Innovate Using Advanced Technology

One of WhiteGlove’s founding principles has been to leverage technology in unique ways to:

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Improve access and quality of experience. We leverage our technology platform to make scheduling appointments easier, provide our members continuous online access to their medical information, including their medical records, medical history, diagnostic results, visit results, prescription medications, and medical expenses, ensure timely follow-up after member care visits, and implement treatment plans to quality standards.

•	Lower the cost of health care. We leverage our technology platform to streamline our operations, which significantly lowers our operating overhead and expenses, and reduces errors.

•

Erect competitive barriers. Our fully integrated information technology system links together all of the constituents inside and outside our business (from front-office to back-office) to change the rules on the health care industry and dramatically raise the competitive barriers.

Continuing to Look for Ways to Cap and Lower Health Care Costs

Today, health care costs are a variable expense for consumers, employers, and health insurance companies. Consumers are forced to do all of the running around and bear much of the costs, in both time and money—when it is convenient for the medical provider. Consumers generally spend money for the visits, prescription medications, gas, parking, tolls, over-the-counter medications, groceries, and even child care, making health care an unpredictable expense that adds up. For self-insured employers, health care costs are unpredictable, variable, and generally rising at a rate much faster than inflation. Each time an employee or dependent seeks medical care, claims are paid by the employer for the medical services, prescription medications, labs, and more; and for fully-insured and individual plans of health insurance companies, their costs are no different than for the self-insured employers.

WhiteGlove will continue to implement and use enabling technology, such as web and mobile applications, business and clinical intelligence and on demand information, automated workflow and treatment—all in order to deliver the highest value to our members, improve the efficiency of our operations, and ensure effective management and governance. In the end, the company is focused on pursuing operational excellence and standardizing and streamlining end-to-end administrative and clinical processes. This, combined with WhiteGlove’s commitment to continue to offer innovative membership services, will lower and cap the overall health care costs for consumers and employers in the U.S.

Risks Associated with Our Business

You should be aware that there are various risks associated with investing in our common stock, including, but not limited to:

•	the early stage nature of the company;

•	the acceptance of our delivery model for health care services;

•	the possible regulation of our business by state medical, insurance and pharmacy regulatory authorities;

•	our history of losses;

•	our significant capital needs;

•	the rapid evolution of the health care market;

•	the intense competition in the health care market;

•	the geographic concentration of our markets;

•	our dependence on key personnel;

•	compliance with laws regarding patient privacy;

•	the lack of an active trading market for our common stock;

•	the fact that our directors, executive officers and affiliates will retain substantial control over us after this offering; and

•	the volatility of our common stock price.

For more information about these and other risks, please read the section entitled “Risk Factors.” You should carefully consider these risk factors together with all of the other information in this prospectus.

Corporate Information

We were incorporated in Texas in 2007 under the name WhiteGlove House Call Health, Inc. We intend to change our jurisdiction of incorporation to Delaware in May 2011. Our principal executive office is located at 5300 Bee Cave Road, Building I, Suite 100, Austin, TX, 78746 and our telephone number is (512) 329-9223. Our website address is www.whiteglove.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus.

Summary of the Offering

Common stock offered by WhiteGlove	2,500,000 shares

Common stock outstanding after this offering	12,837,486 shares

Over-allotment option (shares to be purchased from selling stockholders)	375,000 shares

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting placement agency fee and estimated offering expenses, will be approximately $24.5 million, assuming an initial public offering price of $11.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus). We intend to use the net proceeds of this offering for the repayment of approximately $2.5 million in debt, expansion of our business to new metropolitan markets, and general corporate purposes. We will not receive any proceeds from the sale of shares by the selling stockholders in the event the over-allotment option is exercised. See “Use of Proceeds.”

OpenIPO Process	This offering will be made through the OpenIPO process, in which the allocation of shares and the public offering price are primarily based on an auction in which prospective purchasers are required to bid for the shares. The OpenIPO process allows all qualified investors, whether individuals or institutions, to bid for shares. All successful bidders in the auction will pay the same price per share.

•	Bidders may submit bids through the placement agents or participating dealers.

•	Potential investors may bid any price for the shares, including a price above or below the projected price range on the cover of this prospectus.

•

Once the auction closes, assuming sufficient demand, the placement agents will determine the highest price that will sell all of the shares offered. This is the clearing price and is the maximum price at which the shares will be sold. The clearing price, and therefore the actual offering price, could be higher or lower than the projected price range on the cover of this prospectus.

•	We may choose to sell shares at the auction-set clearing price or we may choose to sell the shares at a lower offering price, taking into account additional factors.

•	Bidders that submit valid bids at or above the offering price will receive, at a minimum, a pro-rated amount of shares for which they bid.

The OpenIPO process is described in full under “Plan of Distribution” beginning on page 111.

Dividend policy	We do not anticipate paying any cash dividends on our common stock for the foreseeable future. See “Dividend Policy.”

Proposed NYSE Amex symbol	WHCH

Risk Factors	Investment in our common stock involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements included in this prospectus, before investing in our common stock.

The number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of March 31, 2011, and excludes:

•	197,164 shares of common stock issuable upon exercise of outstanding warrants to purchase Series B-1 Preferred Stock at an exercise price of $2.1961 per share;

•	1,388,249 shares of common stock issuable upon exercise of options at a weighted average exercise price of $0.28 per share; and

•	shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan, as described in the section of this prospectus titled “Management—Benefits Plans—2011 Equity Incentive Plan.”

Except as otherwise noted, all information in this prospectus assumes:

•	no exercise of the placement agents’ over-allotment option to purchase shares from certain selling stockholders;

•

the conversion of all of our outstanding shares of Series A, Series A-1, Series B-1, Series C, and Series D Convertible Preferred Stock into 10,107,990 shares of common stock upon the closing of this offering;

•	our conversion from a Texas corporation to a Delaware corporation;

•	the filing of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, which will occur upon the completion of this offering.

Summary Consolidated Financial Information

The following tables summarize the consolidated financial and operating data for the periods indicated. The summary consolidated statement of operations data for the years ended December 31, 2010, 2009, and 2008 and the summary consolidated balance sheet data as of December 31, 2010, and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statement of operations data for the period from April 24, 2007 (inception) through December 31, 2007 have been derived from our unaudited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary financial information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, notes thereto, and other financial information included elsewhere in this prospectus.

	Year Ended December 31,			April 24, 2007 (inception) through December 31,
	2010	2009	2008	2007
Statement of Operations Data:				(unaudited )
Net revenues	$4,010,000	$1,441,000	$321,000	$29,000
Cost of revenues	3,241,000	1,605,000	446,000	96,000

Gross margin	769,000	(164,000)	(125,000)	(67,000)
Operating expenses
Salaries, benefits and other personnel costs	3,496,000	1,852,000	763,000	166,000
Advertising and marketing costs	906,000	553,000	514,000	290,000
Provision for doubtful accounts	135,000	54,000	7,000	—
Depreciation	60,000	14,000	6,000	—
Other general and administrative costs	1,313,000	682,000	419,000	195,000

Total operating expenses	5,910,000	3,155,000	1,709,000	651,000
Loss from operations	(5,141,000)	(3,319,000)	(1,834,000)	(718,000)
Other income (expense)
Interest income	12,000	—	—	—
Interest expense	(350,000)	(164,000)	(19,000)	—

Total other income (expense)	(338,000)	(164,000)	(19,000)	—

Net loss	$(5,479,000)	$(3,483,000)	$(1,853,000)	$(718,000)

Basic and diluted net loss per share	$(38.94)	$(45.81)	$(6.88)	$(0.24)
Weighted average shares outstanding
Basic and diluted	140,712	76,028	269,216	3,000,000
Pro forma basic and diluted net loss per share (unaudited)(1)	$(0.52)	N/A	N/A	N/A
Weighted average number of shares used computing pro forma net loss per share (unaudited)(2)	10,442,198	N/A	N/A	N/A

(1)	Pro forma net loss per share represents net loss divided by the pro forma weighted average shares outstanding, as though the conversion of all of our outstanding shares of Series A, Series A-1, Series B-1, Series C, and Series D Convertible Preferred Stock outstanding as of March 31, 2011 into 10,107,990 shares of common stock occurred on December 31, 2010.
(2)	Pro forma weighted average number of shares outstanding reflects the conversion of our convertible preferred stock as of March 31, 2011 (using the if-converted method) into common stock as though the conversion occurred on December 31, 2010.

	As of December 31,
Consolidated Balance Sheet Data:	2010	2009
Cash and cash equivalents	$4,235,000	$1,701,000
Total assets	5,241,000	2,284,000
Long-term debt, net of current portion	1,000,000	526,000
Total liabilities	2,649,000	1,631,000
Total convertible preferred stock	83,000	60,000
Total stockholders’ equity	2,592,000	653,000

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and all information contained in this prospectus, before you decide whether to purchase our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition, results of operations, and prospects would likely suffer, possibly materially. In addition, the trading price of our common stock could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to Our Business

We are an early-stage health care company with an unproven business model and our business may not become profitable.

We are an early-stage health care company with a limited operating history upon which you can evaluate our business. In addition, since we have only been offering our products and services to the public since 2007, we have very limited historical financial data. As a result of these factors, the revenue and income potential of our business is unproven, and we have only a limited operating history upon which to base an evaluation of our current business and future prospects. Because of our limited operating history and because the health care industry is rapidly evolving, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business. Early-stage companies in new and rapidly evolving markets such as ours frequently encounter risks, uncertainties and difficulties, including those described in this section. We may not be able to successfully address any or all of these risks. Failure to adequately address such risks could cause our business, financial condition, results of operations and prospects to suffer.

Our business model differs from those of many of our competitors, and customers may be reluctant to adopt our model. Incumbent brokers of benefit services and plans are often reluctant to recommend our services to employers, and in some cases actively attempt to prevent employer adoption of our services. This reluctance may hinder our ability to gain new customers and to expand our business.

Possible changes in customer mix, the loss of commercial customers, or the failure to substantially increase and maintain the number of our members may have a material adverse effect on our profitability, financial results and gross margins.

Our customers are made up of individuals and families, employers, and health insurance providers. Our success is heavily dependent on our existing contractual relationships with our commercial customers. Although the membership fees paid by employers and health insurance providers is lower on a per capita basis than those charged to individuals and families, these commercial customers represent a large percentage of our member population, and consequently our aggregate fees for these types of payers are higher than for individuals or families. During the year ended December 31, 2010, approximately 53.6% and 21.8% of our net revenue was derived from health insurance companies and employer customers, respectively. Changes in customer mix among individuals, employers, and health insurance providers may significantly affect our profitability. In particular, cancellation of a single health insurance provider contract will result in the loss of a large member population and could have a material adverse effect on our business, financial condition, results of operations, and prospects. We cannot assure you that we will be able to maintain our existing health insurance company or employer relationships.

Our growth and profitability depends significantly on our ability to provide good patient care, and to increase awareness and acceptance of our unique delivery model in the markets we serve. We cannot assure you that awareness or acceptance of our delivery model will increase. Consequently, we cannot assure you that we will be able to develop and maintain new relationships in existing or new markets. If we are not able to substantially increase the rate at which commercial customers purchase our memberships, our financial results and gross margins will be adversely affected. Our failure to develop new customers could adversely affect our ability to expand our operations and operate profitability. Increasing the number of memberships may require us to substantially increase public awareness of our services. Creating awareness of our services may require more significant expenditures for marketing and advertising than we currently anticipate, which could adversely affect our financial results.

The success of our business depends upon the continued growth and acceptance of our delivery model as a suitable alternative or supplement to traditional health care delivery systems.

Growth in sales of our membership services will depend on the acceptance of our business model and our delivery methods as a suitable alternative or supplement to traditional health care delivery systems. Our business model differs from those of many of our competitors, and customers may be reluctant to adopt our model. This reluctance has hindered and may continue to hinder our ability to gain new customers and to expand our business. Further, our business model and our delivery methods could lose their viability as an alternative to traditional delivery systems due to changes in health care laws and regulations, an inadequate number of customers participating in our service offerings, customer dissatisfaction with our service, and new alternative health care solutions or regulatory action. If alternative delivery systems do not gain widespread market acceptance, the demand for our membership program could be significantly reduced, which could have a material adverse effect on our business, financial condition, and results of operations.

The success of our business depends upon benefits brokers and consultants accepting our business model and delivery system and its merits and promoting it to commercial customers.

Growth in sales of our membership services will depend on the acceptance of our business model and our delivery methods as a suitable alternative or supplement to traditional health care delivery systems by commercial customers. Commercial customers often rely on the input and advice of benefits brokers and consultants. If our alternative delivery system and business model does not gain widespread acceptance by benefits brokers and consultants, the demand for our membership services could be significantly reduced, which could have a material adverse effect on our business, financial condition, and results of operations.

We have incurred significant losses since our inception and anticipate that we may continue to incur significant losses.

As of December 31, 2010, we had an accumulated deficit of approximately $11.5 million. The accumulated deficit has resulted principally from costs incurred from salaries, benefits, and general operating expenses. We have incurred significant losses in each year since our inception in 2007. Net losses were approximately $5.5 million for the year ended December 31, 2010, approximately $3.5 million for the year ended December 31, 2009, and approximately $1.9 million for the year ended December 31, 2008. We expect to continue to incur significant operating losses as we continue to invest capital in the expansion and development of our business. We also expect that our general and administrative expenses will increase due to additional operational and regulatory burdens associated with operating as a public company. We are unable to predict the extent of any future losses or when we will become profitable, if at all. Any failure to achieve and maintain profitability would have an adverse effect on our stockholders’ equity and working capital and could result in a decline in our stock price or cause us to cease operations.

Increases in pharmaceutical prices and other operating costs could adversely affect our results of operations.

Our financial performance is affected by the level of our operating expenses, such as pharmaceuticals and supplies, fuel and other vehicle expenses, wages and salaries, employee benefits, and insurance premiums, all of which may be subject to inflationary pressures. Many factors affect the prices that we pay for pharmaceuticals and other items that we use to serve our members, including regulatory pressures and costs to our suppliers. Factors that may affect the salaries and benefits that we pay to our employees include market trends in compensation, competition for personnel, and changes in employee benefits laws. We cannot predict the extent to which we may experience future increases in our operating costs. If we experience increases in our operating costs because of one or more of these factors, our results of operations could be materially adversely affected.

We may need additional funding to support and grow our business and may not be able to raise capital when needed, which would harm our operations.

We will require substantial future capital in order to continue to deliver our services at current levels and to grow the geographic coverage, membership base, and variety of membership services of our business. We believe that the net proceeds from this offering, our existing cash resources, and interest on these funds will be sufficient to meet our projected operating requirements through December 31, 2012. However, our operating plans may change, and we may need additional funds sooner than anticipated to meet our operational needs and capital requirements for maintaining and growing our business.

Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may be unable to continue to fund our operations, meet our customers’ needs or provide services in a timely manner.

Our future funding requirements will depend on many factors, including:

•	ongoing purchases of memberships by employer customers;

•	maintaining our health insurance company agreements;

•	the cost to attract and retain qualified clinical service personnel;

•	the terms and timing of any future agreements with health insurance companies;

•	the terms and timing of any future agreements with employer customers;

•	the cost and timing of establishing sales, marketing and distribution capabilities, and other corporate infrastructure;

•	our ability to hire NPs in our operating areas at salaries that are compatible with our business model and in sufficient numbers to meet the services needs of our members; and

•	the cost of establishing new service areas.

If we do not effectively manage our growth, we may be unable to successfully develop, market, and sell our services.

Our future revenue and operating results will depend on our ability to manage the anticipated growth of our business. In order to achieve our business objectives, we must continue to grow. However, continued growth presents numerous challenges, including:

•	implementing appropriate operational and financial systems and controls;

•	expanding our infrastructure to serve new and larger geographic areas;

•	developing our sales and marketing infrastructure and capabilities;

•	improving our information systems;

•	identifying, attracting, and retaining qualified personnel in our areas of activity; and

•	hiring, training, managing, and supervising our personnel.

We cannot be certain that our systems, controls, infrastructure, and personnel will be adequate to support our future operations. Any failure to effectively manage our growth could impede our ability to successfully develop, market, and sell our products, and our business will be harmed.

The health care industry is rapidly evolving, and if we are not successful in promoting the benefits of our membership services and the WhiteGlove House Call Health® brand, our growth may be limited.

Based on our experience with our customers, we believe that many potential customers are not familiar with our delivery model and the benefits provided by our membership services. In addition, there may be a limited-time opportunity to achieve and maintain a significant share of the market for our membership services due in part to the rapidly evolving nature of the health care industry and the substantial resources available to our existing and potential competitors. If people do not recognize or acknowledge these benefits, the market for our membership services may develop more slowly than we expect, which could adversely affect our operating results.

We believe that developing and maintaining customer awareness of our WhiteGlove House Call Health® brand is critical to achieving widespread acceptance of our membership services. Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our WhiteGlove House Call Health® brand will depend largely on the effectiveness of our marketing efforts and on our ability to develop reliable and useful membership services at competitive prices. If we fail to successfully promote our WhiteGlove House Call Health® brand, or if our expenses to promote and maintain our WhiteGlove House Call Health® brand are greater than anticipated, our financial condition and results of operations could suffer.

We are subject to fluctuations in demand for our membership services due to a variety of factors, including general economic conditions, competition, health conditions in the markets we serve, the perceived costs of alternatives to our services, and other factors.

A significant decrease in demand for our membership services would adversely affect our revenues and a significant increase in demand for our services could adversely affect our gross margin. Fluctuations in demand for our membership services could be caused by a variety of factors, including general economic conditions or a decrease in the perceived cost of alternatives to our services, such as emergency room care and urgent care clinics.

In addition, our business model assumes a maximum average annual utilization rate per member per membership service, depending on each member’s annual membership fees, to remain profitable. An increase in demand for use of our membership services in the short term could result in significant expense to us and may surpass our ability to meet our members’ demands in the short term. An increase in demand for use of our membership services above our assumed utilization rate in the long term could harm our profitability. Demand for utilization of our membership services is subject to fluctuation due to numerous factors, including seasonal allergy and flu, other health conditions in our service areas, and a perceived increase in cost of alternative services available to our members. For example, in 2009, we experienced a spike in our visit requests in connection with the H1N1 Influenza pandemic. If future epidemics or pandemics affect our service areas, we may again experience an unexpected increase in visits per member, which could adversely affect our gross margin, results of operations, and financial position. In addition, any inability to completely satisfy demand for our membership services could harm our customer satisfaction and reputation, and, consequently, our business.

If an employer’s payment of our membership fee on behalf of an employee otherwise eligible to contribute to a Health Savings Account, or HSA, disqualifies such account from tax deductible treatment, employers may be reluctant to adopt our model.

Pursuant to Section 223 of the Internal Revenue Code, an employee covered by a “high deductible health plan” may make contributions to a Health Savings Account. Such employee may not be covered by another health plan which is not a high deductible health plan and covers any benefits covered by the high deductible health plan. If our services were deemed to be another health plan, the employers payment of our membership fee on behalf of an employee would disqualify the employee from eligibility for an HSA. If this were the case, employers may be reluctant to adopt our model, which could result in a material adverse effect on our business, financial condition and results of operations.

Competition among health care companies is intense, and large insurance companies and others could replicate our new health care model.

The health care services industry is highly competitive. We compete with a variety of other companies in providing health care services, some of which may have greater financial and other resources and may be more established in their respective communities. Competing companies may offer newer or different services from those offered by us and may thereby attract customers who are presently receiving our health care services. As our business model gains more market acceptance, we cannot be sure that we will not be copied by other large insurance companies in the health care industry, which would make it difficult for us to compete.

In many areas in which our membership services are available, we compete with a large number of organizations, including:

•	primary care physicians;

•	urgent care centers;

•	hospitals;

•	community-based health providers;

•	retail clinics and facilities;

•	national and regional companies;

•	concierge-style health care services;

•	hospital-based health care programs; and

•	telemedicine services.

Some of our current and potential competitors have or may obtain significantly greater financial and marketing resources than us. Accordingly, other companies, including hospitals and other health care organizations that are not currently providing competitive health care services, may expand their services to include competitive health care or similar services. We may encounter increased competition in the future that could negatively impact customer referrals to us, limit our ability to maintain or increase our market position and adversely affect our profitability.

Further consolidation of managed care organizations and other third party payers may adversely affect our profits.

Managed care organizations and other third-party payers have continued to consolidate in order to enhance their ability to influence the delivery of health care services. Consequently, the health care needs of a large percentage of the United States population are increasingly served by a smaller number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent that such organizations terminate us as a preferred provider and/or engage our competitors as preferred or exclusive providers, our business could be adversely affected. In addition, private payers, including managed care payers, could seek to negotiate additional discounted fee structures. The assumption by health care providers of all or a portion of the financial risk through prepaid capitation arrangements, could potentially reduce our profitability.

The potential establishment of Accountable Care Organizations, or ACOs, may create a system for delivering health care that is competitive with our business model.

Established through the Patient Protection and Affordable Care Act, an ACO is a network of doctors and hospitals that shares responsibility for providing care to patients. An ACO must agree to manage all of the health care needs of a minimum of 5,000 Medicare beneficiaries for at least three years. ACOs may be able to deliver health care that is competitive with the health care services we deliver. Such ACOs may have greater financial and other resources and may be more established in their respective communities, and may thereby attract customers who are currently receiving our health care services or potential customers. If ACOs are able to attract customers that are currently receiving our services, or are able to attract potential customers, our business could suffer.

A prolonged disruption of the capital and credit markets may adversely affect our future access to capital and our cost of capital.

In order to continue to grow our business, we may access capital and credit markets to meet our capital needs sometime in the future. The continued volatility and disruption of the capital and credit markets in the United States have adversely affected the access to capital and increased the cost of capital. To date, we have used private capital and credit for liquidity and to execute our business strategies, which include increasing our revenue base through internal growth. We believe that we have adequate capital and liquidity to conduct any foreseeable initiatives that may develop over the near term; however, should economic and market conditions deteriorate, our future cost of debt or equity capital and future access to capital markets may be adversely affected.

If we are subject to substantial malpractice or other similar claims, such claims could materially adversely impact our results of operations and financial condition.

The services we offer have an inherent risk of professional liability and substantial damage awards. We, and the NPs and other health care professionals who provide services on our behalf, may be the subject of medical malpractice claims. These NPs and other health care professionals could be considered our agents and, as a result, we could be held liable for their medical negligence. We cannot predict the effect that any claims of this nature, regardless of their ultimate outcome, could have on our business or reputation or on our ability to attract and retain members and employees. We maintain malpractice liability insurance that provides primary coverage on a claims-made basis of $1 million per incident and $3 million in annual aggregate amounts. We are responsible for deductibles and amounts in excess of the limits of our coverage. Claims that could be made in the future in excess of the limits of such insurance, if successful, could materially adversely affect our financial condition. In addition, our insurance coverage may not continue to be available to us at commercially reasonable rates, in adequate amounts or on satisfactory terms.

Improper disclosure of personal information could result in liability and harm our reputation.

Our business involves the use, storage, and transmission of information about our employees, commercial customers, and members. In addition, members and customers have a high expectation that we will adequately protect their personal information. We have established policies and procedures to help protect the security and privacy of this information. It is possible that our security controls over personal and other data and other practices we and our third party service providers follow may not prevent the improper access to or disclosure of personally identifiable or otherwise confidential information. Such disclosure could harm our reputation and subject us to liability under our contracts and laws that protect personal data and confidential information, resulting in increased costs or loss of revenue. Further, information security and privacy, particularly with respect to medical information, is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Our failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability and impairment to our reputation in the marketplace. In particular, our failure to comply with the Health Insurance Portability and Accountability Act of 1996, or HIPAA, to which we are subject, would subject us to fines and penalties and a risk of reputational damage.

Online commerce security risks, including security breaches, identity theft, service disrupting attacks, and viruses, could harm our reputation and the conduct of our business, which could have a material adverse effect on our financial results.

Currently, a significant number of our customers provide credit card and other financial information to us and authorize us to bill their credit card accounts directly for all transaction fees charged by us. In addition, members have access to an online portal that provides for the transmission of other personal information. We rely on encryption and authentication technology to provide the security and authentication to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect transaction data. In addition, any party who is able to illicitly obtain a member’s password could access the member’s transaction data. An increasing number of websites have reported breaches of their security. Any compromise of our security could damage our reputation and expose us to a risk of litigation and possible liability. Although we have developed and use systems and processes that are designed to protect customer information and prevent fraudulent credit card transactions and other security breaches, our security measures may not prevent security breaches or identity theft that could harm our reputation and business.

Additionally, our servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions. We currently take certain measures to protect against these issues, but we may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Disruptions in our services and damage caused by viruses and other attacks could cause liability as well as a loss of customer confidence in our privacy systems, which could lead to reduced usage of our services and materially adversely affect our business and financial results.

Our net revenue is concentrated in one state, and we currently operate in four states, which makes us sensitive to regulatory and economic changes in those states.

Our Texas operations accounted for 100% of our net revenues during 2008 and 2009 and approximately 99.6% of our net revenue during 2010. We currently operate in four states, making our net revenue particularly sensitive to the four states in which we provide services—Arizona, New Hampshire, Massachusetts, and Texas. Accordingly, any significant changes in the current demographic, economic, competitive, or regulatory conditions in these states could have an adverse effect on our business and membership services, financial condition, results of operations, and cash flows.

Our operations are vulnerable to interruption, cost overruns or loss due to technology issues, natural disasters, power loss, and other events beyond our control, which would adversely affect our business.

Our operations are highly reliant on technology. During 2011, we expect to continue to rely on and develop our own proprietary software system, WhiteGlove Online System, for use in our business. This system involves the use of handheld devices by our clinical personnel who deliver our membership services to our members. The continued rollout and future development of this system involves substantial costs relating to salaries and benefits, consulting, travel, and training costs. Implementation and future development costs in excess of expectations or the failure of new systems and other technology initiatives to operate in accordance with expectations could have a material adverse impact on our financial results and operations.

In addition, our business is highly dependent on our telecommunications and computer systems. Our business is also materially dependent on services provided by various local and long distance telephone companies and internet service providers. Any damage to or interruption of our equipment, systems, internet access or telephone services, whether due to terrorist acts, natural disasters, power losses, computer viruses, or similar events, could significantly disrupt our operations and delay or prevent delivery of our membership services. The disruption would be particularly significant if it became necessary to repair or rebuild our headquarters, which could be lengthy and result in significant expenses, thus adversely affecting our business and financial results. Furthermore, the insurance coverage we maintain may not be adequate to cover our losses in any particular case or continue to be available at commercially reasonable rates and terms.

We operate in areas that have experienced and may experience severe weather and natural disasters, such as floods, tornadoes, and snowstorms. In addition, we may expand into areas that have experienced and may experience other types of natural disasters, such as earthquakes and wildfires. Any future occurrence of severe weather or a natural disaster, such as a flood or tornado, in our service area could significantly disrupt our operations, delay or prevent delivery of our services, and damage our service vehicles in the field, which could result in significant expenses and harm our business and results of operations.

We have risks related to obligations under our insurance programs.

We are obligated to our employees for certain costs under various insurance programs, including employee health and welfare, workers’ compensation, automobile, and professional liability. We may be subject to workers’ compensation claims and lawsuits alleging negligence or other similar legal claims. We maintain various insurance programs to cover these risks with insurance policies subject to substantial deductibles and retention amounts. We also may be subject to exposure relating to employment law and other related matters for which we do not maintain insurance coverage. We believe that our present insurance coverage and reserves are sufficient to cover currently estimated exposures; however, should we experience a significant increase in losses resulting from workers’ compensation, professional liability or employee health and welfare claims, the resulting increase in provisions and/or required reserves could negatively affect our profitability. Although we carry extensive insurance coverage, there may be unknown liabilities for which we are not insured.

The cost of health care is funded by private health insurance programs. If this funding is reduced or becomes limited or unavailable to our members, our business may be adversely impacted.

Private insurance companies, some of whom are and may become our customers, are increasingly challenging prices charged for health care services. We cannot assure you that our membership services will be considered cost-effective by private insurance companies or that their policies will not have a material adverse effect on our ability to sell our services to these payers on a profitable basis, if at all. If private insurance companies determine that our membership services are not cost-effective, our ability to market our membership services to them will be severely curtailed and may adversely affect our profitability.

We are dependent on our senior management team and key advisors, and the loss of any of them could harm our business.

We are highly dependent on members of our senior management, in particular Robert A. Fabbio, our co-Founder, President, and Chief Executive Officer. We do not maintain, and do not currently intend to obtain, key employee life insurance on any of our personnel other than for Mr. Fabbio. Although we have obtained key man insurance covering Mr. Fabbio in the amount of $750,000, and intend to increase such coverage to $5,000,000 prior to the completion of this offering, this would not fully compensate us for the loss of Mr. Fabbio’s services in the event of his death or disability. The loss of members of our senior management team and key advisors, or our inability to attract or retain other qualified personnel or advisors could have a material adverse effect on our business, financial condition and results of operations.

We need to hire and retain additional qualified personnel to grow and manage our business. If we are unable to attract and retain qualified personnel, our business and growth could be seriously harmed.

Our performance depends on the talents and efforts of our employees. Our future success will depend on our ability to attract, retain, and motivate highly skilled personnel in all areas of our organization. We compete with other health care providers for health care personnel, both clinical associates and management personnel. As the demand for health care services continues to exceed the supply of available and qualified staff, we have been forced to offer more attractive wage and benefit packages to these professionals. Furthermore, the competitive arena for this labor market has created turnover as many seek to take advantage of the supply of available positions, each offering new and more attractive wage and benefit packages. If we are unable to manage such turnover, our growth may be hindered, and our business and financial condition may be adversely effected.

We plan to continue to grow our business and will need to hire additional personnel with the requisite specialized knowledge and skills to support this growth. Because of the competitive market for these individuals, we may experience difficulties locating and hiring suitable personnel in the future. As a result of our inability to hire qualified personnel, our growth may be hindered.

Current employees that hold shares of our common stock or options to purchase our common stock may be more likely to leave us following our initial public offering as a result of the establishment of a public market for our common stock. This could lead to increased employee turnover. In addition to the wage pressures inherent in this environment, the cost of training new employees amid the turnover rates may cause added pressure on our operating margins. Further, because our staff is limited, and because we cannot precisely predict the demand for our membership services on a day to day basis, unusually high demand for our membership services at a particular day and time may impede our ability to provide timely medical care to our members. If we are unable to serve our members on a timely basis, our reputation and business could be harmed.

Risks Related to Regulation

Federal or state health care reform laws could adversely affect our operating results and financial condition.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act. This culmination of a year-long legislative process will likely have a significant impact on the health care delivery system. Much of that impact, specifically as related to the delivery of health care services, is unknown.

The Patient Protection and Affordable Care Act, among other things, sets out a plan for a type of universal health care coverage. A number of states, including California, Colorado, Connecticut,

Massachusetts, New York, and Pennsylvania, are also contemplating significant reform of their health insurance markets. Other states have mounted legal challenges to the implementation of certain aspects of the health care reform bill in their respective states. The Patient Protection and Affordable Care Act, along with possible changes at the state level, will affect both public programs and privately-financed health insurance arrangements. Both the new federal law and the state proposals will increase the number of insured persons by expanding the eligibility levels for public programs and compelling individuals and employers to purchase health coverage. At the same time, these laws seek to reform the underwriting and marketing practices of health plans. These laws could further increase pricing pressure on existing commercial payers. As a result, commercial payers may likely seek to lower their fees for the membership services we provide. The state proposals are still being debated in various legislatures and the legal challenges to the Patient Protection and Affordable Care Act are in their earliest stages.

Given the recent enactment of the Patient Protection and Affordable Care Act, and taking into account proposed state reforms and possible legal challenges, we cannot predict how our business will be affected by the full implementation of these and future actions. The Patient Protection and Affordable Care Act, in connection with state initiatives, may increase our costs, decrease our revenues, expose us to expanded liability or require us to revise the ways in which we conduct our business, any of which could adversely affect our operating results and financial condition.

We conduct business in a heavily regulated industry, and changes in regulations and violations of regulations may result in increased costs or sanctions.

Our business is subject to extensive federal, state, and, in some cases, local regulation, including the prohibition of business corporations from providing medical care in certain states, state laws that prohibit referral fees and fee splitting, and regulations applicable to insurance companies and organizations that provide health care services. As the health care industry continues to evolve, we anticipate increased regulation. Compliance with these regulatory requirements, as interpreted and amended from time to time, can increase operating costs or reduce revenue and thereby adversely affect the financial viability of our business. Because these laws are amended from time to time and are subject to interpretation, we cannot predict when and to what extent liability may arise. Non-compliance with these laws and regulations could cause us to become the subject of a variety of enforcement or private actions, subject us or our management personnel to fines or various forms of civil or criminal prosecution, and result in negative publicity potentially damaging our reputation, and our relationships with members and consumers in general.

In addition, our business is dependent on the oversight of physicians in certain states in which we operate. Any alleged violation by one or more of our oversight physicians of applicable regulations in the course of their service to us would have a significant impact on our reputation and ability to provide our membership services.

State medical, insurance, and pharmacy regulatory authorities may attempt to regulate our business.

Our business model differs from those of many of our competitors, and thus may be viewed as disruptive to the health care industry. State regulatory boards and organizations may determine that one or more of our services are or should be subject to regulations governing health insurance companies or pharmaceutical providers. If this happens, we would be required to comply with regulations that would extensively cover operations, including scope of benefits, rate formulas, delivery commissions, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing, and advertising. Should these regulatory bodies decide that these regulations apply to our business model, compliance with these regulations would be costly and could have a material adverse effect on our business and limit our operations.

If we become subject to state insurance regulation, the cost of compliance would likely have a material effect on our financial position.

We market and sell our membership services without the need for an insurance license by any federal, state or local regulatory licensing agency or commission. By contrast, companies that provide insurance benefits and operate health maintenance organizations, or HMOs, and preferred provider organizations, or PPOs, are regulated by state licensing agencies and commissions. These regulations extensively cover operations, including scope of benefits, rate formulas, delivery systems, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing, and advertising. Several states have enacted laws and regulations governing discounted membership programs and those states and additional states may, in the future, determine that our membership programs are subject to governmental regulation, which may adversely affect or limit our future operations. Compliance with these statutes and regulations may be costly and may limit our operations. The cost of complying with these laws and regulations would likely have a material effect on our results of operations and financial position.

Government regulation of health insurance, health care coverage and health membership plans is a changing area of law and varies from state to state. The sale of insurance products and the licensing of insurance brokers and agents are subject to regulation and supervision, predominantly by state authorities. While the scope of regulation and form of supervision may vary from state to state, insurance laws relating to the sale of insurance products and licensing of insurance brokers and agents are often complex and generally grant broad discretion to supervisory authorities in adopting regulations. States have broad powers over the granting, renewing, and revoking of licenses and approvals, marketing activities, and the receipt of commissions. Although we are not an insurance company, various state or federal regulatory authorities that regulate insurance companies may attempt to assert regulatory authority over us. If we are unsuccessful in contesting such assertion, we would be subject to insurance laws and regulations and the cost of complying with these additional laws and regulations would likely have a material effect on our financial position. We may also be limited in how we market and distribute our membership programs as a result of these additional laws and regulations.

If we become subject to state pharmacy regulation, the cost of compliance would likely have a material effect on our financial position.

In some of the states in which we operate, we provide drugs for use or consumption by our members in quantities necessary to meet the members’ immediate needs without the need for a pharmacy license from any federal, state or local regulatory licensing agency or commission. States may, in the future, determine that such distribution of drugs to a member is subject to governmental regulation, which may adversely affect or limit our future operations. Compliance with these statutes and regulations may limit our operations. The cost of complying with these laws and regulations would likely have a material effect on our business model and financial position.

Changes in state regulations of physician supervision of nurse practitioners and delegations of prescriptive authority maybe harm our business.

Our business relies on NPs to address our members’ medical care needs. We rely on physicians to supervise and delegate prescriptive authority to NPs. Some of the states in which we operate also have laws which govern physician supervision of NPs. Because these laws are amended from time to time and are subject to interpretation, we cannot predict when and to what extent a change in the law, including state medical licensing regulations, related to physicians and/or NPs may affect our business model. Unanticipated changes to laws which restrict where and how a physician can delegate prescriptive authority, physician supervision of NPs, or another area could adversely affect our business.

We may be subject to privacy and data protection laws governing the transmission, security, and privacy of health information which may impose restrictions on technologies and subject us to penalties if we are unable to fully comply with such laws.

Numerous federal, state and international laws and regulations govern the collection, use, disclosure, storage and transmission of patient-identifiable health information. For example:

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HIPAA and its implementing regulations were enacted to ensure that employees can retain and at times transfer their health insurance when they change jobs and to simplify health care administrative processes. The enactment of HIPAA also expanded protection of the privacy and security of personal medical data and required the adoption of standards for the exchange of electronic health information. Among the standards that the Secretary of Health and Human Services has adopted pursuant to HIPAA are standards for electronic transactions and code sets, unique identifiers for providers, employers, health plans and individuals, security and electronic signatures, privacy, and enforcement. Failure to comply with HIPAA could result in fines and penalties that could have a material adverse effect on us.

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The federal Health Information Technology for Economic and Clinical Health Act, or HITECH Act, enacted as part of the American Recovery and Reinvestment Act of 2009, also known as the Stimulus Bill, effective February 22, 2010, sets forth health information security breach notification requirements and increased penalties for violation of HIPAA. A week after the effective date, covered entities and business associates were required to submit reports to the U.S. Department of Health and Human Services, or HHS, of any breaches that occurred during the last quarter of 2009. The HITECH Act requires patient notification for all breaches, media notification of breaches of over 500 patients, and at least annual reporting of all breaches to the Secretary of HHS. The HITECH Act also replaced the prior penalty system of one tier of penalties of $100 per violation and an annual maximum of $25,000 with a 4-tier system of sanctions for breaches. Penalties now range from the original $100 per violation and an annual maximum of $25,000 for the first tier to a fourth-tier minimum of $50,000 per violation and an annual maximum of $1.5 million for the identical violation. On July 14, 2010, the Office for Civil Rights of the U.S. Department of Health and Human Services, or OCR, published proposed regulations in the Federal Register to implement the HITECH Act revisions. Failure to comply with HITECH could result in fines and penalties that could have a material adverse effect on us.

•	Other federal and state laws restricting the use and protecting the privacy and security of patient information may apply, many of which are not preempted by HIPAA.

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Federal and state consumer protection laws are being applied increasingly by the United States Federal Trade Commission, or FTC, and states’ attorneys general to regulate the collection, use, storage, and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of website content.

We are required to comply with federal and state laws governing the transmission, security, and privacy of patient identifiable health information that we may obtain or have access to in connection with the provision of our services. Due to the recent enactment of HITECH, we are not able to predict the extent of the impact on our business. Our failure to comply may result in criminal and civil liability because the potential for enforcement action against business associates is now greater. Enforcement actions can be costly and interrupt regular operations which may adversely affect our business.

In addition, numerous other federal and state laws protect the confidentiality of patient information as well as employee personal information, including state medical privacy laws, state social security number protection laws, and federal and state consumer protection laws. These various laws in many cases are not preempted by the HIPAA rules and may be subject to varying interpretations by the courts and government agencies, creating complex compliance issues for us and our customers and potentially exposing us to additional expense, adverse publicity and liability.

If state regulatory authorities or other parties successfully assert that we are engaged in the corporate practice of medicine, we could be subject to penalties and could be required to restructure or terminate the applicable contractual arrangements.

Some states in which we do business have corporate practice of medicine laws which prohibit us from employing physicians and practicing medicine for a profit. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We attempt to structure our relationships with the physicians in a manner that we believe keeps us from engaging in the corporate practice of medicine. Nevertheless, state regulatory authorities or other parties could assert that our relationships with physicians violate these laws.

If such a claim were successfully asserted, we could be subject to civil, and perhaps criminal, penalties, and could be required to restructure or terminate the applicable contractual arrangements. Our inability to successfully restructure our relationships to comply with these statutes could jeopardize our business and results of operations.

Risks Related to Intellectual Property

Our failure to adequately protect our intellectual property could have an adverse effect on our business.

Intellectual property is important to our success. We rely upon confidentiality procedures and contractual provisions to protect our business, member information, proprietary technology, and brand. Our general policy is to enter into confidentiality agreements with our employees and consultants, and nondisclosure agreements with all other parties to whom we disclose confidential information. We have obtained registered trademarks from the United States Patent and Trademark Office for our “WhiteGlove House Call Health” brand. We may apply for legal protection for certain of our other intellectual property in the future. These trademarks and any additional legal protection we may obtain in the future may be challenged by others or invalidated through administrative process or litigation. As a result, our means of protecting our proprietary technology and brands may be inadequate. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Any such infringement or misappropriation could have a material adverse effect on our business, financial condition, and results of operations.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at other health care companies, including competitors or potential competitors. We could in the future be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using information that is essential to our products and processes, if such information is found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. Even if we are successful in defending against these claims, such litigation could result in substantial costs and be a distraction to our employees and management.

Our current intellectual property rights may not adequately protect our products.

Our ability to compete effectively will depend, in part, on our ability to maintain the proprietary nature of our technology and proprietary processes. We rely on know-how, trade secrets, trademarks, and contractual provisions to establish and protect our intellectual property rights. These legal means, however, afford only limited protection and may not adequately protect our rights. We rely primarily on trade secrets, know-how, and other unpatented technology and proprietary processes, which are difficult to protect. Although we seek such protection in part by entering into confidentiality agreements with our vendors, employees, consultants, and others who may have access to proprietary information, we cannot be certain that these agreements will not be breached, adequate remedies for any breach would be available or our trade secrets, know-how, and other unpatented proprietary processes will not otherwise become known to or be independently developed by our competitors. If we are unsuccessful in protecting our intellectual property rights, sales of our memberships may suffer and our ability to generate revenue could be severely impacted.

Legal proceedings to assert our intellectual property rights could require us to spend money and could impair our operations.

In the event that a competitor infringes upon our intellectual property rights, enforcing these rights may be costly, difficult, and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our intellectual property rights against challenge could be expensive and time-consuming and could divert our management’s attention from our primary business. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents or other intellectual property rights against a challenge. If we are unsuccessful in enforcing and protecting our intellectual property rights and protecting our products, it could harm our business, results of operations and financial condition.

Risks Related to Auction Process

Some bids made at or above the initial public offering price may not receive an allocation of shares.

The placement agents may require that bidders confirm their bids before the auction for this offering closes. If a bidder is requested to confirm a bid and fails to do so within a required time frame, that bid may be rejected and may not receive an allocation of shares even if the bid is at or above the initial public offering price. Further, if the auction process leads to a pro rata reduction in allocated shares and a rounding down of share allocations pursuant to the rules of the auction, a bidder may not receive any shares in this offering despite having bid at or above the initial public offering price. In addition, we, in consultation with the placement agents, may determine, in our sole discretion, that some bids that are at or above the initial public offering price are manipulative of or disruptive to the bidding process, not creditworthy, or otherwise not in our best interest, in which case such bids may be rejected or reduced. For example, in previous transactions for other issuers in which the auction process was used, WR Hambrecht + Co has rejected or reduced bids when WR Hambrecht + Co, in its sole discretion, deemed the bids not creditworthy or had reason to question the bidder’s intent or means to fund its bid. In the absence of other information, the placement agents or a participating dealer may assess a bidder’s creditworthiness based solely on the bidder’s history with the placement agents or a participating dealer. WR Hambrecht + Co has also rejected or reduced bids that it deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Other conditions for valid bids, including eligibility and account funding requirements of participating dealers, may vary. As a result of these varying requirements, a bidder may have its bid rejected by a placement agent or a participating dealer while another bidder’s identical bid is accepted.

Potential investors may receive a full allocation of the shares they bid for if their bids are successful and should not bid for more shares than they are prepared to purchase.

If the initial public offering price is at or near the clearing price for the shares offered in this offering, the number of shares represented by successful bids will equal or nearly equal the number of shares offered by this prospectus. Successful bidders may therefore be allocated all or nearly all of the shares that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of shares of our common stock that they are willing and prepared to purchase.

Our stock price could decline rapidly and significantly following our initial public offering.

Our initial public offering price will be determined by an auction process conducted by us and our placement agents. We believe this auction process will provide information about the market demand for our common stock at the time of this offering. However, this information may have no relation to market demand for our common stock once trading begins. We expect that the bidding process will reveal a clearing price for shares of our common stock offered in the auction. The auction clearing price is the highest price at which all of the shares offered, including shares subject to the placement agents’ over-allotment option, may be sold to potential investors. Although we and our placement agents may elect to set the initial public offering price below the auction clearing price, we may also set an initial public offering price that is equal to the clearing price. If there is little or no demand for our shares at or above the initial public offering price once trading begins, the price of our shares would likely decline following this offering. In addition, the auction process may lead to more stock price volatility or a stock price decline after the initial sales of our stock in this offering, which could lead to class action or securities litigation that would be expensive, time-consuming, and distracting to our management team. If your objective is to make a short-term profit by selling the shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

The auction process for our public offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The auction process for our initial public offering may result in a phenomenon known as the “winner’s curse.” At the conclusion of the auction, bidders that receive allocations of shares in this offering (successful bidders) may infer that there is little incremental demand for our shares above or equal to the initial public offering price. As a result, successful bidders may conclude that they paid too much for our shares and could seek to immediately sell their shares to limit their losses should our stock price decline. In this situation, other investors that did not submit successful bids may wait for this selling to be completed, resulting in reduced demand for our common stock in the public market and a significant decline in our stock price. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in our common stock shortly after our offering.

The auction process for our initial public offering may result in a situation in which less price sensitive investors play a larger role in the determination of our offering price and constitute a larger portion of the investors in our offering, and, therefore, the offering price may not be sustainable once trading of our common stock begins.

In a typical initial public offering, a majority of the shares sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with initial public offerings. These professional investors typically have access to, or conduct their own independent research and analysis regarding investments in initial public offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price when participating in our auction process. Because of our auction process, these less price sensitive investors may have a greater influence in setting our initial public offering price and may have a higher level of participation in our offering than is normal for initial public offerings. This, in turn, could cause our auction process to result in an initial public offering price that is higher than the price professional investors are willing to pay for our shares. As a result, our stock price may decrease once trading of our common stock begins. Also, because professional investors may have a substantial degree of influence on the trading price of our shares over time, the price of our common stock may decline and not recover after our offering. Furthermore, if our initial public offering price is above the level that investors determine is reasonable for our shares, some investors may attempt to short sell the stock after trading begins, which would create additional downward pressure on the trading price of our common stock.

Our initial public offering price may have little or no relationship to the price that would be established using traditional valuation methods, and therefore, the initial public offering price may not be sustainable once trading begins.

We may set the initial public offering price near or equal to the auction clearing price. The offering price of our shares is ultimately determined by negotiation between the placement agents and us after the auction closes and may have little or no relationship to, and may be significantly higher than, the price that otherwise would be established using traditional indicators of value, such as our assets, current earnings or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. As a result, our initial public offering price may not be sustainable once trading begins, and the price of our common stock may decline.

Risks Related to this Offering and Ownership of our Common Stock

An active trading market for our common stock may not develop.

Prior to this offering, there has been no public market for our common stock. We intend to apply for listing on the NYSE Amex, but an active trading market for our shares may never develop or be sustained following this offering. Accordingly, you may not be able to sell your shares quickly or at the market price if trading in our stock is not active.

Market volatility may cause our stock price and the value of your investment to decline.

The initial public offering price for our common stock will be determined through an auction conducted by the placement agents. The initial public offering price may be higher than the trading price of our common stock after the closing of this offering. You may not be able to sell your common stock at or above the initial public offering price and could lose all or part of your investment.

We expect that the price of our common stock will fluctuate substantially, as the market price for the common stock after this offering will be affected by a number of factors, including:

•	variations in our operating results;

•	variations in operating results of similar companies;

•	marketing and advertising initiatives by us or our competitors;

•	the receipt, denial or timing of regulatory approvals of our services in new jurisdictions;

•	changes in policies, regulations, procedures or programs affecting health care providers and the overall cost of health care in the United States;

•	ability of our services to achieve market success;

•	our ability to enhance our sales and marketing capabilities;

•	the success of any collaborations we may undertake with other companies;

•	the success of our expansion into new markets;

•	announcements of technological innovations or advancements, new products, services or service enhancements, strategic alliances or agreements by us or our competitors;

•	sales of common stock or other securities by us or our stockholders in the future;

•	additions or departures of key management personnel;

•	threatened or actual litigation;

•	disputes or other developments relating to medical malpractice or other litigation matters;

•	trading volume of our common stock;

•	changes in earnings estimates or recommendations by securities analysts, failure to obtain analyst coverage of our common stock or our failure to achieve analyst earnings estimates;

•	developments in our industry; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

These broad market fluctuations may continue and could harm our stock price. Following periods of volatility in the market price of a company’s securities, stockholders have occasionally instituted class action securities litigation against those companies. Class action securities litigation, if instituted against us, could result in substantial costs and a diversion of our management resources, which could significantly harm our business.

Securities analysts may not initiate coverage for our common stock or may issue negative reports, and this may have a negative impact on the market price of our common stock.

Securities analysts may elect not to provide research coverage of our common stock after the completion of this offering. The lack of research coverage may adversely affect the market price of our common stock. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. It may be difficult for companies such as ours, with smaller market capitalizations, to attract securities analysts that will cover our common stock. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our stock.

Our directors, executive officers and principal stockholders and their respective affiliates will continue to have substantial control over us after this offering and could delay or prevent a change in corporate control.

After this offering, our directors, executive officers, and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, approximately 65.8% of our outstanding common stock, assuming no exercise of the placement agents’ over-allotment option. As a result, these stockholders, acting together, will continue to have substantial control over the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, will continue to have significant influence over the management and affairs of our company. Accordingly, this concentration of ownership may have the effect of:

•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We have not paid dividends in the past and do not expect to pay dividends in the future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements, and other factors our Board of Directors may deem relevant. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

Anti-takeover provisions in our certificate of incorporation, bylaws and Delaware law could prevent or delay a change in control of our company.

Provisions in our certificate of incorporation and bylaws, which will be effective upon the closing of this offering, as well as provisions of Delaware law, may discourage, delay or prevent a merger, acquisition or change of control. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. These provisions:

•	provide for a staggered Board of Directors;

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permit our Board of Directors to issue shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

•	provide that the authorized number of directors may be changed only by resolution of the Board of Directors;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

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do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

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provide that special meetings of our stockholders may be called only by the chairperson of the Board of Directors, our Chief Executive Officer or President (in the absence of a Chief Executive Officer), or by the Board of Directors; and

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provide that stockholders will be permitted to amend our bylaws only upon receiving at least sixty-six and two-thirds percent of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which imposes a special voting requirement for the approval of certain business combinations and related party transactions between Delaware public corporations and affiliated shareholders. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that they may occur, may depress the market price of our common stock.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that substantial sales may be made, could cause the market price of our common stock to decline. The lock-up agreements to be delivered by the selling stockholders and our executive officers, directors, and certain of our stockholders provide that the placement agents, in their sole discretion, may release those parties, at any time, or from time to time, and without notice, from their obligation not to dispose of shares of common stock for a period of 180 days after the date of this prospectus. WR Hambrecht + Co does not have any pre-established conditions to waiving the terms of the lock-up agreements, and any decision by them to waive those conditions would depend on a number of factors, which may include market conditions, the performance of the common stock in the market, and our financial condition at that time.

Based on the number of shares of common stock outstanding as of March 31, 2011, upon completion of this offering, 12,837,486 shares of our common stock will be outstanding, assuming no exercise of the placement agents’ over-allotment option and no exercise of options. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. The remaining 10,337,486 shares of common stock, or 80.53% of our outstanding shares after this offering, are subject to restrictions on resale under securities laws and are held by existing stockholders who are subject to lock-up agreements with the placement agents which, subject to specified exceptions, prohibit the sale of such shares for 180 days after the date of this prospectus, as described under “Lock-up Agreements.” These shares may be sold in the near future as set forth below:

Number of shares and percentage of total outstanding	Date available for sale into public market
no shares	Immediately after this offering.

10,337,486 shares, or 80.53%	At various dates more than 180 days after the date of this prospectus.

As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. Any substantial sale of common stock pursuant to any resale registration statements or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

We intend to file a registration statement on Form S-8 to register the shares subject to outstanding options or reserved for issuance under our stock option plans. The registration statement will become effective when filed, and, subject to applicable lock-up agreements, these shares may be resold without restriction in the public marketplace. For a more detailed description, please see the section of this prospectus entitled “Shares Eligible for Future Sale.”

Raising additional capital by issuing securities may cause dilution to existing stockholders or restrict our operations.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. Any of these events could have a material adverse effect on our business, financial condition, and results of operations.

New investors in our common stock will experience immediate and substantial dilution after this offering.

If you purchase shares of our common stock in this offering, you will experience immediate dilution of $8.88 per share based on the mid-point of the range on the cover page of this prospectus because the price that you pay will be substantially greater than the adjusted pro forma net tangible book value per share of common stock that you acquire. This dilution is due in large part to the fact that many of our earlier investors paid substantially less than the price of the shares being sold in this offering when they purchased their shares of our capital stock. If outstanding options to purchase our common stock are exercised, you will experience additional dilution. See the section entitled “Dilution” in this prospectus for a more detailed description of this dilution.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to divert attention from the development and expansion of our business to devote substantial resources and time to new compliance initiatives.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We are working with our independent legal and accounting advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate control, internal audit, disclosure controls, and procedures and financial reporting and accounting systems, including requirements under the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act. We will incur costs associated with our public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the securities exchange on which our stock trades. We will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our Board of Directors, our board committees or as executive officers.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the fiscal year ending December 31, 2012, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. Our compliance with Section 404 will require that we incur substantial expense and expend significant management time on compliance-related issues.

Our failure to establish and maintain effective internal control over financial reporting could adversely affect our operations, financial position and lower our stock price.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting that provides reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements in accordance with United States generally accepted accounting principles. The adequacy of our internal control over financial reporting must be assessed by management each year commencing with the year ended December 31, 2012. We do not currently have comprehensive documentation of our internal control over financial reporting, nor do we document our compliance with Section 404 of the Sarbanes-Oxley Act. Furthermore, we have not tested our internal control over financial reporting in accordance with Section 404.

The changes necessary to be compliant with Section 404 will require us to make significant changes in our current controls and procedures. If we are unable to implement the controls and procedures required by Section 404, we might not be able to certify, and our independent registered public accounting firm might not be able to report on, the adequacy of our internal control over financial reporting. If we are unable to maintain effective internal control over financial reporting, we might be unable to report our financial information on a timely basis and might suffer adverse regulatory consequences or violate NYSE Amex listing standards. There could also be negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. In addition, if we are unable to implement the controls and procedures required by Section 404 effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion from our independent registered public accounting firm.

In connection with the preparation of our consolidated financial statements for the year ended December 31, 2010, we and our independent auditors identified a material weakness relating to our internal control over the financial reporting process and information technology. We are currently in the process of developing remediation plans related to these material weaknesses. If we are unable to remediate these material weaknesses, or identify additional material weaknesses, we will be unable to assert that our internal controls are effective.

We have broad discretion in the use of the net proceeds from this offering, and we may not use these proceeds effectively.

The net proceeds from this offering will be used, as determined by management in its discretion, for the repayment of approximately $2.5 million in debt, expansion of our business to new metropolitan markets, and general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses, cause the price of our common stock to decline or impact member services.

Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our ultimate use of these proceeds may vary substantially from their currently intended use. Stockholders may not agree with such uses, and the net proceeds may be used in a manner that does not increase our operating results or market value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding our revenue, expenses, sales, and operations;

•	anticipated trends and challenges in our business and the markets in which we operate;

•	our ability to compete in our industry and innovation by our competitors;

•	our ability to attract and retain individual, employer and private health insurance provider members;

•	our ability to anticipate market needs or develop new or enhanced services to meet those needs;

•	our ability to manage growth and to expand our infrastructure;

•	our ability to establish and maintain intellectual property rights;

•	our ability to manage expansion into new geographic markets;

•	our ability to hire and retain key personnel;

•	our expectations regarding the use of proceeds from this offering;

•	our ability to successfully identify, manage, and integrate any potential acquisitions; and

•	our anticipated cash needs and our estimates regarding our capital requirements, and our need for additional financing.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.

You should refer to the section of this prospectus entitled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We do not undertake to update any of the forward-looking statements after the date of this prospectus, except to the extent required by applicable securities laws.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 2,500,000 shares of common stock in this offering will be approximately $24,500,000, based upon an assumed initial public offering price of $11.00 per share and after deducting estimated placement agency fees and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders pursuant to the exercise of the over-allotment option by the placement agents.

The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock, facilitate future access to public equity markets, increase awareness of our company among potential customers, expand into new metropolitan markets, broaden our scope of care, and improve our competitive position.

We expect to use the net proceeds from this offering for the repayment of approximately $2.5 million in debt, expansion of our business to new metropolitan markets and for general corporate purposes. In addition, we may use a portion of the net proceeds from this offering to acquire equipment, technologies or businesses, although we currently have no commitments or agreements relating to any of these types of transactions. We believe that the net proceeds from this offering, our existing cash resources and interest on these funds will be sufficient to meet our projected operating requirements through the end of 2012.

While we have estimated the particular uses for the net proceeds to be received upon the completion of this offering, we cannot specify these uses with certainty. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending these uses, we plan to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund the development and expansion of our business.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and expansion of our business, and therefore we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010:

•	on an actual basis;

•	on a pro forma basis to reflect the sale of 2,316,477 shares of Series D Preferred Stock and the repurchase of 463,295 shares of Series C Preferred Stock;

•

on a pro forma basis to reflect the pro forma adjustment reflected above and the net effect of the $2.5 million in aggregate borrowings, the repayment of the $1.0 million long-term debt outstanding at December 31, 2010, the repayment of $2.5 million of our outstanding debt upon the closing of this offering and the conversion of all of our outstanding shares of Series A, Series A-1, Series B-1, Series C, and Series D Convertible Preferred Stock into 10,107,990 shares of common stock upon the closing of this offering; and

•

on a pro forma basis to reflect the pro forma adjustments reflected above and the sale in this offering of 2,500,000 shares of common stock at an assumed initial offering price of $11.00 per share, after deducting $3.0 million in estimated placement agency fees and commissions and estimated offering expenses payable by us.

The information in the following table excludes:

•	197,164 shares of Common Stock issuable upon exercise of warrants outstanding as of December 31, 2010, at an exercise price of $2.1961 per share;

•

1,345,416 shares and 1,388,249 shares of common stock issuable upon exercise of options outstanding as of December 31, 2010 and March 31, 2011, respectively, at a weighted average exercise price of $0.25 per share and $0.28 per share, respectively; and

•	750,000 shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan, which we plan to implement before the completion of this offering.

You should read the information below in conjunction with the financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of December 31, 2010
	Actual	Proforma Series D Issuance Series C Repurchase	Proforma Series D Issuance Series C Repurchase Debt Issuance Debt Repayment Conversion of all Preferred Stock	Proforma Series D Issuance Series C Repurchase Debt Issuance Debt Repayment Conversion of all Preferred Stock and Offering
	Audited		(Unaudited)
Cash and cash equivalents	$4,235,000	$11,970,000	$10,970,000	$35,470,000

Long-term debt, net of current portion	1,000,000	1,000,000	—	—
Convertible preferred stock, $0.01 par value:
8,614,346 shares authorized and 8,254,808 shares issued and outstanding, actual; 10,930,823 authorized and 10,107,990 issued and outstanding, pro forma Series D issuance and Series C repurchase; and 10,930,823 authorized and no shares issued and outstanding pro forma conversion of all Preferred Stock; and 5,000,000 shares authorized and no shares issued and outstanding proforma Offering	83,000	102,000	—	—
Common stock, $0.01 par value:
13,111,596 shares authorized and 193,496 shares issued and outstanding, actual; 15,903,073 shares authorized and 193,496 issued and outstanding, pro forma Series D issuance and Series C repurchase; 10,301,486 shares issued and outstanding pro forma conversion of all Preferred Stock; and $0.0001 par value: 35,000,000 shares authorized and 12,837,486 shares issued and outstanding proforma Offering	2,000	2,000	104,000	1,000
Additional paid-in capital	14,040,000	21,756,000	21,756,000	46,359,000
Accumulated deficit	(11,533,000)	(11,533,000)	(11,533,000)	(11,533,000)

Total stockholders’ equity	2,592,000	10,327,000	10,327,000	34,827,000

Total capitalization	$3,592,000	$11,327,000	$10,327,000	$34,827,000

DILUTION

Our net tangible book value, which we have defined as our total tangible assets less total liabilities, as of December 31, 2010 was $2.6 million, or $13.40 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities and divided by the total number of shares of common stock outstanding, including shares of common stock issued upon the conversion of all outstanding shares of our convertible preferred stock upon the completion of this offering. Dilution in pro forma net tangible book value per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 2,500,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $11.00 per share, the mid-point of the range set forth on the cover page of this prospectus, and after deducting the estimated placement agency fee and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2010 would have been $27.1 million, or $2.12 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.87 per share to existing stockholders and an immediate dilution of $8.88 per share to new investors in our common stock. The following table illustrates this dilution on a per share basis:

Historical net tangible book value per share as of December 31, 2010		$13.40

Assumed initial public offering price per share		$11.00
Pro forma net tangible book value per share as of December 31, 2010, before giving effect to this offering	$0.25
Increase in pro forma net tangible book value per share attributable to this offering	$1.87

Pro forma as adjusted net tangible book value per share after giving effect to this offering		2.12

Dilution per share to new investors in this offering		$8.88

A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $0.18 per share and the dilution in pro forma as adjusted net tangible book value to new investors by $0.82 per share, assuming the number of shares offered by us as set forth on the cover of this prospectus remains the same and after deducting the estimated placement agency fee and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2011 and after giving effect to the offering, based on an assumed initial public offering price of $11.00 per share, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	10,337,486	80.5%	$22,532,000	45.0%	$2.18
New investors	2,500,000	19.5	27,500,000	55.0	11.00

Total	12,837,486	100.0%	$50,032,000	100.0%	$13.18

A $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share would increase or decrease, respectively, total consideration paid by new investors and total consideration paid by all stockholders by approximately $2.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

If the placement agents exercise their option to purchase additional shares of our common stock from the selling stockholders in full, our existing stockholders would own 77.5% and our new investors would own 22.5% of the total number of shares of our common stock outstanding after this offering.

The number of shares of common stock outstanding in the table above assumes:

•	no exercise of the placement agents’ over-allotment option to purchase shares from the selling stockholders;

•

the conversion of all of our outstanding shares of Series A, Series A-1, Series B-1, Series C, and Series D Convertible Preferred Stock into 10,107,990 shares of common stock upon the closing of this offering;

•	our conversion from a Texas corporation to a Delaware corporation; and

•	the filing of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, which will occur immediately upon the completion of this offering.

The number of shares of common stock to be outstanding after this offering is based on 10,337,486 shares outstanding as of March 31, 2011 and excludes:

•	197,164 shares of common stock issuable upon exercise of warrants outstanding at an exercise price of $2.1961 per share;

•	1,388,249 shares of common stock issuable upon exercise of options at a weighted average exercise price of $0.28 per share; and

•

shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan, which we plan to adopt before the completion of this offering, as described in the section of this prospectus titled “Benefit Plans—2011 Equity Incentive Plan.”

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables summarize the consolidated financial and operating data for the periods indicated. The summary consolidated statement of operations data for the years ended December 31, 2010, 2009, and 2008, and the summary consolidated balance sheet data as of December 31, 2010 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statement of operations data for the period from April 24, 2007 (inception) through December 31, 2007 have been derived from our unaudited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary financial information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, notes thereto, and other financial information included elsewhere in this prospectus.

	Year Ended December 31,			April 24, 2007 (inception) through December 31,
	2010	2009	2008	2007
				(unaudited)
Statement of Operations Data:
Net revenues	$4,010,000	$1,441,000	$321,000	$29,000
Cost of revenues	3,241,000	1,605,000	446,000	96,000

Gross margin	769,000	(164,000)	(125,000)	(67,000)
Operating expenses
Salaries, benefits and other personnel costs	3,496,000	1,852,000	763,000	166,000
Advertising and marketing costs	906,000	553,000	514,000	290,000
Provision for doubtful accounts	135,000	54,000	7,000	—
Depreciation	60,000	14,000	6,000	—
Other general and administrative costs	1,313,000	682,000	419,000	195,000

Total operating expenses	5,910,000	3,155,000	1,709,000	651,000
Loss from operations	(5,141,000)	(3,319,000)	(1,834,000)	(718,000)
Other income (expense)
Interest income	12,000	—	—	—
Interest expense	(350,000)	(164,000)	(19,000)	—

Total other income (expense)	(338,000)	(164,000)	(19,000)	—

Net loss	$(5,479,000)	$(3,483,000)	$(1,853,000)	$(718,000)

Basic and diluted net loss per share	$(38.94)	$(45.81)	$(6.88)	$(0.24)
Weighted average shares outstanding
Basic and diluted	140,712	76,028	269,216	3,000,000
Pro forma basic and diluted net loss per share (unaudited)(1)	$(0.52)	N/A	N/A	N/A
Weighted average number of shares used computing pro forma net loss per share (unaudited)(2)	10,442,198	N/A	N/A	N/A

(1)	Pro forma net loss per share represents net loss divided by the pro forma weighted average shares outstanding, as though the conversion of all of our outstanding shares of Series A, Series A-1, Series B-1, Series C, and Series D Convertible Preferred Stock outstanding as of March 31, 2011 into 10,107,990 shares of common stock occurred on December 31, 2010.
(2)	Pro forma weighted average number of shares outstanding reflects the conversion of our convertible preferred stock as of March 31, 2011 (using the if-converted method) into common stock as though the conversion occurred on December 31, 2010.

	As of December 31,
	2010	2009
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,235,000	$1,701,000
Total assets	5,241,000	2,284,000
Long-term debt, net of current portion	1,000,000	526,000
Total liabilities	2,649,000	1,631,000
Total convertible preferred stock	83,000	60,000
Total stockholders’ equity	2,592,000	653,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

WhiteGlove House Call Health is a leading Service-Driven Healthcare Organization. Founded in 2006 and incorporated in 2007, we believe we are bringing change and innovation to the U.S.’s health care system by lowering health care costs while improving the consumer’s experience. By designing and developing a new service-oriented health care delivery system from the ground up that uses the Internet, social media, advanced technology, a membership-based (subscription) business model, and nurse practitioners, or NPs, we are able to substantially reduce many of the traditional expenses and complexities of other health care delivery systems and give the consumer a very high quality health care experience at a fixed price.

Key Business Metrics

As a Service-Driven Healthcare Organization, we evaluate a number of business metrics to monitor our performance and management of our business. We believe that the following metrics are important indicators of our performance.

	Number of Membership Enrollments As of December 31,
	2010		2009		2008
	Number	% Total	Number	% Total	Number	% Total
Health insurance company members	8,665	50.3%	5,459	65.7%	337	62.2%
Employer members	7,670	44.6%	1,978	23.8%	—	0.0%
Consumer members	878	5.1%	875	10.5%	205	37.8%

Total	17,213	100.0%	8,312	100.0%	542	100.0%

Number of Member Visits
During the Year Ended December 31,
2010	2009	2008
22,150	9,253	1,990

Key Components of Our Results of Operations

Net Revenues

Our net revenues primarily consist of membership fees received and compensation for the services we provide to our members. Members are charged fees in connection with our membership services and the treatment services provided, as follows:

•

Membership fees—All of our members not covered under a capitation agreement, discussed below, are charged a membership fee. The current membership fee varies depending on the membership type. For example, the current membership fee for one consumer MPC Membership is $420 per year. The current membership fee for employer members is $300 per year per person, although we may discount this fee for certain members. Our MCC membership fee is $420 per year per person for one MCC service, $600 per year per person for two MCC services, and $780 per year per person for three or more MCC services.

•

Treatment services—Members are charged a fee for each visit. The treatment services fee for our MPC service is typically $35 for employer and consumer members and varies for members associated with a health insurance company in Texas depending on the member’s designated financial responsibility under their plan with the health insurance company. The treatment services fee for our MCC services is $35 per visit.

In November 2010, we entered into a capitation agreement with Aetna, whereby Aetna pays us a predetermined monthly reimbursement rate for each member of their full risk health insurance plans within our Texas service areas and adjusted based on their members’ utilization of our services. In February 2011, we entered into a similar agreement with Humana.

Our quarterly net revenues and number of new members fluctuate as a result of certain seasonal factors affecting our members. For example, the most significant increases in the number of member visits typically occur in the first and last fiscal quarters as a result of seasonality associated with colds and flu.

Cost of Revenues

Cost of revenues consists primarily of the salaries, benefits, and other personnel costs of our clinical service personnel, transportation costs, medications and medical supplies, and Well-kits provided to our members. These costs are driven by the number of member visits and the total number of members.

Operating Expenses

We classify our operating expenses into the following categories:

Salaries, Benefits, and Other Personnel Costs. Salaries, benefits, and other personnel costs consist of the compensation costs associated with our employees, including base salaries, benefits, bonus compensation and stock-based compensation and amounts paid to our Chief Medical Officer, consultants, and external sales representatives. This excludes any personnel costs associated with clinical service, which are included in cost of revenues.

Advertising and Marketing Costs. Advertising and marketing costs primarily consist of the costs of marketing programs including direct-to-consumer and internet advertising to potential members and marketing materials.

Provision for Doubtful Accounts. Provision for doubtful accounts represents additions recorded to our allowance for doubtful accounts to the extent it is probable that a portion or all of a particular account will not be collected. The provision for doubtful accounts is estimated and recorded primarily by applying our historical collection rates to each customer group.

Depreciation. Depreciation consists of depreciation expense related to our long-lived assets.

Other General and Administrative Costs. Other general and administrative costs primarily consist of fees for professional services, such as legal, recruiting and accounting services, and costs for travel, facilities and other corporate expenses.

Other Income (Expense)

Other income (expense) primarily consists of interest income and interest expense. Interest income represents interest we receive on our cash and cash equivalents. Interest expense includes the amortization of discounts associated with our long-term debt and interest incurred on borrowings under our long-term debt and capital leases.

Consolidated Statements of Operations Data

	Year Ended December 31,
	2010	2009	2008
Statement of Operations Data:
Net revenues	$4,010,000	$1,441,000	$321,000
Cost of revenues	3,241,000	1,605,000	446,000

Gross margin	769,000	(164,000)	(125,000)
Operating expenses
Salaries, benefits and other personnel costs	3,496,000	1,852,000	763,000
Advertising and marketing costs	906,000	553,000	514,000
Provision for doubtful accounts	135,000	54,000	7,000
Depreciation	60,000	14,000	6,000
Other general and administrative costs	1,313,000	682,000	419,000

Total operating expenses	5,910,000	3,155,000	1,709,000
Loss from operations	(5,141,000)	(3,319,000)	(1,834,000)
Other income (expense)
Interest income	12,000	—	—
Interest expense	(350,000)	(164,000)	(19,000)

Total other income (expense)	(338,000)	(164,000)	(19,000)

Net loss	$(5,479,000)	$(3,483,000)	$(1,853,000)

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net Revenues

Our net revenues totaled $4.0 million in 2010, an increase of $2.6 million, or 178.3%, from $1.4 million in 2009. Membership fee revenue represented approximately 79.9% of our revenue in 2010 with the balance of our revenue consisting primarily of fees for treatment services. Membership fee revenue increased $2.1 million, or 192.7%, from 2009 to 2010. This year-over-year increase was primarily the result of increased penetration in all markets that resulted in a 188.3% increase in average new membership enrollments. Revenue from treatment services increased $0.4 million, or 125.9%, from 2009 to 2010 due to a 139.4% increase in the number of member visits, which was caused largely by the increase in our membership base.

Cost of Revenues

Our cost of revenues totaled $3.2 million in 2010, an increase of $1.6 million, or 101.9% from $1.6 million in 2009. Salaries, benefits, and other personnel costs of our clinical service personnel increased $1.1 million, or 94.2%, from 2009 to 2010 primarily as a result of the 100.0% increase in average clinical service personnel headcount. In addition, medication and medical supplies included with our medical visits increased $0.2 million, automobile expenses increased $0.1 million and the expense associated with our Well-kits provided to members increased $0.1 million primarily as a result of the increase in the number of member visits.

Operating Expenses

Salaries, Benefits, and Other Personnel Costs. Our salaries, benefits, and other personnel costs were $3.5 million in 2010, an increase of $1.6 million, or 88.8%, from $1.9 million in 2009. This year-over-year increase was primarily due to additional compensation expense that resulted from the 111.1% increase in average non-clinical service personnel headcount and a $23,000 increase in stock-based compensation costs.

Advertising and Marketing Costs. Our advertising and marketing costs were $0.9 million in 2010, an increase of $0.3 million or 63.8%, from $0.6 million in 2009, primarily as a result of increased advertising and promotion expenditures in 2010 in the Houston market, which was launched in the fourth quarter of 2009.

Provision for Doubtful Accounts. Our provision for doubtful accounts was $135,000 in 2010, an increase of $81,000 from 2009. As a percentage of net revenue, our provision for doubtful accounts decreased from 3.7% in 2009 to 3.4% in 2010 due to the increase in revenue associated with health insurance companies and employer members, which have historically had a higher rate of collection compared to our consumer members.

Depreciation. Our depreciation costs were $60,000 in 2010, an increase of $46,000 from 2009. This increase was primarily the result of depreciation on our 2009 and 2010 capital expenditures of $0.1 million and $0.2 million, respectively.

Other General and Administrative Costs. Our other general and administrative costs were $1.3 million in 2010, an increase of $0.6 million, or 92.5%, from $0.7 million in 2009. This year-over-year increase was primarily due to an increase in legal, recruiting, and accounting professional services as well as additional facilities expense associated with the opening of the Boston and Phoenix service areas, which launched in November 2010 and January 2011, respectively.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net Revenues

Our net revenues totaled $1.4 million in 2009, an increase of $1.1 million, or 348.9%, from $0.3 million in 2008. Membership fee revenue represented approximately 76.0% of our revenue in 2009 with the balance of our revenue consisting primarily of fees for treatment services. Membership fee revenue increased $0.9 million, or 351.4%, from 2008 to 2009. This year-over-year increase was primarily the result of increased penetration in all markets that resulted in a significant increase in new members. Revenue from treatment services increased $0.3 million, or 418.1%, from 2008 to 2009 due to a 365.0% increase in the number of member visits, which was caused largely by the increase in our membership base.

Cost of Revenues

Our cost of revenues totaled $1.6 million in 2009, an increase of $1.2 million, or 259.9% from $0.4 million in 2008. Salaries, benefits, and other personnel costs of our clinical service personnel increased $1.0 million, or 248.6%, from 2008 to 2009 primarily as a result of the 255.6% increase in average clinical service personnel headcount. In addition, medication and medical supplies included in our medical visits increased $0.1 million, automobile expenses increased $0.1 million and the expense associated with our well kits provided to members increased $0.1 million primarily as a result of the increase in the number of member visits.

Operating Expenses

Salaries, Benefits, and Other Personnel Costs. Our salaries, benefits, and other personnel costs were $1.9 million in 2009, an increase of $1.1 million, or 142.7%, from $0.8 million in 2008. This year-over-year increase was primarily due to additional compensation expense that resulted from the 125.0% increase in average non-clinical service personnel headcount.

Advertising and Marketing Costs. Our advertising and marketing costs were $0.6 million in 2009, which remained relatively consistent with 2008.

Provision for Doubtful Accounts. Our provision for doubtful accounts was $54,000 in 2009, an increase of $47,000 from 2008. As a percentage of net revenue, our provision for doubtful accounts increased from 2.2% in 2008 to 3.7% in 2009 due to the increase in revenue associated with consumer members, which have historically had a lower rate of collection compared to our health insurance companies and employer members.

Depreciation. Our depreciation costs were $14,000 in 2009, which remained relatively consistent with the $6,000 of depreciation in 2008.

Other General and Administrative Costs. Our other general and administrative costs were $0.7 million in 2009, an increase of $0.3 million, or 62.8%, from $0.4 million in 2008. This year-over-year increase was primarily due to an increase in legal and recruiting professional services as well as additional facilities expense associated with the expansion of our business and increase in headcount.

Liquidity and Capital Resources

Overview

Since inception, we have primarily financed our operations through the collection of our accounts receivable, issuances of our preferred stock and borrowings under promissory notes. At December 31, 2010, we had cash balances of $4.2 million. We believe that our existing cash balances, together with the amounts we expect to collect from our accounts receivable and the amounts available to us from our existing investors will be sufficient to meet our operating needs for the next twelve months, including working capital requirements, capital expenditures, and debt repayment obligations.

Outstanding Accounts Receivable

We are paid for our services primarily by health insurance companies, employers, and private individuals. As of December 31, 2010 and 2009, our gross accounts receivable was $353,000 and $166,000 respectively, of which approximately 79.7% and 87.8%, respectively, represent amounts due from health insurance companies.

Comparison of Fiscal 2010, 2009 and 2008

	Year Ended December 31,
	2010	2009	2008
Net cash used in operating activities	$(4,832,000)	$(2,788,000)	$(1,677,000)
Net cash used in investing activities	(244,000)	(70,000)	(7,000)
Net cash provided by financing activities	7,610,000	4,112,000	1,959,000

Net change in cash and cash equivalents	$2,534,000	$1,254,000	$275,000

Net Cash Used in Operating Activities

Net cash used in operating activities was $4.8 million, $2.8 million and $1.7 million in the years ended December 31, 2010, 2009 and 2008, respectively.

In 2008, our net loss of $1.9 million included non-cash depreciation of $16,000, non-cash stock compensation expense of $7,000, and other non-cash expenses of $10,000. Our increase in deferred revenue amounts of $112,000 is a result of upfront collection for membership fees and was an important contributor to our cash from operations. Other working capital changes resulted in positive cash flows from operations of $31,000.

In 2009, our net loss of $3.5 million included non-cash depreciation of $23,000, non-cash stock compensation expense of $25,000, non-cash interest of $103,000, and other non-cash expenses of $115,000. Our increase in deferred revenue amounts of $602,000 is a result of upfront collection for membership fees and was an important contributor to our cash from operations. Other working capital changes resulted in negative cash flows from operations of $173,000.

In 2010, our net loss of $5.5 million included non-cash depreciation of $70,000, non-cash stock compensation expense of $48,000, non-cash interest of $235,000, and other non-cash expenses of $135,000. Our increase in deferred revenue amounts of $124,000 is a result of upfront collection for membership fees and was an important contributor to our cash from operations. Other working capital changes resulted in positive cash flows from operations of $35,000.

Net Cash Used in Investing Activities

Net cash used in investing activities was $244,000, $70,000, and $7,000 in the years ended December 31, 2010, 2009, and 2008, respectively, related entirely to capital expenditures. As our business expands, we expect to invest in new computers and software for employees and software development costs to improve our information systems. As we expand our facilities, we intend to purchase furniture and fixtures and invest in leasehold improvements. Our planned capital expenditures are expected to increase in 2011 as a result of the planned expansion into new and existing metropolitan markets and the relocation of our corporate headquarters.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $7.6 million, $4.1 million, and $2.0 million in the years ended December 31, 2010, 2009, and 2008, respectively.

In 2008, we raised $2.0 million, net of issuance costs, through the sale of 1,108,333 shares of Series A preferred stock and 869,100 shares of Series A-1 preferred stock, and repaid $36,000 on borrowings under our line of credit. In 2009, we raised $3.7 million, net of issuance costs, through the sale of 1,746,648 shares of Series B-1 preferred stock, borrowed $0.8 million under promissory notes, and repaid in full our line of credit of $0.3 million. In 2010, we raised $7.4 million, net of issuance costs, through the sale of 2,288,908 shares of Series C preferred stock, borrowed $1.0 million under a promissory note, and repaid in full $0.8 million that was borrowed under promissory notes in 2009.

Off-Balance Sheet Arrangements

As of December 31, 2010, we did not have any off-balance sheet guarantees or arrangements with unconsolidated entities.

Contractual Obligations and Commitments

Our contractual commitments and contingencies will have an impact on our future liquidity. The following table summarizes our contractual obligations that represent material expected or contractually committed future obligations at December 31, 2010:

	Payments Due by Period As Of December 31, 2010
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations(1)	$1,140,000	$120,000	$1,020,000	$—	$—
Capital lease obligations(2)	12,000	12,000	—	—	—
Operating lease obligations(3)	579,000	358,000	186,000	35,000	—
Other obligations(4)	150,000	150,000	—	—	—

Total	$1,881,000	$640,000	$1,206,000	$35,000	$—

(1)	Long-term debt obligations consist of outstanding principal and expected interest payments under our promissory note as of December 31, 2010. These future expected payments include $1.0 million in repayment of principal that is expected to be repaid upon maturity in March 2012 and $140,000 in future interest payments applicable to the outstanding borrowings at an expected interest rate of 12.0% per year through February 2012.
(2)	Capitalized lease obligations consist of future required principal and interest payments.
(3)	Operating lease obligations primarily include future payments related to our facilities, certain vehicles and office equipment under non-cancelable lease agreements.
(4)	Other obligations consist of payments under contract with our Chief Medical Officer.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP and does not require management’s judgment in its application, while in other cases management’s judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Accordingly, actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition

We generate revenue for the services we provide to our members resulting from membership fees and fees charged for our treatment services. Revenue is recognized when there is persuasive evidence of an arrangement, services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

Revenue resulting from membership fees is recognized ratably over the membership period, which ranges from six months to one year. Revenue resulting from treatment services provided to our members is recognized when the services are rendered as the earnings process is substantially complete.

In November 2010, we entered into a capitation agreement with Aetna, whereby Aetna pays us a predetermined monthly reimbursement rate for each member of their full risk health insurance plans within our Texas service areas. Revenue under the capitation arrangement with Aetna is recognized on a monthly basis on a predetermined reimbursement rate for each member and adjusted based on the number of services provided by the company. In February 2011, we entered into a similar agreement with Humana. Revenue under the capitation arrangement with Humana is recognized on a monthly basis on a predetermined reimbursement rate for each member of Humana’s full risk health insurance plans in our Texas service areas.

Stock-Based Compensation

We have one stock-based employee compensation plan. We used the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. We measure the fair value of restricted stock awards at the estimated fair value of the common stock on the date of grant. We recognize compensation expense for both types of awards on a straight-line basis over the requisite service period, net of estimated forfeitures. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. We present excess tax benefits from the exercise of stock options, if any, as financing cash flows.

On each of the grant dates, we granted employees stock options at exercise prices equal to the estimated fair value of the underlying common stock, as determined on a contemporaneous basis by the Board of Directors. To determine the fair value of the common stock, our Board of Directors considered many factors, including:

•	our current and historical operating performance;

•	our expected future operating performance;

•	our financial condition at the grant date;

•	the liquidation rights and other preferences of our preferred stock;

•	input from management;

•	the lack of marketability of our common stock;

•	the potential future marketability of our common stock;

•	the business risks inherent in our stage of development and business; and

•	the market performance of comparable public companies.

In 2010, we conducted a contemporaneous valuation to assist us in the determination of the fair value of our common stock for stock options granted in 2010. Our Board of Directors considered the relevant objective and subjective factors from the valuation that were deemed important in determining the fair value of our common stock.

Accounts Receivable and Allowance for Doubtful Accounts

We are paid for our services primarily by health insurance companies, employers, and private individuals. While our accounts receivable are uncollateralized, our credit risk is limited due to the significance of health insurance companies to our results of operations. Amounts collected from health insurance companies may be different than amounts billed due to client eligibility issues, insufficient or incomplete documentation, and other reasons unrelated to credit risk. We establish our allowance for doubtful accounts to the extent it is probable that a portion or all of a particular account will not be collected. Our provision for doubtful accounts is estimated and recorded primarily by applying our historical collection rates to each payer group. We believe that our recorded allowance for doubtful accounts is sufficient to cover potential losses; however, actual collections in subsequent periods may require changes to our estimates.

Income Taxes

We recognize tax benefits or expenses on the temporary difference between the financial reporting and tax bases of our assets and liabilities. We measure deferred tax assets and liabilities using statutory based tax rates expected to apply to taxable income in the years in which we expect those temporary differences to be recovered or settled. We are required to adjust our deferred tax assets and liabilities in the period in which tax rates or the provisions of the income tax laws change. Valuation allowances are established when necessary to reduce deferred tax assets to the amount for which we believe recovery is more likely than not. We classify interest and penalties associated with uncertain tax positions as a component of income tax expense.

Recent Accounting Pronouncements

New accounting pronouncements or changes in existing accounting pronouncements may have a significant effect on the results of operations, the financial condition, or the net worth of our business operations.

In January 2010, the FASB issued guidance on fair value measurements and disclosures to require new disclosures related to transfers into and out of Levels 1 and 2 of the fair value hierarchy and additional disclosure requirements related to Level 3 measurements. The guidance also clarifies existing fair value measurement disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The additional disclosure requirements are effective for the first reporting period beginning after December 15, 2009, except for the additional disclosure requirements related to Level 3 measurements, which are effective for fiscal years beginning after December 15, 2010. We adopted these provisions effective January 1, 2010, and they did not have a material impact on our disclosures.

In February 2010, the FASB issued an amendment to the guidelines on accounting for subsequent events. The amendment clarifies that an SEC filer is required to evaluate subsequent events through the date that the financial statements are issued, but that SEC filers are not required to disclose the date through which subsequent events have been evaluated. The amendment was effective upon issuance and did not have an impact on our consolidated financial statements.

BUSINESS

Overview

WhiteGlove House Call Health is a leading Service-Driven Healthcare Organization. Founded in 2006 and incorporated in 2007, we believe we are bringing change and innovation to the U.S.’s health care system by lowering health care costs while improving the consumer’s health care experience. By designing and developing a new service-oriented health care delivery system from the ground up that uses the Internet, social media, advanced technology, a membership-based (subscription) business model, and nurse practitioners, or NPs, we are able to substantially reduce many of the traditional expenses and complexities of other health care delivery systems and to give the consumer a very high quality health care experience at a fixed price.

WhiteGlove brings unique innovation to the health care industry in the following ways:

•

Health Care Experience. The WhiteGlove Experience gives its members easy access to an exceptional, service-oriented health care experience, 365 days a year, 8 a.m. to 8 p.m., at a member’s desired location (e.g., home, work, hotel). WhiteGlove’s Mobile Primary Care Membership Service, or MPC, brings primary medical care, certain generic prescription medications, over-the-counter medications, and Well-kits (consisting of chicken soup, crackers, Gatorade, applesauce, cough drops, Kleenex and much more) to its members. WhiteGlove’s Mobile Chronic Care Membership Service, or MCC, brings chronic medical care, certain generic prescription medications, and diagnostic testing to its members.

•

Business Model. WhiteGlove’s business model is different from the traditional fee-for-service reimbursement model that most health care providers rely on. Instead, WhiteGlove is a membership (subscription) based business (like Costco or AAA) with an all-inclusive, fixed visit fee, which brings predictability and certainty to the cost of health care for employers and consumers. WhiteGlove does not file insurance claims for any of the visits or the generic prescription medications prescribed to any of its employer or consumer members that pay us directly for their memberships. This business model is especially attractive to self-insured employers and those consumers on consumer-driven health plans, e.g., high deductible health plans (HDHP) with or without a health savings account (HSA).

•

Customer Acquisition. Most health care providers reactively cater to consumers that walk in or call and request medical care, relying mainly on visit volume and the number of procedures they perform to make their money. WhiteGlove’s growth is being driven by proactively selling directly to employers and quantifying the business value of its Corporate Membership Program to self-insured employers. Like other health care providers, WhiteGlove also has consumers join every day and request medical care.

•

Proprietary Web and Mobile Technology. A significant advantage of WhiteGlove is a reliance on the use of proprietary technology which allows us to deliver a high quality health care experience at a reasonable price point. We believe that the use of technology is a significant departure from how most health care providers function. The company has built, and continues to build, proprietary technology that links together all the constituents with one single integrated technology platform. Specifically, our technology platform links together:

•	our members;

•	the employers;

•	the diagnostic laboratories and pharmacies; and

•	our membership support, clinical, sales, marketing, account management, and back-office billing functions.

This allows us to automate the business and clinical treatment plans, eliminate costs and errors, optimize workflow, deliver unique member value, and erect significant barriers to entry.

We believe we are offering a new innovative delivery system that has the ability to break the health care cost trend in the U.S. unlike the current health care delivery systems, and improve the consumer health care experience and employee productivity. Our innovative business model and our provider network made up of nurse practitioners, together with our significant use of advanced technology, allows us to provide medical care, certain generic medications, and more, at a much lower cost when compared to most health care delivery systems in the U.S.

*	In the health care industry, “provider” generally means physician; for WhiteGlove, “provider” means nurse practitioner.

As of March 31, 2011, we had approximately 459,000 individual, employer, and insurance plan members in seven major metropolitan markets (Austin, TX; Boston, MA; Dallas, TX; Fort Worth, TX; Houston, TX; Phoenix, AZ; and San Antonio, TX), with plans to expand across the U.S. The company’s ultimate objective is to provide a national service to its members giving them the same, consistent, affordable, high quality health care experience across all of the markets we serve. In 2010, more than 99% of our members were within our Texas markets.

WhiteGlove is currently providing medical care to employees and dependents of approximately 100 employers that are paying us directly for the membership fees and approximately 300 employers whose memberships are paid for through our insurance relationships. We have approximately 19,000 individual and employer members. In addition, WhiteGlove has entered into capitation agreements with Aetna and Humana to provide services to approximately 440,000 members of their full risk health insurance plans within our Texas service areas. We also entered into an agreement with UnitedHealthcare to pay for the Mobile Primary Care membership for certain of their insured members in Texas.

WhiteGlove continues to enjoy exceptional feedback and reviews from its members. According to Citysearch.com, as of March 31, 2010, WhiteGlove had more 5-star reviews than any other company in the country. Additionally, WhiteGlove was acknowledged in 2010 by Adaptive Business Leaders (ABL) as one of the three most innovative “Approaches to the Delivery of Health Care” in the country.

WhiteGlove’s Membership Service enrollment grew by triple digit percentages in 2008, 2009, and 2010. WhiteGlove already has more than 2,000 individual and employer members in four of its seven markets today. However, because we continue to expand into new markets, the cost of our expansion negatively impacts the company’s overall profitability. WhiteGlove’s actual consumer and employer Membership Service enrollments at the end of each period are:

As of March 31, 2011, the total number of enrollments presented for 2011 includes members that are enrolled and thereby currently have access to WhiteGlove services, as well as those that have entered into contractual arrangements to begin their enrollments in 2011. The table above does not include 440,000 members from our insurance company relationships.

WhiteGlove is raising capital to continue with its expansion into new metropolitan markets across the U.S., to accelerate its technology advances, and broaden its membership service scope.

History of the Company

Robert Fabbio, the company’s CEO and a serial entrepreneur, founded Tivoli Systems (now, a division of IBM) and Dazel Corporation (now, a division of HP). The common theme in his career is identifying big opportunities and capitalizing on them. Mr. Fabbio devised the concept for WhiteGlove while he was in semi-retirement after a successful career in the high tech industry.

Mr. Fabbio had concluded over lunch that he was too young to retire, but didn’t want to do another high tech venture. He decided he wanted to launch a service business that was focused on a large, messy market that had complex subject matter in which he could leverage his technology background. Essentially, he wanted to focus on a complex, messy service industry that was in need of disruption.

About a month later, Mr. Fabbio had to visit a doctor. Mr. Fabbio experienced the long wait times and inconveniences that frustrate most health care consumers. A 9 a.m. appointment turned into a five hour ordeal between driving around, finding parking, filling out forms, waiting in the waiting room, waiting for the doctor, waiting for labs, waiting to be discharged, driving to the pharmacy, waiting for a prescription, and then going to the grocery store. According to Mr. Fabbio, this experience led him to conclude that his next business would focus on disrupting health care in the U.S.—one of the largest, messiest markets in the world, that has complex subject matter and where there are many areas that could be improved with the use of technology. Mr. Fabbio decided he would deliver health care to the consumer in an affordable way, including medical care, certain prescription medications, foods, beverages, and over-the-counter medications.

To work through the details of disaggregating the entire process of delivering care with the intent of putting it all back together in a highly automated way, Mr. Fabbio turned to his friend Dr. William Rice, M.D., co-founder, to assist him, and the rest is WhiteGlove history.

Industry Overview

U.S. Health Care Macro Trends

The health care market in the United States is enormous. Centers for Medicare & Medicaid Services, or CMS, reported that spending on health care in the U.S. was approximately 17.3% of U.S. gross domestic product, or GDP, in 2009. In 2009, an estimated $2.47 trillion was spent on health care in the U.S., or $8,160 per capita. More money is spent per person on health care in the U.S. than in any other nation in the world, and a greater percentage of total income in the U.S. is spent on health care than in almost any other nation.

Health care costs are rising faster than wages or inflation, and the health care share of GDP is expected to continue its upward trend, reaching 19.5% of GDP by 2017. The magnitude of health care spending is difficult for consumers, employers, insurance companies, and government agencies to address and is causing challenges with their budgets across the board.

Health care is one of the largest expense items for employers, with anticipated increases of 9-12% annually. One in four Americans cannot afford health insurance, even as service satisfaction continues to decline. At the same time, insurance companies are processing an estimated 5 billion claims annually and continue to raise their rates at a rapid pace to offset the increasing cost of health care and the impact of the new health care reform laws.

Most Americans (59.3%) receive their health insurance coverage through an employer (which includes both private as well as civilian public-sector employees) under group coverage. Costs for employer- provided health insurance are rising rapidly. According to a 2007 study by the Kaiser Family Foundation, since 2001, premiums for family coverage increased 78% while wages rose 19% and overall inflation was 17%. Workers with employer-sponsored insurance also pay for a portion of the insurance; in 2007, the average percentage of premium paid by covered workers was 16% for single coverage and 28% for family coverage. In addition to their premium contributions, most covered workers face additional payments when they use health care services, in the form of deductibles and copayments.

For many employers, absorbing health benefit cost increases of this size is simply not an option. Employers utilize a number of strategies to manage health care costs. Examples include switching plan vendors, raising employee contributions, deductibles, co-pays and other employee cost-sharing provisions, implementing wellness and other health promotion incentive plans, and eliminating or reducing retiree medical plans.

Rising Cost of Health Care for Employers

As employers struggle with rising health care costs and a difficult economy, U.S. workers, for the first time in at least a decade, are being asked to shoulder the entire increase in the cost of health benefits on their own.

The average worker with a family plan experienced a 14% premium increase in 2010, pushing the cost to nearly $4,000 a year, according to a survey by the nonprofit Henry J. Kaiser Family Foundation and the Health Research and Educational Trust. That is the largest annual increase since the survey began in 1999 and a marked change from previous years, when employers generally split the rise in the cost of premiums with their employees. The average employer contribution to a family plan did not go up at all in 2010, meaning the entire increase was borne by workers. At the same time, nearly a third of employers reported that they either reduced the scope of benefits they were offering in 2010 or increased the amount that workers must pay out of pocket for their medical care.

Workers saw average copayments for routine office visits increase 10% and deductibles continue their surge upward. According to the Kaiser/HRET Survey of Employer-Sponsored Health Benefits, 2000-2010, in 2010, more than a quarter of American workers with employer-provided health coverage were in plans with deductibles of at least $1,000.

Overall, premium growth slowed slightly in 2010 to 3%, with the average annual cost of a family health plan reaching $13,770. Workers picked up 30% of that bill. The average plan for an individual cost $5,049.

As a result, 15% of employers offering health benefits offered HDHPs in 2010. Among employers with 1,000 or more workers, 34% offer an HDHP in 2010, up from 28% in 2009 and 22% in 2008. An HDHP shifts the initial financial burden for primary and chronic care to the employees and dependents.

Maria Ghazal with the Business Roundtable publically stated, “CEOs cite rising health care costs as the greatest cost pressure on U.S. businesses—where for many employers, spending on health care for both active and retired employees is so high that it is endangering the survival of their organizations, both large and small.”

Primary and Chronic Care Alternatives and Challenges

There are a number of provider delivery/business models available to U.S. employers and consumers for: wellness, primary care (acute), and chronic care. Specifically, the options are: primary care physicians or physician groups, concierge doctors/services, retail clinics, urgent care centers, minor emergency clinics, hospitals, wellness centers, and telemedicine services. Most of those choices do not address the challenges that exist in the health care industry today. Specifically, the health care industry is:

•

Inconvenient. Most health care delivery models have limited hours of access and challenging schedules and force consumers to come to them and suffer through long wait times (while exposed to other patients’ germs). Once a patient is seen by the doctor, then he or she usually also must go to a pharmacy to get medication, which also typically involves a long wait time, go to a grocery store for additional items, and then finally home.

•

Expensive. Most health care delivery models charge for every service they perform, and consumers rarely know what the cost is going to be until they get the bill or the explanation of benefits, which makes these providers fee-for-service businesses where the costs have no bounds.

•

Inefficient and error-prone. According to the Merritt Hawkins 2008 Survey of Primary Care Physicians, over 55% of the physicians surveyed stated that they had overhead costs of between 50-70% of net medical revenue, and another 18% of the physicians surveyed stated that they had overhead costs of between 41-50% of net medical revenue. These overhead costs were primarily for hired staff that employed manual processes to handle billing and claims, insurance coding and processing, supply inventory and replenishment, theft, reimbursement and collections, scheduling, misplaced or lost information, and follow-up with patients. In addition, all the staff personnel and manual processing introduce a higher likelihood of errors.

In order to address these challenges, the existing providers would have to embrace business model, technological, and value network innovation, which for many is difficult to do. Consequently, the existing provider systems are likely to continue to contribute to the problem rather than address the challenges that are inherent in the currently prevailing system.

The Growing Demand for Chronic Care

Primary care physicians and general internists in particular have been at the forefront of managing chronic diseases, providing comprehensive care, and coordinating long-term care. According to the 2009 Almanac of Chronic Disease, more than 133 million Americans have at least one chronic condition, and 45% or 60 million people, have multiple chronic conditions. According to the 2006 Medical Expenditure Panel Survey, it is projected that by the year 2030, an estimated 171 million Americans will have a chronic condition.

Source: Medical Expenditure Panel Survey, 2006

Today, approximately 50% (adding the percents below together) of all Americans have one or more chronic diseases and 28% have two or more chronic diseases.

Number of Chronic Conditions	Total Percentage of All Americans
One	22.3%
Two	11.8%
Three	7.1%
Four	3.9%
Five or more	4.8%
Total	49.9%

Source: Medical Expenditure Panel Survey, 2006

According to the 2009 Almanac of Chronic Disease, in 2007, approximately 77% of U.S. workers have at least one chronic condition, and 55% of workers have more than one chronic condition.

As may be expected, chronic conditions are skewed to the older demographic in the U.S. According to the New England Journal of Medicine, for the Medicare program, 83% of beneficiaries have one or more chronic conditions and 23% have five or more chronic conditions. Within the next decade, the baby boomers will begin to be eligible for Medicare, and by 2030, one-fifth of Americans will be above the age of 65, with an increasing proportion above age 85. According to the Agency for Healthcare Research and Quality, approximately 75% of the 133 million Americans who are currently living with a chronic condition are over the age of 65. Among adults ages 80 and older, 92% have one chronic condition, and 73% have two or more. In 2000, physicians spent an estimated 32% of patient care hours providing services to adults age 65 and older. If current utilization patterns continue, according to the Health Resources and Services Administration, it is expected that by 2020, almost 40% of a physician’s time will be spent treating the aging population.

Declining Numbers of Primary Care Physicians

Family medicine and family physicians play a very important role in the health care system of a country. According to the American Academy of Family Physicians, in the U.S., for example, nearly one in four office visits are made to family physicians. That is 208 million office visits each year-nearly 83 million more than the next largest medical specialty. Today, family physicians provide more care for the U.S.’s underserved and rural populations than any other medical specialist. Family physicians deliver a range of acute, chronic, and preventive medical care services. In addition to diagnosing and treating illness, they also provide preventive care, including routine checkups, health-risk assessments, immunization and screening tests, and personalized counseling on maintaining a healthy lifestyle. Family physicians also manage chronic illness, often coordinating care provided by other sub-specialists.

Statistics show an increasing problem in the U.S. is the shortage of primary care physicians. In the U.S., the number of medical students entering family practice training dropped by 50% between 1997 and 2005. In 1998, half of internal medicine residents chose primary care, but by 2006, over 80% became specialists. A survey by the University of Missouri-Columbia (UMC) and the U.S. Department of Health and Human Services predicts that by 2025 the U.S. will be short 35,000 to 44,000 adult care primary care physicians. According to the AMA’s Physician Characteristics and Distribution in the U.S., 35% of physicians nationwide are over the age of 55. Most will likely retire within the next five to 10 years. If this trend continues, there will not be enough primary care physicians to take care of an aging population with growing incidences of chronic diseases.

This is occurring at a time when there are great changes in the U.S. medical system:

•	payment based on quantity of services delivered, not quality;

•	aging of the population increasing the prevalence and complexity of chronic health conditions, most of which are handled in primary care settings; and

•	increasing emphasis on life-style changes and preventative measures, often poorly covered by health insurance or not at all.

We believe that without primary care, the health care system will become increasingly fragmented, over-specialized, and inefficient, leading to poorer quality care at higher costs.

Increased Reliance on Nurse Practitioners for Primary and Chronic Care

There is rapid adoption of the use of nurse practitioners, or NPs, in the U.S. NPs are registered nurses who are prepared, through advanced education and clinical training, to provide a wide range of preventive and acute health care services to individuals of all ages. NPs complete graduate-level education preparation that leads to a master’s degree. NPs take health histories and provide complete physical examinations; diagnose and treat many common acute and chronic problems; interpret laboratory results and X-rays; prescribe and manage medications and other therapies; provide health teaching and supportive counseling with an emphasis on prevention of illness and health maintenance; and refer patients to other health professionals as needed.

NPs are authorized to practice across the nation and have prescriptive privileges, of varying degrees, in 49 states. The most recent Health Resources and Services Administration Sample Survey report (2008) shows 158,348 NPs in the U.S., an increase of more than 12% over 2004 data.

According to Jan Towers, director of health policy for the American Academy of NPs, about 8,000 NPs are graduating annually. 80% of NPs specialize in primary care, compared to about 35% of the 6,000 certified physician assistants who graduate each year.

NPs are playing a vital and increasing role in providing primary and chronic care to Americans.

Without Innovation, Costs Will Continue to Rise and Quality Will Continue to Suffer

According to Policy Relevant Determinants of Health: An International Perspective, when compared with other developed countries, the U.S. ranked lowest in its primary care functions and lowest in health care outcomes, yet highest in health care spending. We are in great need of innovation that dramatically reverses the current trends. One of the greatest challenges of the health care cost problem is the magnitude and complexity of health conditions, economics, and constituents in the overall system.

One of the great opportunities in health care is to organize its key conditions, economics, and constituents around a service delivery platform that can be measured and managed to both improve service as well as manage cost. Just as FedEx saw an opportunity in the package delivery/logistics market to provide a simple service that improved quality as well as reduced cost, a similar opportunity exists in health care.

We believe that without new service delivery systems that significantly lower and control health care costs while improving the consumer’s health care experience, the U.S. government, employers, and consumers will continue to struggle with the escalating cost of health care. We believe our innovative service delivery system holds great promise in changing health care in the U.S.

Our Business Model

WhiteGlove’s business model departs from the traditional fee-for-service business model most health care providers rely on and is not dependent on reimbursements from health insurance companies, Medicare or Medicaid. As a result, WhiteGlove’s long-term strategy is not to be reliant on relationships with health insurance companies to make money. By contrast, our business model is membership-based (subscription) where a member can enroll or subscribe in one or more Membership Services, whether paid for by the individual or employer. Mobile Primary Care Service, or MPC, membership fees are paid for by employers, individuals, and certain health insurance companies in Texas (Aetna, Humana, and United Healthcare). Mobile Chronic Care Membership Service, or MCC, membership fees are paid for by employers, and individuals. Unlike most other health care providers whose revenue is based on visit volumes, ours is not. Our revenue is driven by membership enrollments. Consequently, when our members request medical care, we are able to give them the time and attention they deserve.

According to our financial model, we estimate that as the number of Membership Service enrollments reaches approximately 2,391 in a new market, we will achieve gross profit breakeven at the market level. According to our model, when the number of Membership Service enrollments reaches 5,058 in a new market, we estimate a positive operating profit margin. At 20,000 Membership Service enrollments in a market, we estimate approximately $761,000 per quarter in gross profit and approximately $530,000 per quarter in operating profits. As the number of Membership Service enrollments increases, the gross profits and operating profits continue to increase. WhiteGlove does not accept Medicare or Medicaid patients. As a result, WhiteGlove is not dependent on Medicare and Medicaid reimbursement rates and is generally not subject to the federal and state rules, regulations, and requirements which govern Medicare and Medicaid program participants.

Market Opportunity

The market opportunity for WhiteGlove is enormous. WhiteGlove is pursuing one of the largest addressable markets in the world—the U.S. health care market—where annual spending was $2.47 trillion in 2009 and is forecasted to reach $4.3 trillion by 2016, according to the National Coalition on Healthcare (NHC). According to U.S. National Center for Health Statistics, 75% of our health care spending is on Americans with chronic conditions with 18-24% of the health care spending on primary/acute care. WhiteGlove is addressing a significant portion of the current $2.47 trillion annual health care spending with its Primary and Chronic Care Membership Services. WhiteGlove is currently providing medical care for four of the top 10 chronic diseases in the U.S. with plans to increase its coverage over time.

WhiteGlove’s primary customer acquisition strategy is to market and sell directly to self-insured employers.

Percentage of Covered Workers in Partially or Completely Self-Funded Plans, by Firm Size, 1999-2010
	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
3-199 Workers	13%	15%	17%	13%	10%	10%	13%	13%	12%	12%	15%	16%
200-999 Workers	51	53	52	48	50	50	53	53	53	47	48	58 *
1,000-4,999 Workers	62	69	66	67	71	78	78	77	76	76	80	80
5,000 or More Workers	62	72	70	72	79	80	82	89	86	89	88	93
ALL FIRMS	44%	49%	49%	49%	52%	54%	54%	55%	55%	55%	57%	59%

*	Estimate is statistically different from estimate for the previous year shown (p<-05).

Note: Due to a change in the survey questionnaire, funding status was not asked of firms with conventional plans in 2006. Therefore, conventional plan funding status is not included in this exhibit for 2006. For definitions of Self-Funded and Fully Insured plans, see the introduction to Section 10 of the Kaiser/HRET Survey of Employer-Sponsored Health Benefits, 1999-2010.

Source: Kaiser/HRET Survey of Employer-Sponsored Health Benefits, 1999-2010.

Over 70% of employers with over 500 employees are self-insured. This represents approximately 48,160,000 employees in the U.S. (70% of the 68,800,000 employed by employers with over 500 employees). Therefore, with an estimated two dependants for each employee, our target market consists of a total of approximately 144,480,000 people (this does not include the self-insured employers with under 500 employees). 70% of employers with 500 or more employees that are self-insured represent an estimated annual Total Available Market, or TAM, of more than $99 billion, of which approximately $74 billion is membership fees, at WhiteGlove’s retail rates. This is WhiteGlove’s target market.

We believe that market demand is significant for any health care provider that provides to consumers and employers the following:

•	easy access to a convenient, high quality, consumer-focused health care experience; and

•	lower health care cost.

We believe that our membership services deliver these objectives.

Our Solution

As a Service-Driven Healthcare Organization, WhiteGlove offers two membership services to its members: Mobile Primary Care and Mobile Chronic Care. WhiteGlove’s Membership Services are designed to lower and cap consumers’ and employees’ health care costs for the services we provide, while giving the consumer an exceptional health care experience. Our Membership Services are available to consumers and employers and are described below.

Mobile Primary Care Membership Services

This Membership Service was launched in August 2007. Members enrolled in WhiteGlove’s MPC service enjoy medical care, delivered by NPs and phlebotomists, that comes to them to address their primary care needs. This service is available when our member isn’t feeling well (Get-well Care) or when our member needs diagnostic tests or a wellness exam (Stay-well Care). Well-kits containing chicken soup, crackers, Gatorade, Kleenex, cough drops, applesauce, and more, together with generic prescription medications, are supplied to our members as part of this service at no additional cost.

Our members use WhiteGlove’s MPC Service to address most of the ailments that are commonly addressed during visits to a primary care doctor’s office, a retail clinic, or a minor emergency center, including:

Primary (Get-Well Care)	Primary (Stay-Well Care)
Ear, Nose, Throat	Lab Work
Skin, Hair, Nail	Vaccines
Respiratory	Physicals
Digestive and Urinary	Screenings

In addition, our members can contact us for lab work, physicals (sports/camp/back-to-school), wellness assessments, and vaccines.

Mobile Primary Care Membership Service Summary:

•	Get-Well Care, Stay-Well Care, vaccines, and diagnostic labs.

•	Typically caps members primary care costs at $35 per visit.

•	Gives members access to medical care 365 days a year, 8 a.m. to 8 p.m. in all of our service areas.

•	Sends nurse practitioners and phlebotomists to members at work or at home to provide medical care.

•	Prescribes and delivers to members certain generic prescription medications at no extra charge.

•	Brings members a well-kit with over-the-counter medications, chicken soup, crackers, Gatorade, Kleenex, cough drops, applesauce, and more.

•	Automatically monitors and detects certain changes to member’s health or chronic diseases.

•	Files no claims against our direct paying member’s health plan for our visits or the generic prescription medications.

•	Gives members on-line access to their medical history, lab results, visit details, bills, and other personal information.

•	Saves members from spending money on gas, parking, tolls, certain prescription medications, over-the-counter remedies, child care, and other incidentals.

With WhiteGlove’s reliance on advanced technology to automate treatment plans, automatically monitor changes to our members’ health, and systematically deliver generic prescription medications to our members, we believe we will be able to increase compliance, improve disease management, and lower overall costs.

Mobile Chronic Care Membership Services

This Membership Service was launched in January 2011. Those members enrolled in WhiteGlove’s MCC service enjoy medical care, delivered by NPs and phlebotomists, that comes to them, phone consultation and follow-up, automated scheduling of phone, in-person, and diagnostic appointments, automated diagnostic test monitoring, and delivery of generic prescription medications. Typical generic prescription medications are supplied to our members as part of this service, at no additional cost.

Our Mobile Chronic Care Membership Services address the following chronic care conditions:

Blood Pressure	Diabetes (Type-2)
Cholesterol	Thyroid

Mobile Chronic Care Membership Service Summary:

•	Proactively manage member’s chronic condition(s).

•	Typically caps chronic care costs at $35 per visit.

•	Gives members access to medical care 365 days a year, 8 a.m. to 8 p.m. in all of our service areas.

•	Sends NPs and phlebotomists to member’s work or home to provide medical care.

•	Prescribes and delivers to members certain generic prescription medications at no extra charge.

•	Automatically schedules in-person or over the phone visits to conform to national standards of care.

•	Automatically monitors and detects certain changes to member’s health or chronic diseases.

•	Files no claims against our direct paying member’s health plan for our visits or the generic prescription medications.

•	Gives members on-line access to their medical history, lab results, visit details, bills, and other personal information.

•	Saves members from spending money on gas, parking, tolls, certain prescription medications, child care, and other incidentals.

WhiteGlove Corporate Membership Program

At the Business Roundtable, a trade association of approximately 160 corporate chief executive officers, CEOs cited rising health care costs as the greatest cost pressure on U.S. businesses. PricewaterhouseCooper estimates that health care costs will increase by 9% in 2011, not including the additional cost associated with health care reform. We believe that those employers that approach health care costs as a business problem and not a human resource problem are able to dramatically lower their health care costs using WhiteGlove.

Under WhiteGlove’s Corporate Membership Program, employers can enroll their employees and dependents in WhiteGlove’s MPC and MCC Services at a discounted price to our retail membership rates to break the trend of increasing health care costs while improving their employees’ productivity.

We help self-insured employers break their health care cost trend because we:

•	cap their medical services and prescription medication costs that are within the scope of our services;

•	do not file insurance claims for any of our visits or the generic prescription medications that we prescribe;

•	eliminate between 68% to 75% of the expensive urgent care and emergency room use for primary care by their employees;

•	reduce the number of times employees are absent from work for medical matters (for themselves or family members); and

•	reduce the likelihood of large unexpected medical expense claims expense incurred by the employer.

This translates into significant savings for both self-insured employers and their employees and dependents.

For years now, employers have worked with benefits brokers to try to lower their health care costs and ultimately break the cost trend. The two most common strategies have been: (1) plan re-designs that shift the cost to their employees, and (2) lower health care utilization by administering wellness programs. Based upon the double digit increases absorbed by employers and their employees over the last 5 years, these strategies appear to be failing. What has been missing is a higher quality, lower cost medical delivery system that will improve the health care experience, and ultimately, break the cost trend for employers and employees. WhiteGlove brings an innovative approach to employers to finally break their health care cost trend and begin to lower overall health care spending for employers, and their employees and dependents. We turn an unpredictable, variable cost for employers into a predictable, affordable, fixed cost for the scope of services we provide. For the employees and their dependents, we offer a cost per visit that is typically fixed at $35. Beyond the cost savings, 99% of the time, our member satisfaction surveys communicate to us that their employees and dependents enjoy an excellent health care experience.

To illustrate the impact WhiteGlove can have on an employer’s cost trend, we have included a case study. An analysis where claims information from a large commercial real estate company was collected where it showed that they spent over $15 million in total medical services and prescription medications in 2009. This was a 32.8% increase per member over the prior year. Continuing on this trend, it is estimated that this company would spend up to $199 million in health care over the next five years.

By contrast, under WhiteGlove’s Corporate Membership Program, this employer has an opportunity to break its health care cost trend and reduce its overall health care expenses over five years to an estimated $110 million. This represents a dramatic shift in the cost to this employer’s health care costs.

In summary, WhiteGlove’s Corporate Membership Program delivers the following benefits to employers:

Membership Service Packaging and Pricing Financial Impact

WhiteGlove offers two distinct Membership Services: Mobile Primary Care, and Mobile Chronic Care, consisting of Mobile Diabetes Management, Mobile Thyroid Management, Mobile Blood Pressure Management, and Mobile Cholesterol Management.

Our published pricing for our Membership Services are:

•	Mobile Primary Care Membership Service. $420 per year per person for consumers and $300 per year per person for employers.

•

Mobile Chronic Care Membership Service. $420 per year per person for one chronic disease, $600 per year per person for two chronic diseases, and $780 per year per person for three or more chronic diseases, for both consumers and employers.

By way of example, if a consumer wants to use WhiteGlove for his or her primary care needs and the management of his or her blood pressure, then his or her annual membership fees would be $420 for primary care and $420 for blood pressure management, for a total of $840 per year. For all Membership Services whether paid for by individuals or employers, we deliver medical care to the member and the member pays a fixed $35 fee per visit. We provide certain generic prescription medications at no extra charge. For all consumer and employer members, we do not file claims with insurance company payers for our visits or the generic prescription medications prescribed.

WhiteGlove makes certain assumptions that its fixed cost approach to health care does not attract consumers that over utilize our service. The WhiteGlove business model assumes consumer members of Mobile Primary Care use our service three times or fewer each year, employer members of Mobile Primary Care use our service three times or fewer each year, and insurance payer members of Mobile Primary Care use our service two times or fewer each year. For Mobile Chronic Care, our business model assumes that our members are seen (between in-person visits with NPs and phlebotomists) 2.33 times or less per year. Part of the reason why we are able to deliver a high quality health care experience at such disruptive pricing is because we use an advanced, integrated technology platform to be more efficient and reduce our reliance on administrative and support staff. According to the Medical Group Management Association’s 200 benchmarks, traditional health care providers have an administrative and support staff to clinical personnel (which is physicians) ratio of 4 or 5 to 1. By contrast, WhiteGlove’s ratio of administrative and support staff to clinical personnel (which is nurse practitioners) is less than 1 to 1.

In 2010, WhiteGlove performed approximately 22,150 visits for members that requested primary care. During that year, only 294 members, or approximately 2.3% of our average membership, used our Mobile Primary Care service more than four times. Rising delivery costs and over utilization by our members are the two factors that have the most significant impact on WhiteGlove’s margins. For that reason, we track both regularly and if over utilization becomes a problem, there are a number of measures that we can take to guard margins—specifically, limiting the number of visits per member per year, charging a surcharge for any member who exceeds a certain number of visits per year, or increasing the membership fees or visit fees.

Financial Impact. The average expenses for an outpatient visit to the Emergency Room for uninsured was $1,203 in 2008, according to the Medical Expenditure Panel Survey. If a consumer has no insurance or is on a high deductible plan and has not met his or her deductible, we would conservatively estimate the cost to be $750 for the visit. According to the Kaiser/HRET Survey of Employer Sponsored Health Benefits, 2000-2010, in 2008, the average retail prescription medication cost was $71.69. If a consumer has no insurance or is on a high deductible plan and has not met their deductible, we would conservatively estimate the cost to be $62 for the prescription medications and the over-the-counter medications. This does not include all the time spent by the consumer addressing the consumer’s health care need.

The figures in this table are estimates of WhiteGlove.

With WhiteGlove, that same individual seeking primary care would spend $35 and under an hour to get medical care.

The figures in this table are estimates of WhiteGlove.

This represents a 96% reduction in cost to both the consumer and the health care system.

Our Strategy

As a Service-Driven Healthcare Organization, our mission is to continue to bring change and innovation to health care in the U.S. to lower health care costs while improving the consumers’ health care experience. To achieve this, our strategy includes:

Remaining Intensely Focused on the Consumer’s Health Care Experience

WhiteGlove is changing the rules on what it means to access health care and the experience people have. We provide a refreshing health care experience that eliminates the hassles and inconveniences of running to your doctor, waiting, running to the pharmacy, waiting, and running to the grocery store—when the consumer or the consumer’s child feels their worst. We allow our members to request a visit over the web or by phone; have their medical history filled out in advance on-line; be diagnosed and treated based on the member’s schedule, at home or at work; have foods, beverages, and medications delivered to the member; and have a customer-focused health care experience. We also provide prompt technology-enabled follow-up calls after each member visit.

Accelerating Employer Adoption of WhiteGlove

WhiteGlove has enjoyed tremendous growth by selling directly to employers and enrolling their employees and dependents as WhiteGlove members. WhiteGlove has departed from traditional fee-for-service reimbursement and instead, our primary source of revenue comes from membership revenue. Unlike other health care provider systems that are dependent upon reimbursement from a dozen or more insurance companies for their source of revenue, WhiteGlove’s goal is to diversify its revenue source across thousands of employers in the years to come. For all markets that WhiteGlove serves, we intend to continue to proactively market and sell to self-insured employers in those markets.

Expanding Service Availability to New Major Metropolitan Markets

WhiteGlove’s objective is to provide a national service that is available to our members, 365 days a year, in the markets we serve. In order to accomplish that, the company intends to expand into five to ten new markets per year. In 2011, WhiteGlove intends to launch its service in five to seven new metropolitan markets—such as Chicago, IL; Denver, CO; Hartford, CT; Kansas City, MO; Milwaukee, WI; Minneapolis, MN; Nashville, TN; Pittsburgh, PA; Tucson, AZ, and others. In 2012 and beyond, the company intends to continue its expansion into five to ten new markets per year.

WhiteGlove’s expansion is based on a thoughtful set of criteria that we believe will drive our ability to be successful in various metropolitan markets. The map below depicts our forecast of the metropolitan markets we intend to expand into over the next two years. In addition, we will continue to expand in an opportunistic way based on case-by-case business opportunities.

Continuing to Innovate Using Advanced Technology

One of WhiteGlove’s founding principles has been to leverage technology in unique ways to:

•

Improve access and quality of experience. We leverage our technology platform to make scheduling appointments easier, provide our members continuous online access to their medical information, including their medical records, medical history, diagnostic results, visit results, prescription medications, and medical expenses, ensure timely follow-up after member care visits, and implement treatment plans to quality standards.

•	Lower the cost of health care. We leverage our technology platform to streamline our operations, which significantly lowers our operating overhead and expenses and reduces errors.

•

Erect competitive barriers. Our fully integrated information technology system links together all of the constituents inside and outside our business (from front-office to back-office) to change the rules on the health care industry and dramatically raise the competitive barriers.

Continuing to Look for Ways to Cap and Lower Health Care Costs

Today, health care costs are a variable expense for consumers, employers, and health insurance companies. Consumers are forced to do all of the running around and bear much of the costs, in both time and money—when it is convenient for the medical provider. Consumers generally spend money for the visits, prescription medications, gas, parking, tolls, over-the-counter medications, groceries, and even child care, making health care an unpredictable expense that adds up. For self-insured employers, health care costs are unpredictable, variable, and generally rising at a rate much faster than inflation. Each time an employee or dependent seeks medical care, claims are paid by the employer for the medical services, prescription medications, labs, and more; and for fully-insured and individual plans of health insurance companies, their costs are no different than for the self-insured employers.

WhiteGlove will continue to implement and use enabling technology, such as web and mobile applications, business and clinical intelligence and on demand information, automated workflow and treatment—all in order to deliver the highest value to our members, improve the efficiency of our operations, and ensure effective management and governance. In the end, the company is focused on pursuing operational excellence and standardizing and streamlining end-to-end administrative and clinical processes. This, combined with WhiteGlove’s commitment to continue to offer innovative membership services, will lower and cap the overall health care costs for consumers and employers in the U.S.

Business Development and Marketing

We spend and expect to continue to spend substantial resources to expand our service into new metropolitan markets. Prior to launching the Membership Services, we plan to launch each new market with a business development team of two people in the first six months. The sales efforts are supported by a variety of marketing activities to activate the new market and surface qualified prospects. The intent is to “pre-sell” memberships and once a critical mass of memberships has been sold in a new market, we then launch our Membership Services and make them available to the newly enrolled members. When a market is launched and WhiteGlove’s Membership Services available, the sales and marketing efforts continue in order to grow the membership base in that market.

As of March 31, 2011, we employed a direct sales force and account management team of ten employees. Of the ten employees, eight are sales professionals calling on C-level executives and business owners in self-insured organizations. Because of our desired on-going service relationship with our employer clients, two employees are dedicated to performing account management functions. Specifically, this function works directly with the employers to drive awareness and adoption of WhiteGlove’s Membership Services among its employees and dependents together with fielding any issues or concerns they may have.

WhiteGlove utilizes a multi-pronged marketing strategy to reach and influence its target audiences. The primary objective of our marketing efforts is to build awareness among the business leaders (C-level executives and business owners) of self-insured employers about our company and the value proposition of our Corporate Membership Program and ultimately, generate executive-level leads. Our marketing efforts are generally targeted at specific business leaders with specific self-insured employers in specific markets. These programs include direct marketing, email campaigns, public relations, C-level executive dinners, speaking engagements, radio, social media, telemarketing, and more. Secondarily, WhiteGlove’s marketing initiatives are designed to promote our Membership Services to consumers in specific markets. These programs include: direct marketing, email campaigns, public relations, speaking engagements, radio, social media, telemarketing, on-line advertising, and more.

In addition to our employed sales force, WhiteGlove works with select benefits brokers and consultants (individuals and organizations) to promote or support our sales to employers. These relationships generally take on the form of agreements that compensate the brokers and benefits consultants for providing sales leads that result in sales by WhiteGlove or business they close on our behalf. Our broker relationships include organizations that are both regional and national in nature.

Technology, Development, and Operations

We currently outsource our data center operations to two vendors, one in Austin, TX and one in San Antonio, TX (serving as a backup). They host our web site and our proprietary application (WhiteGlove Online System, or WOS) used by our members, employers, and WhiteGlove personnel. We use commercially available hardware and a combination of proprietary and commercially available software to provide the functionality required to run the business. Access to WOS is via the web, iPads, and iPhones via a high-speed internet connection. WOS is based on a secure distributed application architecture which allows the WOS and our business to easily scale as the demand on the business increases.

Our company is highly reliant on technology and innovation. As such, we devote significant resources to information technology. WhiteGlove has a dedicated team of software developers that release new web-based functionality based on an agile development methodology to ensure new capability is properly designed, built, tested, and rolled out in a timely manner to keep up with the business needs. As of March 31, 2011, our software development activities involve technologists in the U.S. that range from software developers, business analysts, bioinformatics engineers, data center operators, system administrators, and management.

WhiteGlove’s WOS application was developed to:

•	Improve access and quality of health care experience;

•	Lower the cost of health care; and

•	Erect competitive barriers.

Our WOS is used by most WhiteGlove employees, our members, and employers, and provides the following general categories of functionality:

Enrollment/Self-service.

•	Web-based member and membership registration;

•	Web-based medical history capturing (by age and gender);

•	Web-based medical treatment consenting;

•	Web-based visit scheduling;

•	Web-based viewing of profiles, medical history, visits, bills, labs, and other personal information; and

•	Web-based viewing of corporate utilization, cost savings, productivity gains, and wellness consumption, and primary care and chronic disease statistics.

Evaluation and Diagnosis.

•	Automated screening and triage process for membership support (complaint-diagnoses mapping); and

•	Web-based capturing/charting of member complaints, evaluation, diagnoses, diagnostics requested.

Treatment.

•	Web-based capturing/charting of H&P (history and physical) findings, prescription medications given, and procedures performed;

•	Automated post-visit instruction creation;

•	Automated diagnostic test ordering;

•	Automated prescription medication prescribing and delivery tracking; and

•	Automated chronic care treatment plans.

After-care Management.

•	Automated absentee notifying, member follow-up monitoring;

•	Automated lab results arrival notification;

•	Automated abnormal lab notification;

•	Automated follow-up processing and scheduling;

•	Web-based post-visit documenting and prescription medication prescribing; and

•	Web-based visit viewing (current & historical), lab results viewing (current & historical), and post-visit consultation.

Billing/Collections.

•	Automated receipt generation and delivery;

•	Automated member billing/claims generation and processing for visits (when required);

•	Automated credit card/HSA/FSA processing;

•	Automated billing for one or more membership services;

•	Web-based viewing of unprocessed, uncollected, etc. bills; and

•	Web-based viewing of bookings, visits, memberships.

Bioinformatics/Analytics.

•	Diagnosis to treatment correlation;

•	Diagnosis to medication treatment correlation;

•	Corporate biometrics;

•	Number of ER/UCC visits diverted, claims prevented, number of visits by member, number of visits by provider, number of cases by diagnosis;

•	Member utilization;

•	Member demographics;

•	Member enrollment and financial dashboards;

•	Corporate utilization; and

•	Number of members with one to three chronic diseases.

According to HealthDay News, electronic medical record systems are being touted as the wave of the future in health care and communication, but only 17% of U.S. doctors have embraced the technology. With WhiteGlove’s unique focus on the development and use of advanced technology to increase information accessibility, improve the consumer’s experience, and lower the cost, we believe this gives us a significant competitive advantage over most other health care delivery systems.

Competition

The health care industry is fragmented and rapidly evolving. Our competitors vary in size, scope and breadth of the products and services they offer. We offer a membership program that provides health care similar to or directly in competition with health care services offered by primary care physicians, retail clinics, concierge services, urgent care clinics and emergency rooms.

We believe that success in the health care industry, particularly in the areas of primary and chronic care, is dependent upon the ability of providers to:

•	provide easy access, convenience, and a quality experience to consumers;

•	lower the cost of health care by streamlining operations, lowering operating expenses, and reducing errors, and human intervention;

•	automate the entire health care lifecycle and integrate the business and care aspects of health care; and

•	use technology to facilitate evaluation and diagnosis, treatment, after-care management, and billing and collections.

Our principal competitors include the following:

Primary Care Physicians

Competitors in this category include the numerous primary care physicians available in almost every market. Primary care physicians provide primary and chronic care to consumers on an appointment basis in clinics. Primary care physicians have been the consumer’s traditional choice for primary and chronic care and enjoy greater recognition in the marketplace. In contrast, WhiteGlove is a new company whose service model has not been widely accepted.

Retail Clinics

Competitors in this category include retail clinics such as MinuteClinic, Take Care Health Systems, and RediClinic. Many large discount retail stores, drug stores or supermarkets such as Wal-Mart, Target, and CVS operate retail clinics within their stores, providing a level of convenience for consumers. Like WhiteGlove, these clinics are primarily staffed with NPs and offer consumers an affordable alternative to primary care physicians for medical care.

Concierge Services

Some markets offer concierge services where members pay monthly or annual fees to make primary care physicians available for longer appointments and after-hours care. Some concierge services offer consumers the option of seeing a physician in the consumers’ chosen setting. Physicians participating in concierge services typically charge monthly or annual fees equal to or more than the monthly fees that WhiteGlove charges for a comparable service.

Urgent Care Clinics

Urgent care clinics are alternatives to primary care physicians and hospital emergency rooms. Urgent care clinics usually treat consumers on an unscheduled, walk-in basis and are primarily used for injuries or illnesses that require immediate care, but are not serious enough to warrant an emergency room visit. Visits to urgent care clinics are usually more affordable than an emergency room visit, but more expensive than other health care options such as visiting a physician’s clinic.

Emergency Rooms.

Emergency rooms provide 24/7 emergency care on an unscheduled basis. Emergency room visits can be very expensive, have long wait times and do not offer treatment for chronic conditions. Nevertheless, emergency rooms are increasingly used as replacements for primary care physicians and other health providers by a significant number of consumers.

Some of our current or potential competitors are larger and have more resources than we do. Many of our competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, and larger marketing budgets, as well as substantially greater financial resources. In addition, these traditional health care providers are more widely accepted and known to consumers, whereas WhiteGlove’s business model and service has yet to gain widespread recognition and acceptance. Furthermore, because of these advantages, existing and potential members might accept any of our competitor’s services, even if they may be inferior to ours. If our current or potential members choose to use any of these competitive offerings, our revenue could decrease and we could be required to make additional expenditures to compete more effectively.

Our Competitive Differentiation

First Mover Position, Within and Across Key Cities

As of March 31, 2011, we had approximately 459,000 individual, employer, and insurance plan members in seven major metropolitan markets (Austin, TX; Boston, MA; Dallas, TX; Fort Worth, TX; Houston, TX; Phoenix, AZ; and San Antonio, TX), with plans to expand across the U.S. The company’s ultimate objective is to provide a national service to its members giving them the same, consistent, affordable, high quality health care experience across all the markets it serves. We intend to continue to capitalize on our first mover advantage by expanding rapidly to other major metropolitan markets with the support of advanced technology that enables very cost effective and rapid expansion into these markets.

Service-Driven Approach

WhiteGlove appreciates that there are many primary care and chronic care choices for the consumer. Specifically, the options are: primary care physicians or physician groups, concierge doctors/services, retail clinics, urgent care centers, minor emergency clinics, hospitals, wellness centers, and telemedicine services. We believe most of these choices do not address the challenges that exist in health care today but, instead, only contribute to it. At this time, we know of no other organization that is building a national service that is doing what WhiteGlove is doing.

We believe WhiteGlove’s Service-Driven approach to health care sets us apart from other health care providers. The table below illustrates the significant competitive factors between WhiteGlove and the other popular health care choices in the U.S.:

Poor in the relevant category is indicated by red, neutral by yellow, and good by green.

Convenient Access

WhiteGlove brings medical care, generic prescription medications, diagnostic tests, and more to its members. While some concierge services will bring medical care to their patients, others simply make themselves available via the phone within a certain period of time. In either case, their service is generally limited to just providing medical care and doesn’t include prescription medications or other incidentals. For all other choices, the consumer has to drive to the health care provider when it works for the provider’s schedule, and then travel around for diagnostic tests, prescription medications, incidentals, etc.

Affordable Fixed Cost

WhiteGlove’s business model is based on affordable fixed cost membership fees and a fixed cost all-inclusive visit fee of $35 (includes most generic prescription medications and other incidentals). We file no claims against an employer’s or an individual member’s health plan. The combination of fixed fees and no claims lowers and caps the overall cost of health care for employers for the services we provide. For consumers, we lower and cap the cost as well, typically to $35 a visit. Most other health care choices are reimbursed based on a fee-for-service model where they charge the consumer and the health plan for every service performed, making health care costs variable and unpredictable. In addition, the consumer spends money on some combination of gas, parking, tolls, multiple co-pays, child care, and incidentals, only adding to the variable cost. In the case of most concierge services, their annual fee is generally between $1,500-$3,000 per year, which is not affordable for the average consumer.

Exceptional Experience

WhiteGlove is a leading Service-Driven Healthcare Organization in the U.S. Beyond bringing almost everything to our members, on their schedule, we train our team to provide the highest quality health care experience at every member ‘touch point.’ With the exception of concierge services that are intended to make accessing medical care easier and more personalized, the other choices generally make access more challenging and the experience more frustrating, rushed and unpleasant than our health care experience.

Proactive Information

WhiteGlove is very committed to the use of advanced technology to deliver proactive information to its members, employers, and the WhiteGlove personnel. None of the choices are as technology enabled as WhiteGlove and thus generally have very limited to no ability to provide timely and accurate information to their constituents.

As Clayton Christensen describes in the Innovator’s Prescription, disruptive innovators have disruptive technology coupled with a disruptive business model to provide more affordable, simpler products or services than the incumbents do. WhiteGlove has done exactly that for health care. The services that we provide represent a high percentage of those provided in a physician’s office, urgent care center, and emergency room for primary and chronic care, but in a simpler way, and at a fraction of the overall cost.

A Brand Synonymous with Service-Driven Healthcare

We believe the WhiteGlove brand embodies our objective to lower the cost of health care while giving our members an exceptional health care experience.

Our Integrated Technology Platform

We believe our proprietary technology platform separates us from the others. It was designed to provide lower cost, more effective, mobile health care using an underlying membership-based business model. We do not believe any other competitor has the experience that we have in operating a large-scale integrated technology platform for health care in a scalable way across any number of markets in the U.S.

Intellectual Property

Intellectual property is important to our success. We have obtained registered trademarks from the United States Patent and Trademark Office for our “WhiteGlove House Call Health” brand. We also rely on other forms of intellectual property rights and measures, including trade secrets, know-how and other unpatented proprietary processes, and nondisclosure agreements, to maintain and protect proprietary aspects of our products and technologies. We require our employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also require our employees and consultants to disclose and assign to us all inventions conceived during the term of their employment or engagement while using our property or which relate to our business.

Health Care Laws and Regulations

Fraud and Abuse Laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws whose purpose is to eliminate fraud and abuse in federal health care programs. Our business is subject to compliance with these laws.

Anti-Kickback Laws

In the United States, there are federal and state anti-kickback laws that generally prohibit the payment or receipt of kickbacks, bribes or other remuneration in exchange for the referral of patients or other health-related business. The United States federal health care programs’ Anti-Kickback Statute makes it unlawful for individuals or entities knowingly and willfully to solicit, offer, receive or pay any kickback, bribe or other remuneration, directly or indirectly, in exchange for or to induce the purchase, lease or order, or arranging for or recommending purchasing, leasing, or ordering, any good, facility, service, or item for which payment may be made in whole or in part under a federal health care program such as Medicare or Medicaid. The Anti-Kickback Statute covers “any remuneration,” which has been broadly interpreted to include anything of value, including for example gifts, certain discounts, the furnishing of free supplies, equipment or services, credit arrangements, payments of cash, and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal health care covered business, the arrangement can be found to violate the statute. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment, and possible exclusion from Medicare, Medicaid and other federal health care programs. In addition, several courts have permitted kickback cases brought under the Federal False Claims Act to proceed, as discussed in more detail below.

Because the Anti-Kickback Statute is broadly written and encompasses many harmless or efficient arrangements, Congress authorized the Office of Inspector General of the United States Department of Health and Human Services, or OIG, to issue a series of regulations, known as “safe harbors.” For example, there are regulatory safe harbors for payments to bona fide employees, properly reported discounts, payments, and for certain investment interests. Although an arrangement that fits into one or more of these exceptions or safe harbors is immune from prosecution, arrangements that do not fit squarely within an exception or safe harbor do not necessarily violate the statute. The failure of a transaction or arrangement to fit precisely within one or more of the exceptions or safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that arguably implicate the Anti-Kickback Statute but do not fully satisfy all the elements of an exception or safe harbor may be subject to increased scrutiny by government enforcement authorities such as the OIG.

Many states have laws that implicate anti-kickback restrictions similar to the Anti-Kickback Statute. Some of these state prohibitions apply regardless of whether federal health care program business is involved such as for self-pay or private pay patients.

Government officials have focused their enforcement efforts on marketing of health care services and products, among other activities, and recently have brought cases against companies, and certain sales, marketing and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Stark Law

The Social Security Act also includes a provision commonly known as the “Stark Law.” The Stark Law prohibits physicians from referring Medicare and Medicaid patients to entities with which they or any of their immediate family members have a financial relationship, if these entities provide certain “designated health services” reimbursable by Medicare or Medicaid unless an exception applies. The Stark Law also prohibits entities that provide designated health services reimbursable by Medicare and Medicaid from billing the Medicare and Medicaid programs for any items or services that result from a prohibited referral and requires the entities to refund amounts received for items or services provided pursuant to the prohibited referral. “Designated health services” include inpatient and outpatient hospital services, clinical laboratory services and radiology services. Sanctions for violating the Stark Law include denial of payment, civil monetary penalties of up to $15,000 per claim submitted and exclusion from the federal health care programs. The statute also provides for a penalty of up to $100,000 for a circumvention scheme. There are exceptions to the self-referral prohibition for many of the customary financial arrangements between physicians and providers, including employment contracts, leases, and recruitment agreements. Unlike safe harbors under the Anti-kickback Statute with which compliance is voluntary, an arrangement must comply with every requirement of a Stark Law exception or the arrangement is in violation of the Stark Law.

CMS has issued three phases of final regulations implementing the Stark Law. Phases I and II became effective in January 2002 and July 2004, respectively, and Phase III became effective in December 2007. While these regulations help clarify the requirements of the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. Because the Stark Law and its implementing regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of this law and its regulations. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot assure that every relationship complies fully with the Stark Law. In addition, in the July 2008 final Stark rule CMS indicated that it will continue to enact further regulations tightening aspects of the Stark Law that it perceives allow for Medicare program abuse. There can be no assurance that the arrangements entered into by us with physicians will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted.

Many states have laws similar to the Stark Law.

Federal Civil False Claims Act and State False Claims Laws

The federal civil False Claims Act imposes liability on any person or entity who, among other things, knowingly and willfully presents, or causes to be presented, a false or fraudulent claim for payment by a federal health care program, including Medicare and Medicaid. The “qui tam,” or “whistleblower” provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought against health care providers by private individuals has increased dramatically. Medical service companies, like us, can be held liable under false claims laws, even if they do not submit claims to the government where they are deemed to have caused submission of false claims by, among other things, providing incorrect coding or billing advice about their services to customers that file claims, or by engaging in kickback arrangements with customers that file claims.

The False Claims Act also has been used to assert liability on the basis of misrepresentations with respect to the services rendered and in connection with alleged off-label promotion of products. Our future activities relating to the manner in which we sell our services and document our prices such as the reporting of discount and rebate information and other information affecting federal, state, and third-party reimbursement of our services, and the sale and marketing of our services, may be subject to scrutiny under these laws.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the False Claims Act. A number of states have enacted false claim laws analogous to the federal civil False Claims Act and many of these state laws apply where a claim is submitted to any state or private third-party payer. In this environment, our engagement of physician consultants in product development and product training and education could subject us to similar scrutiny. We are unable to predict whether we would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could significantly affect our financial performance.

HIPAA Fraud and Other Regulations

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created a class of federal crimes known as the “federal health care offenses,” including health care fraud and false statements relating to health care matters. The HIPAA health care fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any health care benefit program, or to obtain by means of false of fraudulent pretenses, any money under the control of any health care benefit program, including private payers. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment. Entities that are found to have aided or abetted in a violation of the HIPAA federal health care offenses are deemed by statute to have committed the offense and are punishable as a principal.

HIPAA and Other Privacy Regulations

The regulations that implement HIPAA also establish uniform standards governing the conduct of certain electronic health care transactions and protecting the security and privacy of individually identifiable health information maintained or transmitted by health care providers, health plans, and health care clearinghouses, which are referred to as “covered entities.” Several regulations have been promulgated under HIPAA’s regulations including: the Standards for Privacy of Individually Identifiable Health Information, or the Privacy Rule, which restricts the use and disclosure of certain individually identifiable health information, the Standards for Electronic Transactions, or the Transactions Rule, which establishes standards for common health care transactions, such as claims information, plan eligibility, payment information, and the use of electronic signatures, and the Security Standards for the Protection of Electronic Protected Health Information, or the Security Rule, which requires covered entities to implement and maintain certain security measures to safeguard certain electronic health information. Although we do not believe we are a covered entity and therefore are not currently directly subject to these standards, we expect that our customers generally will be covered entities and may ask us to contractually comply with certain aspects of these standards by entering into requisite business associate agreements. While the government intended this legislation to reduce administrative expenses and burdens for the health care industry, our compliance with certain provisions of these standards entails significant costs for us.

The Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, which was enacted in February 2009, strengthens and expands the HIPAA Privacy and Security Rules and the restrictions on use and disclosure of patient identifiable health information. HITECH also fundamentally changed a business associate’s obligations by imposing a number of Privacy Rule requirements and a majority of Security Rule provisions directly on business associates that were previously only directly applicable to covered entities. HITECH includes, but is not limited to, prohibitions on exchanging patient identifiable health information for remuneration, restrictions on marketing to individuals, and obligations to agree to provide individuals an accounting of virtually all disclosures of their health information. Moreover, HITECH requires covered entities to report any unauthorized use or disclosure of patient identifiable health information, known as a breach, to the affected individuals, the United States Department of Health, and Human Services, or HHS, and depending on the size of any such breach, the media for the affected market. Business associate are similarly required to notify covered entities of a breach. Most of the HITECH provisions will become effective in February 2010 and it is expected that the HHS will issue regulations to clarify many of the new provisions. HHS has already issued regulations governing breach notification which were effective in September 2009.

HITECH has increased civil penalty amounts for violations of HIPAA by either covered entities or business associates up to an annual maximum of $1.5 million for uncorrected violations based on willful neglect. Imposition of these penalties is more likely now because HITECH significantly strengthens enforcement. It requires HHS to conduct periodic audits to confirm compliance beginning in February 2010 and to investigate any violation that involves willful neglect which carries mandatory penalties beginning in February 2011. Additionally, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations of HIPAA Privacy and Security Rules that threaten the privacy of state residents.

In addition to federal regulations issued under HIPAA, some states have enacted privacy and security statutes or regulations that, in some cases, are more stringent than those issued under HIPAA. In those cases, it may be necessary to modify our planned operations and procedures to comply with the more stringent state laws. If we fail to comply with applicable state laws and regulations, we could be subject to additional sanctions.

Federal and state consumer protection laws are being applied increasingly by the United States Federal Trade Commission, or FTC, and states’ attorneys general to regulate the collection, use, storage and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of web site content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security, and access. Numerous other countries have or are developing laws governing the collection, use, disclosure, and transmission of personal or patient information.

HIPAA as well as other federal and state laws apply to WhiteGlove House Call Health’s receipt of patient identifiable health information in connection with providing health care. We collaborate with other individuals and entities in conducting research and all involved parties must comply with applicable laws. Therefore, the compliance of the doctors, NPs or other providers or entities with whom we collaborate also impacts our business.

Corporate Practice of Medicine/Fee Splitting

Some of the states in which we operate have laws prohibiting unlicensed persons or business entities, including corporations, from employing physicians, practicing medicine for a profit and making certain direct and indirect payments or fee-splitting arrangements between health care providers designed to induce or encourage the referral of patients to, or the recommendation of, particular providers for medical products and services. Possible sanctions for violation of these restrictions include loss of license and civil and criminal penalties. In addition, agreements between the corporation and the physician may be considered void and unenforceable. These statutes vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. Although we exercise care to structure our arrangements with health care providers to comply with the relevant state law, and believe these arrangements comply with applicable laws in all material respects, we cannot assure you that governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

Prescriptive Authority, Scope of Practice and Physician Supervision of Mid-Level Practitioners

Some of the states in which we operate have laws which restrict where and how a physician can delegate prescriptive authority to mid-level practitioners, including NPs. Some of the states in which we operate also have laws which govern physician supervision of NPs. Possible sanctions for violation of these restrictions include loss of license and monetary penalties. These statutes vary from state to state. Although we exercise care to structure our arrangements with physicians and NPs to comply with the relevant state law, and believe these arrangements comply with applicable laws in all material respects, we cannot assure you that governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

Employees

As of March 31, 2011, we had 77 employees, including 36 in clinical service delivery, ten in membership support, 12 in business development and marketing, 12 in general and administrative, and seven in information technology and development. We consider our relationship with our employees to be good. None of our employees are represented by a labor union or party to a collective bargaining agreement.

Facilities

Our principal executive offices are located in Austin, TX, where we lease approximately 9,520 square feet of office space under an operating agreement that expires on November 30, 2011. As of March 31, 2011, we also use office space in San Antonio, TX; Dallas, TX; Fort Worth, TX; Houston, TX; Boston, MA; and Phoenix, AZ, pursuant to operating agreements.

We believe that our current facilities are sufficient to meet our current needs, but we will lease additional space in new markets as we enter those markets.

Litigation

From time to time, we may be involved in litigation relating to claims arising out of our operations. We are not currently involved in any material litigation.

MANAGEMENT

Directors, Executive Officers and Other Key Employees

The following table sets forth information about our directors, executive officers and other key employees as of March 31, 2011.

Name	Age	Position(s)
Directors and Executive Officers

Robert A. Fabbio	53	Founder, President, Chief Executive Officer, Secretary and Director

Kurt Berneburg, D.O.	46	Chief Medical Officer

William J. Kerley	55	Chief Financial Officer, Vice President of Operations

Debra Mazzuca, DNP, FNP-BC	56	Chief Nurse Practitioner, Vice President of Clinical Operations

Michael W. Hancock	50	Vice President of Business Development

Michael Cohen	50	Vice President of Marketing

Michael Grabert	54	Vice President of Software Development & IT

Dr. William Rice, M.D.	54	Founder, Director

James G. Treybig(1)(2)	70	Director

Lawrence H. Garatoni(2)	72	Director

Mark Sherman(3)	47	Director

Malcolm T. Kostuchenko	39	Director

Edward C. Ateyeh(1)(4)	58	Director

Gary A. Mecklenburg(1)(3)(4)	64	Director

Leslie V. Norwalk, Esq.(3)(4)	45	Director

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Nominating and Corporate Governance Committee
(4)	Elected as a Director on April 26, 2011.

Robert A. Fabbio, our co-Founder, President, Chief Executive Officer, Chairman of the Board, and Secretary, founded our company in 2006 prior to its incorporation in 2007. From 2001 to 2006, Mr. Fabbio was the President, Chief Executive Officer, and Chairman of VIEO/Cesura. Prior to that, Mr. Fabbio was a managing partner of TL Ventures from 1998 to 2001. Among other things, Mr. Fabbio incubated and provided the founding capital to Agere Systems, serving as the Chairman of the Board from 1998 to 2000 until the company was sold to Lucent Technologies in 2000. Prior to that, Mr. Fabbio was a venture partner with Austin Ventures from 1997 to 1998 where he served as “active Chairman” and interim Chief Executive Officer for various portfolio companies. Mr. Fabbio helped incubate Ventix Systems which was later merged into Motive Communications. He also founded DAZEL Corporation in 1991 where he was the Chief Executive Officer from 1991 to 1997. In 1997, DAZEL was acquired by Hewlett-Packard. Mr. Fabbio founded and was Chief Executive Officer and President of Tivoli Systems in 1989, which in 1996, after an initial public offering, was acquired by IBM. Mr. Fabbio has also served as a member of the Rochester Institute of Technology Board of Trustees. Mr. Fabbio received a A.A.S. in Chemistry from Mohawk Valley Community College, a B.A. in Chemistry/Computer Science from SUNY at Potsdam, and a M.S. in Computer Science and Technology from Rochester Institute of Technology.

Kurt Berneburg, D.O. has been our Chief Medical Officer since January 2011. Prior to that, Dr. Berneburg served as a senior partner with Hospital Internists of Austin from December 1997 to February 2011. Dr. Berneburg attended Gettysburg College on an ROTC scholarship where he received a B.A. in Biology. He subsequently attended The Philadelphia College of Osteopathic Medicine and, after completion of medical school, did a transitional internship in Internal Medicine at The University of South Alabama Medical Center. Dr. Berneburg served as an Army Flight Surgeon and then completed his residency in Internal Medicine at Brooke Army Medical Center in 1995.

William J. Kerley has been our Chief Financial Officer since April 2009. Mr. Kerley served as Chief Operating Officer and Chief Financial Officer of The Collective Group, LLC, an IT services company, from October 2007 to April 2009. Prior to that, Mr. Kerley served as Chief Operating Officer of Services of MTI Technology Corporation from July 2006 to October 2007. Prior to that, Mr. Kerley served as Chief Operating Officer and Chief Financial Officer of Collective Technologies, LLC, from October 2000 to July 2006. Prior to Collective Technologies, he was Senior Vice-President and Chief Financial Officer of JDN Realty Corporation from 1993 to 2000. He earned a B.B.A. in Business Administration from the University of Kentucky and an M.B.A. from Harvard Business School.

Debra Mazzuca, DNP, FNP-BC, has been our Chief Nurse Practitioner and Vice President of Clinical Operations since January 2010. Prior to that, Ms. Mazzuca served as Manager of Clinical Operations with Take Care Health from March 2008 to January 2010. She served as Manager of Operations with MinuteClinic from June 2006 to November 2007. Prior to that she served as the Director of Practice Development at Alliance Care House Calls from December 2004 to July 2006. Ms. Mazzuca earned her Master’s Degree in Science of Nursing from Barry University in Miami, Florida and her Doctor of Nursing Practice from the University of Alabama—Birmingham.

Michael W. Hancock has been our Vice President of Business Development since May 2008. Prior to that, he was a partner with ViaMetric from January 2006 to May 2008. Prior to that, Mr. Hancock served as Vice President of Sales with Cesura from December 2004 to January 2006. He received an appointment to the United States Naval Academy in Annapolis, Maryland, and earned his B.S. in civil engineering from the University of Texas.

Michael Cohen has been our Vice President of Marketing since December 2008. Prior to that, he was a partner with ViaMetric from December 2007 to December 2008. Prior to that, Mr. Cohen served as Director of Marketing for Traq Wireless from October 2006 to December 2007, Director of Marketing Communications for Cesura from February 2006 to June 2006, and Vice President of Marketing for Hyperformix from January 2000 to February 2006. In addition, Mr. Cohen spent twenty years in various marketing roles with enterprise companies, such as IBM (Tivoli), Dell, Sun Microsystems and Digital Equipment Corporation. He earned a Bachelor of Science degree in Electronic Engineering Technology from Colorado Tech University and a Masters degree in Management from Webster University.

Michael Grabert has been our Vice President of Software Development and IT since June 2010. Prior to that, he served as CEO of StarVision Sports from November 2007 to June 2010. Prior to that, Mr. Grabert served as Partner with Summa Technology Group from July 2005 until November 2007. In addition, Mr. Grabert has held executive positions at companies, including as Senior Vice President of Edgenet, Inc., Chief Executive Officer of Keyotee, Inc., Partner of Andersen Business Consulting, Vice President of Hewlett-Packard, and Vice President of Banctec, Inc. (formerly Recognition International, Inc.). Mr. Grabert earned his BS in Electrical Engineering from the University of Louisiana.

Dr. William Rice, M.D., our co-founder, has served as a member of our board of directors since our incorporation in 2007. Dr. Rice has served as Senior Vice President for Clinical Innovation for the Central and West Texas Division of Hospital Corporation of America since February 2011. Prior to that, Dr. Rice served as our Chief Medical Officer from April 2007 to February 2011. Dr. Rice also served as a consultant with R.I.C.E. Consulting, a health system innovation and informatics company, from November 2006 to April 2007, and as a full-time physician with RevolutionHealth from July 2005 to November 2006. Dr. Rice has also served on the board of directors of IPX, Inc., an intellectual property management company, since 2006. Dr. Rice has a B.S. from the University of Michigan, and his M.D. from University of Texas Medical School at San Antonio.

James G. Treybig has served as a member of our board of directors since March 2009 and serves on our audit committee and compensation committee. Mr. Treybig has served as a Venture Partner at New Enterprise Associates (NEA) since August, 2002. Prior to joining NEA, Mr. Treybig was the President and Chief Executive Officer of Tandem Computers. Mr. Treybig received an M.B.A. from Stanford University in 1968, and a B.A. and B.S.E.E. from Rice University in 1963 and 1964 respectively.

Lawrence H. Garatoni has served as a member of our board of directors since March 2009 and serves on our compensation committee. Mr. Garatoni is the Chief Executive Officer of HQ Investments, and has held that position since 2007. Prior to that, Mr. Garatoni served as Chief Executive Officer of several software and internet sales companies, including Achieve Healthcare Technology, FurnitureFind.com, and Winesource.com, between 1994 and 2003. He received a B.S. in Civil Engineering from Purdue University and is a graduate of the Owner/Presidents Program of the Harvard Business School.

Mark Sherman has served as a member of our board of directors since February 2010 and serves on our nominating and corporate governance committee. Since 2009, he has served as a partner of Hidden Lion Partners, which he founded. Prior to founding Hidden Lion Partners, Mr. Sherman was General Partner of Battery Ventures from 2000 to 2009. Mr. Sherman received a M.B.A. from Harvard University Graduate School of Business Administration in 1992 and a B.S. in Economics from the Wharton School at the University of Pennsylvania in 1986.

Malcolm T. Kostuchenko has served as a member of our board of directors since February 2011. Mr. Kostuchenko has served as Managing Partner of Enhanced Equity Fund, L.P. since its inception in 2005. Prior to that, Mr. Kostuchenko was a member of MTS Health Partners, LP. Prior to that, Mr. Kostuchenko was a member of KPS Kapital, LLC. Mr. Kostuchenko currently serves on the Board of Directors of Regency Healthcare, Guardian Healthcare Holdings, Inc., Fitness Together, Inc., Triton Technologies, Correctional Healthcare Management, Inc., NextCare and Santé Pediatric Rehabilitation. Mr. Kostuchenko received a Bachelor of Arts from Brown University.

Edward C. Ateyeh was elected to our board of directors on April 26, 2011 and serves on our audit committee. Since 2007, Mr. Ateyeh has served as Chief Executive Officer of The Collective Group, LLC. Prior to that Mr. Ateyeh served as President of North American Services for MTI Technology Corporation from 2006 and 2007. Prior to that Mr. Ateyeh served as Chief Executive Officer of Collective Technologies, LLC, which he founded, from 1994 to 2006. Prior to founding Collective Technologies, LLC, Mr. Ateyeh founded and launched PSW Technologies in 1989, which completed its highly successful IPO in 1997. In addition, Mr. Ateyeh has served on the board of directors of Concero Technology since 1997. A recipient of the Ernst & Young Entrepreneur of the Year, Mr. Ateyeh now Chairs the EOY Awards Judging Committee for Central Texas. He co-founded both the New York Unix Users and the International AIX Users Groups in 1988 and chaired the Unix EXPO Advisory Board and Conference Committee from 1984 to 1988. He is one of a handful of IT professionals to have received the prestigious UniForum Pioneers of Unix Award. Mr. Ateyeh is a graduate of the University of Notre Dame.

Gary A. Mecklenburg was elected to our board of directors on April 26, 2011 and serves on our audit committee and our nominating and corporate governance committee. Mr. Mecklenburg has served as an Executive Partner in Waud Capital Partners, working with the firm’s significant investments in heath care services, since 2006. Prior to that, Mr. Mecklenburg served as President, Chief Executive Officer, and Director of Northwestern Memorial Healthcare from 1986 to 2006 and of Northwestern Memorial Hospital from 1985 to 2003. Mr. Mecklenburg served as an Adjunct Professor of Health Industry Management at Kellogg School of Management at Northwestern University from 2007 to 2010, and as a member of the Dean’s Advisory Board at Kellogg from 1986 to the present. Mr. Mecklenburg currently serves on several boards of directors, including American Hospital Association Services, Inc. and Becton, Dickinson and Company since 2004, Acadia Healthcare Company, LLC since 2006, Carepoint Partners, LLC and Adreima since 2009, and Froedtert Health since 2010. In addition, Mr. Mecklenburg served on the boards of directors of Regency Hospital Company, LLC between 2002 and 2010, Hospitalists Management Group, Ltd. between 2006 and 2010, Institute for Healthcare Improvement between 2003 and 2009, Health Forum between 2004 and 2009, and National Center for Healthcare Leadership between 2001 and 2007. During his career, Mr. Mecklenburg has served as chairman of the American Hospital Association, the Illinois Hospital Association, the Health Forum, the National Alliance for Information Technology, and the Healthcare Research and Development Institute. Mr. Mecklenburg received a Bachelor of Arts from Northwestern University and a Master of Business Administration from the University of Chicago.

Leslie V. Norwalk, Esq. was elected to our board of directors on April 26, 2011 and serves on our nominating and corporate governance committee. Since 2007, Ms. Norwalk has been Strategic Counsel to Epstein Becker & Green, P.C., EBG Advisors and National Health Advisors. She also serves as an advisor to three private equity firms: Warburg Pincus, Ferrer Freeman & Company, and Enhanced Equity Fund. From 2006 to 2007, Ms. Norwalk served the Bush Administration as the Acting Administrator for the Centers for Medicare & Medicaid Services, after serving as the agency’s Deputy Administrator from 2003 to 2006. In addition, Ms. Norwalk serves on several boards of directors, including Sound Physicians since 2009 and Guardian Healthcare Holdings, Sante Pediatric Rehabilitation, IkaSystems, MTS Medication Technologies, and InHealth each since 2010. She also sits on the International Advisory Board of APCO Worldwide. Ms. Norwalk earned her Juris Doctor from the George Mason University School of Law and a Bachelor of Arts in Economics and International Relations from Wellesley College.

Board Composition

Upon the completion of this offering, we will have an authorized Board of Directors consisting of nine members. In accordance with the terms of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective upon completion of this offering, the Board of Directors will be divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms. Upon the completion of this offering, the members of the classes will be divided as follows:

•	the Class I directors will be Lawrence H. Garatoni, Malcom T. Kostuchenko, and Mark Sherman, and their term will expire at the annual meeting of stockholders to be held in 2012;

•	the Class II directors will be Edward C. Ateyeh, William Rice, M.D., and James G. Treybig, and their term will expire at the annual meeting of stockholders to be held in 2013; and

•	the Class III directors will be Robert A. Fabbio, Gary A. Mecklenburg, and Leslie V. Norwalk and their term will expire at the annual meeting of stockholders to be held in 2014.

Our amended and restated certificate of incorporation that will become effective upon the completion of this offering provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in our control or management.

Our directors may be removed only for cause by the affirmative vote of the holders of a majority of our voting stock.

Board Committees and Independence

Sections 801(h) and 802(a) of the NYSE Amex Company Guide requires 50% of the board of directors of a smaller reporting company to be comprised of independent directors within one year of listing. In addition, the NYSE Amex Company Guide requires that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent, and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under Section 803A of the NYSE Amex Company Guide, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors undertook a review of the composition of our Board of Directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, our Board of Directors has determined that none of Edward, C. Ateyeh, Gary A. Mecklenburg, Leslie V. Norwalk, Mark Sherman and James G. Treybig representing five of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Section 803A of the NYSE Amex Company Guide. In addition, depending upon the ownership of an affiliate of Lawrence H. Garatoni, the Board may determine that he is an independent director under Section 803A of the NYSE Amex Company Guide. In making such determination, our Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances the Board of Directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

The Board of Directors held four meetings in 2010.

The Board of Directors does not currently have a process for security holders to send communications to the Board. The Board intends to implement such a process as soon as practicable.

Board Committees

Our Board of Directors has an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee

Our audit committee consists of Edward, C. Ateyeh, Gary A. Mecklenburg, and James G. Treybig. The functions of the audit committee include:

•

overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, who will report directly to the audit committee;

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	overseeing compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as required;

•	reviewing our annual and quarterly financial statements and reports and discussing the financial statements and reports with our independent registered public accounting firm and management;

•	reviewing and approving all related person transactions;

•

reviewing with our independent registered public accounting firm and management significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our internal controls over financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding internal controls over financial reporting, accounting or auditing matters; and

•	preparing the audit committee report for inclusion in our proxy statement for our annual meeting.

Our Board of Directors has determined that Edward C. Ateyeh qualifies as an audit committee financial expert within the meaning of SEC regulations and the NYSE Amex listing standards. In making this determination, our Board of Directors considered the nature and scope of experience that Mr. Ateyeh previously had with reporting companies. Our Board of Directors has determined that all current members satisfy the independence requirements for service on the audit committee. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

Our compensation committee consists of James G. Treybig and Lawrence H. Garatoni, to the extent he is determined to be independent after this offering. The functions of the compensation committee include:

•

determining the compensation and other terms of employment of our Chief Executive Officer and other executive officers and reviewing and approving our performance goals and objectives relevant to such compensation;

•	administering and implementing our incentive compensations plans and equity-based plans, including approving option grants, restricted stock and other awards;

•

evaluating and recommending to our Board of Directors the equity incentive-compensation plans, equity-based plans, and similar programs advisable for us, as well as modifications or terminations of our existing plans and programs;

•

reviewing and approving the terms of any employment-related agreements, severance arrangements, change-in-control and similar agreements/provision, and any amendments, supplements or waivers to the foregoing agreements with our Chief Executive Officer and other executive officers;

•

reviewing and discussing the Compensation Discussion & Analysis required in our annual report and proxy statement with management and determining whether to recommend to our Board of Directors the inclusion of the Compensation Discussion & Analysis in the annual report or proxy; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986. Furthermore, our Board of Directors has determined that Messrs. Treybig and Garatoni, subject to final review at the time of closing of this offering, each satisfy the independence standards for compensation committees established by the SEC and the NYSE Amex listing standards, as applicable.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Gary A. Mecklenburg, Leslie V. Norwalk, and Mark Sherman. The functions of the nominating and corporate governance committee include:

•	evaluating director performance on the Board of Directors and applicable committees of the Board of Directors;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors; and

•	reviewing and recommending to our Board of Directors any amendments to our corporate governance documents.

Our Board of Directors has determined that Messrs. Mecklenburg and Sherman and Ms. Norwalk each satisfy the independence standards for nominating and corporate governance committees established by the SEC and the NYSE Amex listing standards, as applicable.

Code of Business Conduct and Ethics

Our Board of Directors intends to adopt a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics will apply to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of our Code of Business Conduct and Ethics will be posted on our website at www.whiteglove.com. We intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Director Compensation

The following table sets forth information with respect to the compensation of all our non-employee directors in 2010.

Name	Option Awards ($)		All Other Compensation ($)		Total ($)
Dr. William Rice, M.D.	2,762	(1)	170,000	(2)	172,762
James G. Treybig	3,611	(3)	—		3,611
Lawrence H. Garatoni	—		—		—
Mark Sherman	—		—		—
Malcolm T. Kostuchenko(4)	—		—		—
Edward C. Ateyeh(4)	—		—		—
Gary A. Mecklenburg(4)	—		—		—
Leslie V. Norwalk(4)	—		—		—

(1)	Amount represents the aggregate grant date fair market value of stock options granted during the 2010 fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these are described in Note 10 to our consolidated financial statements included elsewhere in this prospectus.
(2)	This amount represents compensation paid by us for services performed under a Medical Director Agreement with Dr. Rice.
(3)	At the end of the 2010 fiscal year, Mr. Treybig held no outstanding option awards. All of Mr. Treybig’s outstanding stock options were exercised in May 2010.
(4)	Messrs. Kostuchenko, Ateyeh, and Mecklenburg, and Ms. Norwalk did not serve on our board of directors in the 2010 fiscal year.

Historically, we have not paid any cash compensation to our directors for their services as directors or as members of our committees of our board of directors. However, we reimburse directors for their reasonable expenses incurred in attending meetings of our Board of Directors.

We have granted options to Mr. Treybig. Mr. Treybig received an option upon becoming a director in 2009, and he received an additional option to purchase 15,000 shares of common stock in 2010 for his continued service. The exercise price per share for the options granted is the fair market value at the time of grant. We intend to grant $40,000 of shares of restricted stock to Messrs. Treybig, Ateyeh and Mecklenburg, and Ms. Norwalk upon completion of this offering. Following the completion of this offering, all directors will be eligible to participate in our 2011 Equity Incentive Plan, and equity awards will be granted pursuant to the terms of that plan, as more fully described in the section entitled “Benefit Plans—2011 Equity Incentive Plan.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation awarded or paid to, or earned by, our Chief Executive Officer and our two other most highly compensated executive officers for the fiscal year ended December 31, 2010. We refer to these executive officers in this prospectus as our “named executive officers”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Robert A. Fabbio,
Chief Executive Officer	2010	246,250	27,563	—	11,372	(2)	285,185
William J. Kerley,
Chief Financial Officer	2010	180,000	16,300	6,134	4,977	(2)	207,411
Michael W. Hancock,
Vice President, Business Development	2010	198,000	65,663	7,258	1,863	(2)	272,784

(1)	Amounts represent the aggregate grant date fair market value of stock options granted during the 2010 fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these are described in Note 10 to our consolidated financial statements included elsewhere in this prospectus.
(2)	These amounts consist of the group health premiums paid by us for employee dental insurance, life insurance, long term disability insurance, and medical insurance.

Annual Cash Bonuses

In 2010, our Board of Directors authorized the payment of discretionary quarterly bonuses to each of our named executive officers as set forth above. To date, we have awarded only discretionary cash bonuses to the named executive officers other than the Chief Executive Officer, based upon a subjective evaluation of the individual’s overall performance by our Chief Executive Officer.

Contractual Agreements with Named Executives

Currently, each of our named executive officers is an “at-will” employee; however some of them have employment agreements and/or letters of employment detailing the basic terms of their employment.

Mr. Fabbio is party to an employment agreement effective April 26, 2007 and amended as of March 16, 2011. Mr. Fabbio’s current annual base salary is $340,000 with a maximum annual bonus of $200,000, payable quarterly subject to his successful achievement of certain business objectives, as set by the compensation committee at the beginning of each quarter. In the event that Mr. Fabbio is terminated other than for cause (as defined in the employment agreement), he will receive a lump sum payment in an amount equal to nine months of his current base salary, less applicable statutory withholdings and deductions.

Mr. Kerley is party to a letter agreement regarding his employment effective April 29, 2009. Mr. Kerley’s base salary in 2010 was $180,000 with a bonus of $16,300. On February 2, 2011, the Board of Directors approved Mr. Kerley’s current annual base salary of $189,000 with a maximum annual bonus of $25,000, payable quarterly subject to his successful achievement of certain business objectives, as set by our Chief Executive Officer at the beginning of each quarter.

Mr. Hancock is a party to a letter agreement regarding his employment effective May 1, 2008. The base salary of Mr. Hancock in 2010 was $198,000 per year. On February 2, 2011, the Board of Directors approved Mr. Hancock’s current annual base salary of $205,920 with a target maximum annual bonus of $85,000, payable quarterly subject to his successful achievement of certain business objectives, as set by our Chief Executive Officer at the beginning of each quarter.

Outstanding Equity Awards at Fiscal Year-End

The following table below sets forth information regarding the outstanding equity awards held by our named executive officers at December 31, 2010.

Name	Option Awards
	Date of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Robert A. Fabbio	N/A		—	N/A	N/A
William J. Kerley	5/18/2009	(1)	120,000	0.20	5/18/2019
	2/3/2010	(2)	20,000	0.20	2/3/2020
	11/3/2010	(3)	7,500	0.35	11/3/2020
Michael W. Hancock	5/14/2008	(4)	195,000	0.20	5/14/2018
	11/18/2008	(5)	25,000	0.20	11/18/2018
	2/3/2010	(6)	20,000	0.20	2/3/2020
	11/3/2010	(7)	10,000	0.35	11/3/2020

(1)	One fourth of the total number of shares vested on the first anniversary of April 29, 2009, and an additional one forty-eighth of the total number of shares vest on the corresponding day of each month thereafter, subject to continuous service.
(2)	One fourth of the total number of shares vested on the first anniversary of February 3, 2010, and an additional one forty-eighth of the total number of shares vest on the corresponding day of each month thereafter, subject to continuous service.
(3)	One fourth of the total number of shares shall vest on the first anniversary of November 3, 2010, and an additional one forty-eighth of the total number of shares vest on the corresponding day of each month thereafter, subject to continuous service.
(4)	One fourth of the total number of shares vested on the first anniversary of May 5, 2008, and an additional one forty-eighth of the total number of shares vest on the corresponding day of each month thereafter, subject to continuous service.
(5)	One fourth of the total number of shares vested on the first anniversary of May 14, 2008, and an additional one forty-eighth of the total number of shares vest on the corresponding day of each month thereafter, subject to continuous service.
(6)	One fourth of the total number of shares vested on the first anniversary of February 3, 2010, and an additional one forty-eighth of the total number of shares vest on the corresponding day of each month thereafter, subject to continuous service.
(7)	One fourth of the total number of shares shall vest on the first anniversary of November 3, 2010, and an additional one forty-eighth of the total number of shares vest on the corresponding day of each month thereafter, subject to continuous service.

Option Exercises

None of our named executive officers exercised option awards in the 2010 fiscal year.

Benefit Plans

2007 Stock Option/Stock Issuance Plan

Our 2007 Stock Option/Stock Issuance Plan, or, as amended, the Existing Plan, was adopted by our board of directors effective July 31, 2007 and approved by our shareholders and amended and restated on May 29, 2008, March 13, 2009, April 21, 2009 and November 3, 2010. Our 2007 Stock Plan provides for the grant of nonstatutory and incentive stock options and stock awards to our employees, directors and consultants. As of December 31, 2010, options to purchase 1,345,416 shares of common stock were outstanding and 446,834 shares were available for future grant under this plan. In February of 2011, the number of shares reserved for issuance under the Existing Plan was increased to 1,967,250.

We will not grant any additional awards under our 2007 Stock Option/Stock Issuance Plan following this offering. Instead, we will grant options under our 2011 Plan. However, our 2007 Stock Option/Stock Issuance Plan will continue to govern the terms and conditions of all outstanding options previously granted under the 2007 Stock Option/Stock Issuance Plan.

2011 Equity Incentive Plan

On April 26, 2011, the Board of Directors of the company adopted the WhiteGlove House Call Health, Inc. 2011 Equity Incentive Plan, or the 2011 Plan, and we expect our stockholders to approve the 2011 Plan prior to the completion of this offering. The 2011 Plan is a broad-based incentive plan that provides for granting stock options, stock awards, performance awards, and other stock-based or performance-based awards to employees, service providers and non-employee directors.

The maximum number of shares of common stock initially reserved for issuance under the 2011 Plan is 750,000 shares, plus (1) any shares of common stock that, as of this offering, have been reserved but not issued pursuant to any awards granted under the Existing Plan and are not subject to any awards granted thereunder, and (2) any shares of common stock subject to stock options or similar awards granted under the Existing Plan that expire or otherwise terminate without having been exercised in full and shares of common stock issued pursuant to awards granted under the Existing Plan that are forfeited to or repurchased by the company, with the maximum number of shares of common stock to be added to the 2011 Plan pursuant to clauses (1) and (2) equal to approximately 1,792,250 shares of common stock. The shares of common stock may be authorized, but unissued, or reacquired common stock. The maximum number of shares reserved under the 2011 Plan will automatically increase on January 1st of each calendar year during the term of the 2011 Plan, commencing on January 1, 2012, by an amount, or the Annual Increase Amount, equal to the lesser of:

•	five percent (5%) of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding fiscal year and;

•	1,000,000 shares; or

•	such other amount that is lower that the Board, in its sole discretion (but without any obligation), may determine.

In addition, our 2011 Plan provides for the automatic grant of restricted stock awards to our non-employee independent directors designated by the board of directors as such. Beginning in fiscal year 2012, non-employee independent directors will, on the date of each annual meeting of stockholders of the company, automatically receive a number of shares of restricted common stock determined by dividing (A) $40,000 by (B) the fair market value of the company’s common stock on that date. The company’s right of repurchase with respect to the restricted stock awarded under our automatic grant provision will lapse in equal monthly installments for twelve months following the date of grant, provided that the recipient continues to serve as a director through such dates.

The 2011 Plan will be administered by the Board of Directors, or at the election of the Board of Directors, a committee composed of one or more persons designated by the Board of Directors of the company, in which case the Board will maintain concurrent authority with respect to administration of the 2011 Plan except in the case of awards to “covered employees” as defined in Section 162(m) of the Internal Revenue Code. The Board of Directors and, if applicable, its designated committee, will have the full authority, subject to the terms of the 2011 Plan, to establish rules and regulations for the proper administration of the 2011 Plan, to promulgate forms of award agreements, to select the employees (other than in the case of awards to “covered employees” whose awards shall be administered only by the Committee), service providers and directors to whom awards are granted, and to determine the type of awards made and the terms of the awards.

Limitations on Directors’ Liability and Indemnification Agreements

As permitted by Delaware law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws, both of which will become effective upon the completion of this offering, that limit or eliminate the personal liability of directors to the fullest extent permitted by Delaware law. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as injunctive relief or rescission. These provisions will not alter a director’s liability under federal securities laws. Our amended and restated certificate of incorporation that will become effective upon the completion of this offering also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Delaware law, our amended and restated bylaws which will be effective upon completion of this offering, also provide that:

•	we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law;

•	we may advance expenses to our directors, officers, employees and other agents in connection with a legal proceeding to the fullest extent permitted by law; and

•	the rights provided in our bylaws are not exclusive.

Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification. We have obtained such insurance.

In addition to the indemnification provided for in our certificate of incorporation and bylaws, we intend to enter into separate indemnification agreements with each of our directors and executive officers, which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, expenses, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth, as of March 31, 2011, information regarding the beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, who is known by us to be the beneficial owner of five percent or more of our common stock;

•	each of our directors;

•	each of our named executive officers;

•	all our directors and executive officers as a group; and

•	each selling stockholder.

The information in the following table is calculated based on 10,337,486 shares of common stock outstanding before this offering and 12,837,486 shares of common stock outstanding after this offering. The number of shares outstanding is based on the number of shares of common stock outstanding on March 31, 2011 as adjusted to give effect to:

•	our conversion from a Texas corporation to a Delaware corporation;

•	the conversion of all outstanding shares of our preferred stock into 10,107,990 shares of common stock; and

•	the filing of our amended and restated certificate of incorporation, which will occur upon completion of this offering.

In addition, the information in the following table assumes no exercise of the placement agents’ over-allotment option to purchase shares from certain selling stockholders.

Each individual or entity shown on the table has furnished information with respect to beneficial ownership. Except as otherwise indicated below, the address of each officer, director and five percent stockholder listed below is c/o WhiteGlove House Call Health, Inc., 5300 Bee Cave Road, Building I, Suite 100, Austin, TX, 78746.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 31, 2011. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Owned		Percentage of Shares Outstanding
			Before Offering	After Offering
5% Stockholders
Entities affiliated with EEF Partners II LLC	2,182,858	(1)	21.1%	17.0%
Andrew M. Paul	2,721,469	(2)	26.3	21.2
Christopher J. Garcia	2,182,858	(3)	21.1	17.0
TRAFLT, LLC	1,901,643		18.4	14.8
HQ Investors 3, LLC	1,231,293		11.9	9.6
Hidden Lion Partners I, LLC	1,068,755		10.3	8.3
Meredith Family Revocable Trust	517,882		5.0	4.0
Thomas J. Meredith	517,882	(4)	5.0	4.0
Lynn M. Meredith	517,882	(5)	5.0	4.0
Directors and Named Executive Officers
Robert A. Fabbio	2,157,596	(6)	20.9	16.8
Lawrence H. Garatoni	1,231,293	(7)	11.9	9.6
Malcolm Kostuchenko	2,182,858	(8)	21.1	17.0
Dr. William Rice, M.D.	1,145,869	(9)	11.0	8.9
James G. Treybig	39,000		*	*
Mark Sherman	1,068,755	(10)	10.3	8.3
William J. Kerley	147,500	(11)	1.4	1.1
Michael W. Hancock	253,428	(12)	2.4	1.9
Edward C. Ateyeh	72,767		*	*
Gary A. Mecklenburg	—		*	*
Leslie V. Norwalk	—		*	*
All executive officers and directors as a group	8,299,066		81.0	65.8

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Consists of 2,182,858 shares held of record by Enhanced Equity Fund II, LP, of which EEF Partners II LLC is the General Partner and has sole voting and investment power.
(2)	Includes (i) 153,205 shares held of record by Mr. Paul; (ii) 2,182,858 shares beneficially owned by EEF Partners II, LLC, of which Mr. Paul is a Managing Partner and has shared voting and investment power; (iii) 133,619 shares held of record by EEF II Co-Invest LLC, of which Mr. Paul is the sole member and has sole voting and investment power; and (iv) 251,787 shares, including a warrant to purchase 98,582 shares, held of record by Enhanced Capital Texas Fund II, LLC, of which Mr. Paul is the Founder and Chairman of the Board and has shared voting and investment power.
(3)	Consists of 2,182,858 shares held of record by Enhanced Equity Fund II, LP, of which Mr. Garcia is and has shared voting and investment power.
(4)	Consists of 517,882 shares held of record by Meredith Family Trust, of which Mr. Meredith has shared voting and investment power with Lynn M. Meredith, Mr. Meredith’s spouse.

footnotes continued on following page

(5)	Consists of 517,882 shares held of record by Meredith Family Trust, of which Ms. Meredith has shared voting and investment power with Thomas J. Meredith, Ms. Meredith’s spouse.
(6)	Includes (i) 33,814 shares held of record by Mr. Fabbio; (ii) 182,139 shares held of record by IRA FBO Robert A. Fabbio Pershing LLC as Custodian Account number: 5U9-986364, of which Mr. Fabbio is the sole owner; and (iii) 1,901,643 shares held by TRAFLT, LLC, of which Mr. Fabbio is the sole member and President. Mr. Fabbio disclaims beneficial ownership of 40,000 shares held of record by Mr. Fabbio’s spouse.
(7)	Consists of 1,231,293 shares held of record by HQ Investors 3, LLC, of which Mr. Garatoni has shared voting and investment power.
(8)	Consists of 2,182,858 shares beneficially owned by EEF Partners II, LLC, of which Mr. Kostuchenko is a Managing Partner and has shared voting and investment power.
(9)	Includes 20,000 shares subject to options which are immediately exercisable, 14,584 of which are subject to the company’s right of repurchase within 60 days of March 31, 2011.
(10)	Includes 1,068,755 shares held of record by Hidden Lion Partners I, LLC, of which Mr. Sherman is the Founder and General Partner.
(11)	Includes 147,500 shares subject to options which are immediately exercisable, 84,584 of which are subject to the company’s right of repurchase within 60 days of March 31, 2011.
(12)	Consists of 3,428 shares held of record by Mr. Hancock and 250,000 shares subject to options which are immediately exercisable, 88,751 of which are subject to the company’s right of repurchase within 60 days of March 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since January 1, 2008 to which we have been a party, in which the amount involved in the transaction exceeds $37,630, and in which any of our executive officers, directors and principal stockholders, including their immediate family members had or will have a direct or indirect material interest, other than the employment agreements, which are described elsewhere.

Loan Financings

On April 22, 2009, we entered into a Note Purchase Agreement with Accent Texas Fund II, L.P. and Enhanced Capital Texas Fund II, LLC, pursuant to which we issued promissory notes with an aggregate principal amount of $750,000, and warrants to purchase an aggregate of 197,164 shares of our Series B-1 Convertible Preferred Stock, par value $0.01 per share, at a price of $2.1961 per share. Enhanced Capital Texas Fund II, LLC was issued a promissory note with a principal amount of $200,000, a second promissory note with a principal amount of $175,000, a warrant to purchase 65,722 shares of Series B-1 Preferred Stock, and a second warrant to purchase 32,861 shares of Series B-1 Preferred Stock. The notes bear interest at the lesser of 12% per annum or the maximum rate allowed under applicable law. In March 2010, we repaid the $750,000 in principal outstanding on the notes plus accrued but unpaid interest thereon. The warrants issued to both funds are still outstanding and will terminate on the earlier of (1) the closing of a change in control or (2) 360 days following a firm commitment underwritten initial public offering of the company’s common stock pursuant to a registration statement declared effective by the SEC. Enhanced Capital Texas Fund II, LLC is an affiliate of Andrew M. Paul, who is the beneficial owner of more than five percent of our voting securities.

On March 3, 2010, we entered into a Note Purchase Agreement with Enhanced Capital Texas Fund II, LLC, an affiliate of Mr. Paul, pursuant to which we issued to Enhanced Capital Texas Fund II, LLC a promissory note with a principal amount of $1.0 million. The note bears interest at the lesser of 12% per annum or the maximum rate allowed under applicable law. In March 2011, we repaid the $1.0 million in principal outstanding on the note plus accrued but unpaid interest thereon.

On February 14, 2011, we entered into a Note Purchase Agreement with Enhanced Capital Texas Fund, L.P. and Enhanced Capital Texas Fund II, LLC, affiliates of Mr. Paul, pursuant to which we issued two promissory notes with an aggregate principal amount of $2.5 million. Enhanced Capital Texas Fund, L.P. was issued a promissory note with a principal amount of $1.0 million, and Enhanced Capital Texas Fund II, LLC was issued a promissory note with a principal amount of $1.5 million. The notes bear interest at the lesser of 13% per annum or the maximum rate allowed under applicable law. As of March 31, 2011, $2.5 million of the aggregate principal amount of the notes remain outstanding, with no principal and $14,000 in interest having been paid on the notes.

Preferred Stock Issuances

On February 22, 2008, we sold 300,000 shares of our Series A Convertible Preferred Stock, par value $0.01 per share, or Series A Preferred Stock, at a price of $1.00, and issued an additional 600,000 shares of Series A Preferred Stock in exchange for common stock at a rate of 5 shares of common stock per share of Series A Preferred Stock, for aggregate consideration of $0.3 million and 3,000,000 shares of common stock. 600,000 of the shares of Series A Preferred Stock were issued to The Fabbio Family Limited Partnership, an affiliate of Robert A. Fabbio, our President and CEO who serves on our Board of Directors. 300,000 of the shares of Series A Preferred Stock were issued to Dr. William Rice, M.D. who serves on our Board of Directors. In May 2008, we authorized a stock-split whereby each share of Series A Preferred Stock was converted into 3.6944 shares of Series A Preferred Stock.

Between May 29 and October 28, 2008, we sold 869,100 shares of Series A-1 Convertible Preferred Stock, par value $0.01 per share, or Series A-1 Preferred Stock, at a price of $2.00 per share for gross proceeds of approximately $1.7 million. 100,000 shares of the Series A-1 Preferred Stock were sold to The Fabbio Family Limited Partnership, an affiliate of Mr. Fabbio, for an aggregate price of $200,000, and 40,000 shares of the Series A-1 Preferred Stock were sold to Monica Fabbio, Mr. Fabbio’s spouse, for an aggregate price of $80,000. 50,000 shares of the Series A-1 Preferred Stock were sold to Ed Ateyeh, who serves on our Board of Directors for an aggregate purchase price of $100,000. In addition, we issued 4,752 shares of Series A-1 Preferred Stock as quarterly bonuses on February 8, 2009 to certain of our employees and consultants. 2,652, 1,350, and 750 of these shares were issued to Michael Hancock, Dr. William Rice, M.D., and The Fabbio Family Limited Partnership, an affiliate of Mr. Fabbio, respectively.

Between March 13 and June 30, 2009, we sold 1,746,648 shares of Series B-1 Convertible Preferred Stock, par value $0.01 per share, or Series B Preferred Stock, at a price of $2.1961 per share for gross proceeds of approximately $3.8 million. 684,655 shares of the Series B Preferred Stock were sold to HQ Investors 3, LLC, an affiliate of Lawrence H. Garatoni, who serves on our Board of Directors. 22,767 shares of the Series B Preferred Stock were sold to Ed Ateyeh, who serves on our Board of Directors. 113,837 shares of the Series B Preferred Stock were sold to IRA FBO “Robert A. Fabbio”, an affiliate of Mr. Fabbio. 387,049 shares of the Series B Preferred Stock were sold to WR Hambrecht Ventures II, L.P., an affiliate of WR Hambrecht + Co, a placement agent in this offering.

On February 5, 2010, we sold 2,288,908 shares of Series C Convertible Preferred Stock, par value $0.01 per share, or Series C Preferred Stock, at a price of $3.2636 per share for gross proceeds of approximately $7.5 million. 1,532,050 of the shares of Series C Preferred Stock were sold to Hidden Lion Partners I, LLC, an affiliate of Mark Sherman, who serves on our Board of Directors. 199,166 shares of the Series C Preferred Stock were sold to HQ Investors 3, LLC, an affiliate of Lawrence H. Garatoni, who serves on our Board of Directors. 153,205 shares of the Series C Preferred Stock were sold to Enhanced Capital Texas Fund II, LLC, which is an affiliate of Andrew M. Paul, who is the beneficial owner of more than five percent of our voting securities.

On March 3, 2011, we sold 2,316,477 shares of Series D Convertible Preferred Stock, par value $0.01 per share, or Series D Preferred Stock, at a price of $4.3169 per share for gross proceeds of approximately $10.0 million. 2,182,858 of the shares of Series D Preferred Stock were sold to Enhanced Equity Fund II, L.P., and the remaining 133,619 shares were sold to EEF II Co-Invest LLC. Enhanced Equity Fund II, L.P. is an affiliate of Mr. Kostuchenko, who serves on our Board of Directors, and EEF II Co-Invest LLC is an affiliate of Mr. Paul, who is the beneficial owner of more than five percent of our voting securities.

Repurchase of Preferred Stock

On March 15, 2011, we repurchased 463,295 shares of Series C Preferred Stock held by Hidden Lion Partners I, LLC, an affiliate of Mr. Sherman, at a price of $4.3169 per share, for an aggregate purchase price of approximately $2.0 million.

Third Amended and Restated Investors Rights’ Agreement

Pursuant to our Third Amended and Restated Investors’ Rights Agreement, or Rights Agreement, certain stockholders and their affiliates and transferees have registration rights. Pursuant to the Rights’ Agreement, if we propose to register any of our securities under the Securities Act, holders of 65% of our common stock, including the shares of common stock issuable upon the conversion of our preferred stock and shares of common stock issued upon exercise of warrants, may require us, on not more than two occasions at any time beginning approximately six months from the date of the closing of a firm underwritten public offering, to file a registration statement under the

Securities Act with respect to their shares of common stock. For more information regarding the Rights Agreement, see “Description of Capital Stock—Registration Rights.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Other Transactions

We entered into a Medical Director Agreement with Dr. William Rice, M.D., a member of our board of directors, effective June 18, 2007. The agreement provided for compensation of $12,500 per month to Dr. Rice, in exchange for his medical director services. The agreement was subsequently amended on January 29, 2008, April 30, 2008, August 15, 2008, October 14, 2009, and January 31, 2011, and was terminated on February 7, 2011.

DESCRIPTION OF CAPITAL STOCK

Outstanding Shares

Upon completion of this offering, our authorized capital stock will consist of 35,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share. As of March 31, 2011, we had 229,496 shares of common stock issued and outstanding and 10,107,990 shares of preferred stock issued and outstanding that are convertible into 10,107,990 shares of common stock. We have approximately forty-eight stockholders, assuming the conversion of all outstanding shares of our preferred stock into shares of our common stock. In addition, as of March 31, 2011, options to purchase 1,388,249 shares of common stock and warrants to purchase 197,164 shares of Series B-1 Preferred Stock were issued and outstanding.

The number of shares of our capital stock outstanding after this offering and the description of our capital stock herein assumes:

•	our conversion from a Texas corporation to a Delaware corporation;

•

the conversion of all 10,107,990 shares of convertible preferred stock outstanding on March 31, 2011 into an aggregate of 10,107,990 shares of common stock, assuming an initial public offering price of $11.00 per share; and

•	the filing and effectiveness of our amended and restated certificate of incorporation.

Common Stock

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and nonassessable.

Preferred Stock

Upon the closing of this offering, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of WhiteGlove House Call Health, Inc. and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Registration Rights

Demand Registration Rights

Pursuant to the Rights Agreement, at any time beginning six months after the consummation of a firm commitment underwritten public offering, the holders of at least 65% of the registrable shares of our common stock issued or issuable upon conversion of preferred stock, can request that we file up to two registration statements registering all or a portion of their registrable shares. As of March 31, 2011, the holders of approximately 10,107,990 shares of our common stock issued or issuable upon conversion of preferred stock have demand registration rights. Under specified circumstances, we also have the right to defer filing of a requested registration statement for a period of not more than 120 days, which right may not be exercised more than once during any period of 12 consecutive months. These registration rights are subject to additional conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Form S-3 Registration Rights

Pursuant to the Rights’ Agreement, if we are eligible to file a registration statement on Form S-3, the holders of at least 10% of the registrable shares of common stock issued or issuable upon the conversion of preferred stock have the right to demand that we file additional registration statements, including a shelf registration statement, for such holders on Form S-3.

Piggyback Registration Rights

Pursuant to the Rights Agreement, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, corporate reorganizations, or a registration on any form which does not permit secondary sales or does not include substantially the same information as would be required to be included in this registration statement, the holders of registrable shares of common stock issued or issuable upon conversion of the preferred stock are entitled to notice of the registration and have the right to include their registrable shares in such registration. As of March 31, 2011, the holders of approximately 10,107,990 shares of convertible preferred stock will be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. The underwriter of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

Expenses of Registration

We are required to pay all expenses relating to any demand, Form S-3, or piggyback registration, other than underwriting or placement agency fees.

Other Stockholder Rights

Our Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated March 2, 2011 provides certain rights of first refusal, co-sale rights, and drag-along rights to certain of our stockholders. In addition, our Third Amended and Restated Voting Agreement dated March 2, 2011 obligates certain of our stockholders regarding the voting of their shares in elections of our directors and provides certain observer rights and rights of indemnification. The company anticipates that the rights contained in such agreements will be waived, and such agreements amended, pursuant to a Waiver and Omnibus Amendment, such that they will terminate upon the completion of this offering.

Our third Amended and Restated Investor’s Rights Agreements dated March 2, 2011 provides certain registration and preemptive rights to our investors. The Company anticipates that the preemptive rights contained in such agreement will be waived pursuant to a Waiver and Omnibus Amendment.

The Company anticipates that the Buy-Sell Agreement dated June 13, 2007 between the Company, Robert Fabbio and Dr. William Rice, M.D., regarding certain transfers or proposed transfers of the Company’s capital stock will be terminated.

Anti-Takeover Effects of Delaware Law and Certain Provisions of our Certificate of Incorporation and Bylaws

Delaware Law

We are governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws that will become effective upon the completion of this offering will:

•	provide for a staggered Board of Directors;

•

permit our Board of Directors to issue shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

•	provide that the authorized number of directors may be changed only by resolution of the Board of Directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•

provide that special meetings of our stockholders may be called only by the chairperson of the Board of Directors, our Chief Executive Officer or President (in the absence of a Chief Executive Officer) or by the Board of Directors; and

•

provide that stockholders will be permitted to amend our bylaws only upon receiving at least sixty-six and two thirds percent of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage some types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Capital Market Listing

We intend to apply to the NYSE Amex to quote our common stock under the proposed trading symbol WHCH.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is expected to be American Stock Transfer & Trust Company LLC. The transfer agent’s address is Operations Center, 6201 15th Avenue, Brooklyn, NY 11219.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Market sales of shares or the availability of shares for sale may decrease the market price of our common stock prevailing from time to time. As described below, only a portion of our and the selling stockholders’ outstanding shares of common stock will be available for sale shortly after this offering due to contractual and legal restrictions to resale. Nevertheless, sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

Future sales of our common stock and the availability of our common stock for sale may depress the market price for our common stock. Upon completion of this offering, 12,837,486 shares of common stock will be outstanding, assuming no exercise of the placement agents’ over-allotment option and no exercise of options or warrants and full conversion of all outstanding preferred stock. All of the shares sold in this offering by us will be freely tradable. Except as set forth below, the remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market roughly as follows:

Approximate Number of Shares	Date of Availability of Sales
no shares	As of the date of this prospectus

10,337,486	At various times beginning more than 180 days after the date of this prospectus

In addition, 901,777 shares of common stock will be eligible for sale upon exercise of vested options 180 days following the date of this prospectus, subject to extension as described in “Plan of Distribution.”

Rule 144

Rule 144 provides that non-affiliates that have held restricted securities of a reporting company for at least six months and have not had an affiliate relationship with us during the preceding three months may sell their securities without restriction or limitation, other than that Rule 144’s public information requirements must be satisfied during the six months following satisfaction of the six-month holding period requirement. In general, Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, permits affiliates that have held restricted securities for at least six months to sell such restricted securities in accordance with the traditional conditions of Rule 144, including the current public information requirement, the volume limitations, manner of sale provisions and notice requirements. In particular, an affiliate who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 128,375 shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the NYSE Amex during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

As of March 31, 2011, 224,496 shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options and stock awards.

Lock-Up Agreements

Upon completion of this offering, we and each of our officers, directors and all stockholders and option holders will have agreed, subject to specified exceptions, that, without the prior written consent of WR Hambrecht+Co, they will not, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire our capital stock for a period of 180 days from the date of this prospectus. WR Hambrecht+Co may, in its sole discretion, permit early release of shares subject to the lock-up agreements.

This agreement is subject to certain exceptions and is also subject to extension as set forth under “Plan of Distribution.”

Registration Rights

Upon completion of this offering, the holders of approximately 10,107,990 shares of our common stock issued or issuable upon conversion of preferred stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration. See “Description of Capital Stock—Registration Rights.”

Stock Options

Immediately after this offering, we intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock reserved for issuance under our stock option plans. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the lock-up agreements described above, be available for sale in the open market.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following is a summary of the material United States federal income and estate tax consequences of the acquisition, ownership and disposition of shares of our common stock purchased pursuant to this offering by a holder that, for United States federal income tax purposes, is not a “United States person,” as we define that term below. A beneficial owner of shares of our common stock who is not a United States person is referred to below as a “non-United States holder.” This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial opinions, administrative pronouncements and published rulings of the United States Internal Revenue Service, or IRS, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, resulting in United States federal tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in the following summary, and there can be no complete assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained.

This summary is limited to non-United States holders who purchase shares of our common stock issued pursuant to this offering and who hold our common stock as a capital asset (generally property held for investment) for United States federal income tax purposes. This summary does not purport to be complete and does not address the tax considerations arising under the laws of any state, local or non-United States jurisdiction, or under United States federal estate or gift tax laws, except as specifically described below. In addition, this summary does not address tax considerations that may be applicable to an investor’s particular circumstances nor does it address the special tax rules applicable to special classes of non-United States holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes;

•	holders subject to the alternative minimum tax;

•	United States expatriates;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	brokers or dealers in securities or currencies;

•	real estate investment trusts;

•	regulated investment companies;

•	mutual funds;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or

•	persons that will hold common stock as a position in a hedging transaction, “straddle,” “conversion,” or other integrated transaction for tax purposes.

If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of shares of our common stock that is a partnership, and partners in such partnership, are urged to consult their own tax advisors regarding the tax consequences of the acquisition, ownership and disposition of shares of our common stock.

For purposes of this discussion, a United States person means a person who is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including any entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust (1) if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

An individual is treated as a resident of the United States in any calendar year for United States federal income tax purposes if the individual is present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending on the last day of the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for United States federal income tax purposes as if they were United States citizens.

You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, non-United States or other taxing jurisdiction or under any applicable tax treaty.

Distributions on Shares of Our Common Stock

If distributions are paid on shares of our common stock, the distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares in our common stock. Any remainder will be treated as gain from the sale of shares of our common stock. Dividends paid to a non-United States holder generally will be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, the benefits of which a non-United States holder is eligible. However, if the dividend is effectively connected with the non-United States holder’s conduct of a trade or business in the United States and, where an income tax treaty applies, is attributable to a United States permanent establishment maintained by such non-United States holder, the dividend will not be subject to any withholding tax, provided certain certification and disclosure requirements are met, as described below, but will be subject to United States federal income tax imposed on net income on the same basis that applies to United States persons generally. A corporate non-United States holder under certain circumstances also may be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, the benefits of which a non-United States holder is eligible, on a portion of its effectively connected earnings and profits for the taxable year. Non-United States holders are urged to consult their own tax advisors regarding the potential applicability of any income tax treaty.

To claim the benefit of an applicable income tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-United States holder must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income, or such successor forms as the IRS designates, and certify under penalties of perjury that such holder is not a United States person prior to the payment of distributions on our common stock. These forms must be periodically updated. Special certification and other requirements apply to certain non-United States holders that are pass-through entities and non-United States holders whose stock is held through certain foreign intermediaries. Non-United States holders may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition

A non-United States holder generally will not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of shares of our common stock unless any one of the following is true:

•

the gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States and, where an applicable income tax treaty applies, is attributable to a United States permanent establishment maintained by such non-United States holder;

•	the non-United States holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes at any time during the shorter of (1) the period during which you hold our common stock and (2) the five-year period ending on the date you dispose of our common stock.

We believe that we are not currently, and will not become, a USRPHC for United States federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, we cannot assure you that we will not become a USRPHC in the future. As a general matter, as long as our common stock is regularly traded on an established securities market, however, it will not be treated as a United States real property interest with respect to any non-United States holder that holds no more than 5% of such regularly traded common stock. If we are determined to be a USRPHC and the foregoing exception does not apply, among other things, a purchaser may be required to withhold 10% of the proceeds payable to a non-United States holder from a disposition of shares of our common stock, and the non-United States holder generally will be taxed on its net gain derived from the disposition at the graduated United States federal income tax rates applicable to United States persons.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally but will generally not be subject to withholding. Corporate holders also may be subject to a branch profits tax on such gain. Gain described in the second bullet point above will be subject to a flat 30% United States federal income tax, which may be offset by certain United States source capital losses. Non-United States holders are urged to consult any potentially applicable income tax treaties that may provide for different rules.

Recent Tax Legislation

On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010, the “HIRE Act”. The HIRE Act imposes a United States withholding tax at a 30% rate on certain distributions and proceeds of sale with respect to shares of our common stock received by

United States persons who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-United States holders if certain disclosure requirements related to United States accounts or ownership are not satisfied. If payment of withholding taxes is required, non-United States holders that are otherwise eligible for an exemption from, or reduction of, United States withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. These new withholding rules are generally effective for payments made after December 31, 2012.

United States Federal Estate Taxes

Shares of our common stock owned or treated as owned by an individual who at the time of death is a non-United States holder are considered United States situs assets and will be included in the individual’s estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently at a 28% rate of tax) generally will apply to dividends paid with respect to our common stock. In certain circumstances, non-United States holders may avoid information reporting and backup withholding if they provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income, or such successor forms as the IRS designates, and certify under penalties of perjury as to their status as non-United States holders or otherwise establish an exemption and certain other requirements are met. Copies of information returns may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty. Non-United States holders are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

The gross proceeds from the disposition of shares of our common stock may be subject to information reporting and backup withholding. If a non-United States holder sells shares of our common stock outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to such holder outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting will generally apply to a payment of sale proceeds, even if that payment is made outside the United States, if a non-United States holder sells shares of our common stock through a non-United States office of a broker that:

•	is a United States person for United States federal tax purposes;

•	is a foreign person that derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for United States tax purposes; or

•

is a foreign partnership, if at any time during its tax year (1) one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or (2) the foreign partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its files that the non-United States holder is not a United States person and certain other conditions are met, or the non-United States holder otherwise establishes an exemption. In such circumstances, backup withholding will not apply unless the broker has actual knowledge or reason to know that the non-United States holder is not a non-United States person.

If a non-United States holder receives payments of the proceeds of a sale of shares of our common stock to or through a United States office of a broker, the payment is subject to both backup withholding and information reporting unless such non-United States holder properly provides IRS Form W-8BEN (or valid substitute or successor form) certifying under penalties of perjury that such stockholder is not a United States person or otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-United States holder can be refunded or credited against the non-United States holder’s United States federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

PLAN OF DISTRIBUTION

In accordance with the terms of the placement agency agreement among WR Hambrecht + Co, LLC and Rodman & Renshaw, LLC, as placement agents, and us, the placement agents have agreed to use their best efforts to procure potential purchasers for the shares of common stock offered hereby.

The placement agency agreement provides that the obligations of the placement agent are subject to various conditions, principally the declaration of effectiveness by the SEC of the registration statement of which this prospectus forms a part, the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and counsel. The placement agents are not purchasing or selling any of the shares being sold pursuant to this prospectus, and they are not required to arrange the purchase or sale of any specific number or dollar amount of shares.

Placement Agency Fees and Concessions

The placement agents propose to procure potential purchasers to purchase shares of our common stock at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $0.77 per share. The placement agents may allow, and dealers may reallow, a concession not to exceed $0.77 per share on sales to other dealers. The placement agents as well as any dealers that participate in the distribution of our common stock may be deemed to be placement agents within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them may be deemed to be placement agency fees under the Securities Act.

The following table shows the per share and total placement agency fee (rounded to the nearest cent for the purposes of this table) to be paid to the placement agents by us in connection with this offering. The placement agent fee has been determined through negotiations between us and the placement agent, and has been calculated as a percentage of the offering price.

Per Share
Initial public offering price	$11.00
Placement agency fee	$0.77
Proceeds, before expenses, to us	$10.23

We estimate that the costs of this offering, exclusive of the placement agent fee, will be approximately $1,075,000. These fees and expenses are payable entirely by WhiteGlove House Call Health, Inc. WhiteGlove House Call Health, Inc. has also agreed to reimburse the placement agents for a portion of their expenses in connection with this offering. An electronic prospectus is available on the website maintained by WR Hambrecht + Co and may also be made available on websites maintained by Rodman & Renshaw, LLC, selected dealers and selling group members participating in this offering.

The OpenIPO Auction Process

The distribution method being used in this offering is known as the OpenIPO auction, which differs from methods traditionally used in public offerings. In particular, as described under the captions “—Determination of Public Offering Price” and “—Allocation of Shares” below, the public offering price and the allocation of shares are determined by an auction conducted by the placement agents and other factors as described below. All qualified individual and institutional investors may place bids in an OpenIPO auction and investors submitting valid bids have an equal opportunity to receive an allocation of shares.

The following describes how the placement agents and some selected dealers conduct the auction process and, on our behalf, confirm bids from prospective investors:

Prior to Effectiveness of the Registration Statement

Before the registration statement relating to this offering becomes effective, but after a preliminary prospectus is available, the auction will open and the placement agents and participating dealers will solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of the prospectus. The minimum size of any bid is 100 shares. Bidders may submit multiple bids in the auction.

The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the SEC becomes effective. A bid received by the placement agents or a participating dealer involves no obligation or commitment of any kind prior to the notice of acceptance being sent, which will occur after effectiveness of the registration statement and closing of the auction. Bids can be modified at any time prior to the closing of the auction.

Potential investors may contact the placement agents or dealers through which they submitted their bid to discuss general auction trends or consult on bidding strategy. The current clearing price is at all times kept confidential and will not be disclosed during the OpenIPO auction to any bidder; however, the placement agents or participating dealers may discuss general auction trends with potential investors. General auction trends may include a general description of the bidding trends or the anticipated timing of the offering. In all cases, any oral information provided with respect to general auction trends by any placement agent or any dealer is subject to change. Any general auction trend information that is provided orally by a placement agent or participating dealer is necessarily accurate only as of the time of inquiry and may change significantly prior to the auction closing. Therefore, bidders should not assume that any particular bid will receive an allocation of shares in the auction based on any auction trend information provided to them orally by any placement agent or any participating dealer.

Approximately two business days prior to the registration statement being declared effective, prospective investors will receive, by email, telephone or facsimile, a notice indicating the proposed effective date. Potential investors may at any time expressly request that all, or any specific, communications between them and the placement agents and participating dealers be made by specific means of communication, including email, telephone and facsimile. The placement agents and participating dealers will contact the potential investors in the manner they request.

Effectiveness of the Registration Statement

After the registration statement relating to this offering has become effective, potential investors who have submitted bids to the placement agents or participating dealers will be contacted by email, telephone or facsimile. Potential investors will be advised that the registration statement has been declared effective and that the auction may close in as little as one hour following effectiveness. Bids will continue to be accepted in the time period after the registration statement is declared effective but before the auction closes. Bidders may also withdraw their bids in the time period following effectiveness, including after the closing of the auction but before the notice of acceptance of their bid is sent.

Reconfirmation of Bids

The placement agents will require that bidders reconfirm the bids that they have submitted in this offering if any of the following events occur:

•	more than 15 business days have elapsed since the bidder submitted its bid in this offering; or

•	there is a material change in the prospectus that requires that the placement agents and we convey the material change to bidders in the offering and file an amended registration statement.

If a reconfirmation of bids is required, the placement agents and participating brokers will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that they must reconfirm their bids by contacting the placement agent or participating dealers with which they have their brokerage accounts. Bidders will have a minimum of four hours to reconfirm their bids from the time they receive the notice requesting reconfirmation. Bidders will have the ability to modify or reconfirm their bids at any time until the auction closes. If bidders do not reconfirm these bids before the auction is closed (which will be no sooner than four hours after the request for reconfirmation is sent), we and the placement agents will disregard their bids in the auction, and they will be deemed to have been withdrawn. If appropriate, the placement agents may include the request for reconfirmation in a notice of effectiveness of the registration statement.

Changes in the Price Range or Offering Size Before the Auction is Closed

Based on the auction demand, we and the placement agents may elect to change the price range or the number of shares being sold in the offering either before or after the SEC declares the registration statement effective. If we and the placement agents elect to change the price range or the offering size after effectiveness of the registration statement, the placement agents will keep the auction open for at least one hour after notifying bidders of the new auction terms. If the change in price range or offering size is not otherwise material to this offering, we and the placement agents or participating dealers will:

•	provide notice on the WR Hambrecht + Co website of the revised price range or number of shares to be sold in this offering, as the case may be;

•	if appropriate, issue a press release announcing the revised price range or number of shares to be sold in this offering, as the case may be; and

•

send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them of the revised price range or number of shares to be sold in this offering, as the case may be.

In these situations, the placement agents could accept an investor’s bid after the SEC declares the registration statement effective without requiring a bidder to reconfirm. However, the placement agents may decide at any time to require potential investors to reconfirm their bids, and if they fail to do so, their unconfirmed bids will be invalid.

In the event that the changes to the price range or the offering size constitute material changes, alone or in the aggregate, to the previously provided disclosure, we will reconfirm all bids that have been submitted in the auction after notifying bidders of the new auction terms. In the event that there is a material change to the price range or the offering size after effectiveness of the registration statement, we will file a post-effective amendment to the registration statement containing the new auction terms prior to accepting any offers. We will generally not consider any increase or decrease in the price range or offering size to be material unless such increase or decrease represents more than a 20% change in the maximum aggregate offering price of the shares.

Changes in the Price Range or Offering Size After the Auction is Closed and Pricing Outside the Price Range

If we determine after the auction is closed that the initial public offering price will be above or below the stated price range in the auction but that it will not result in any material change to the previously provided disclosure, the placement agents and participating dealers may accept all successful bids without reconfirmation. Similarly, if after effectiveness of the registration statement and the auction is closed the number of shares sold in the offering is increased or decreased in a manner that is not otherwise material to this offering, the placement agents and participating dealers may accept all successful bids without reconfirmation. In this situation the placement agents and participating dealers will communicate the final price and size of the offering in the notice of acceptance that is sent to successful bidders.

If we determine, after the auction is closed, that the initial public offering price will be outside of the price range or we elect to change the size of the offering, and the public offering price and/or change in the offering size, alone or in the aggregate, constitute material changes to the previously provided disclosure, then we may convey the final price and offering size to all bidders in the auction, file a post-effective amendment to the registration statement with the final price and offering size, reconfirm all bids and accept offers after the post-effective amendment has been declared effective by the SEC. In the alternative, we may re-open the auction pursuant to the following procedures:

•	WR Hambrecht + Co will provide notice on the WR Hambrecht + Co OpenIPO website that the auction has re-opened with a revised price range or offering size, as the case may be;

•	we and the placement agents and participating dealers will issue a press release announcing the new auction terms;

•

the placement agents and participating dealers will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that the auction has re-opened with a revised price range or offering size, as the case may be;

•	the placement agents and participating dealers will reconfirm all bids in the auction; and

•

we will file a post-effective amendment to the registration statement containing the new auction terms and have the post-effective amendment declared effective prior to the acceptance of any offers by the placement agents or participating dealers.

We will generally not consider any increase or decrease in the initial public offering price or offering size to be material unless such increase or decrease represents more than a 20% change in the maximum aggregate offering price of the shares.

Closing of the Auction and Pricing

The auction will close and a public offering price will be determined after the registration statement becomes effective at a time agreed to by the placement agents, which we anticipate will be after the close of trading on the NYSE Amex on the same day on which the registration statement is declared effective. The auction may close in as little as one hour following effectiveness of the registration statement. However, the date and time at which the auction will close and a public offering price will be determined cannot currently be predicted and will be determined by us and the placement agents based on general market conditions during the period after the registration statement is declared effective. If we are unable to close the auction, determine a public offering price and file a final prospectus with the SEC within 15 days after the registration statement is initially declared effective, we will be required to file with the SEC and have declared effective a post effective amendment to the registration statement before the auction may be closed and before any bids may be accepted.

Once a potential investor submits a bid, the bid remains valid unless subsequently withdrawn by the potential investor. Potential investors are able to withdraw their bids at any time before the notice of acceptance is sent by notifying the placement agent or a participating dealer through which they submitted their bids. The auction website will not permit modification or cancellation of bids after the auction closes. Therefore, if a potential investor that bid through the Internet wishes to cancel a bid after the auction closes, the investor may have to contact the placement agent through which they submitted their bid (or the participating dealer through which the investor submitted the bid) by telephone, facsimile or email (or as specified by the placement agent or participating dealer through which the bidder submitted the bid).

Following the closing of the auction, the placement agents determine the highest price at which all of the shares offered may be sold to potential investors. This price, which is called the “clearing price,” is determined based on the results of all valid bids at the time the auction is closed. The clearing price is not necessarily the public offering price, which is set as described in “Determination of Public Offering Price” below. The public offering price determines the allocation of shares to potential investors, with all valid bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

You will have the ability to withdraw your bid at any time until the notice of acceptance is sent. The placement agents will notify successful bidders that we have accepted their bids by sending a notice of acceptance after the auction closes and a public offering price has been determined, and bidders who submitted successful bids will be obligated to purchase the shares allocated to them regardless of (1) whether such bidders are aware that the registration statement has been declared effective and that the auction has closed or (2) whether they are aware that the notice of acceptance of that bid has been sent. The placement agents will not cancel or reject a valid bid after the notices of acceptance have been sent.

Once the auction closes and a clearing price is set as described below, a placement agent or a participating dealer accepts on our behalf the bids that are at or above the public offering price, but may allocate to a prospective investor fewer shares than the number included in the investors bid, as described in “—Allocation of Shares” below.

Determination of Initial Public Offering Price

The public offering price for this offering is ultimately determined by negotiation between the placement agents and us after the auction closes and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. Prior to this offering, there has been no public market for our common stock. The principal factor in establishing the public offering price is the clearing price resulting from the auction, although other factors are considered as described below. The clearing price is used by the placement agents and us as the principal benchmark, among other considerations described below, in determining the public offering price for the stock that will be sold in this offering.

The clearing price is the highest price at which all of the shares offered may be sold to potential investors, based on the valid bids at the time the auction is closed. Based on the auction results, we may elect to change the number of shares sold in the offering. Depending on the public offering price and the amount of the increase or decrease, an increase or decrease in the number of shares to be sold in the offering could affect the clearing price and result in either more or less dilution to potential investors in this offering.

Depending on the outcome of negotiations between the placement agents and us, the public offering price may be lower, but will not be higher, than the clearing price. The bids received in the auction and the resulting clearing price are the principal factors used to determine the public offering price of the stock that will be sold in this offering. The public offering price may be lower than the clearing price depending on a number of additional factors, including general market trends or conditions, the placement agents’ assessment of our management, operating results, capital structure and business potential and the demand and price of similar securities of comparable companies. The placement agents and we may also agree to a public offering price that is lower than the clearing price in order to facilitate a wider distribution of the stock to be sold in this offering. For example, the placement agents and we may elect to lower the public offering price to include certain institutional or retail bidders in this offering. The placement agents and we may also lower the public offering price to create a more stable post-offering trading price for our shares.

The public offering price always determines the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all valid bids that are at or above the public offering price receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if the placement agents and we are not able to reach agreement on the public offering price, then the placement agents and we will either postpone or cancel this offering. Alternatively, we may file with the SEC a post-effective amendment to the registration statement in order to conduct a new auction.

The following simplified example illustrates how the public offering price is determined through the auction process:

Company X offers to sell 1,500 shares in its public offering through the auction process. The placement agents, on behalf of Company X, receive five bids to purchase, all of which are kept confidential until the auction closes.

The first bid is to pay $10.00 per share for 1,000 shares. The second bid is to pay $9.00 per share for 100 shares. The third bid is to pay $8.00 per share for 900 shares. The fourth bid is to pay $7.00 per share for 400 shares. The fifth bid is to pay $6.00 per share for 800 shares.

Assuming that none of these bids are withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8.00 per share, which is the highest price at which all 1,500 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8.00 per share based on negotiations between Company X and the placement agents.

If the public offering price is the same as the $8.00 per share clearing price, the placement agents would accept bids on behalf of Company X at or above $8.00 per share. Because 2,000 shares were bid for at or above the clearing price, each of the three potential investors who bid $8.00 per share or more would receive approximately 75% (1,500 divided by 2,000) of the shares for which bids were made. The two potential investors whose bids were below $8.00 per share would not receive any shares in this example.

If the public offering price is $7.00 per share, the placement agents would accept bids on behalf of Company X that were made at or above $7.00 per share. No bids made at a price of less than $7.00 per share would be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,500 shares offered, based on the 2,400 shares they requested, or 62.5% (1,500 divided by 2,400) of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

As described in “—Allocation of Shares” below, because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than the pro rata percentage of the shares bid for. Thus, if the pro rata percentage was 75%, the potential investor who bids for 200 shares may receive a pro rata allocation of 100 shares (50% of the shares bid for), rather than receiving a pro rata allocation of 150 shares (75% of the shares bid for).

The following table illustrates the example described above, after rounding down any bids to the nearest round lot in accordance with the allocation rules described below and assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

	Bid Information Initial Public Offering of Company X				Auction Results
	Shares Requested	Cumulative Shares Requested	Bid Price	Shares Allocated	Approximate Allocated Requested Shares	Clearing Price	Amount Raised
	1,000	1,000	$10.00	700	75.0%	$8.00	$5,600
	100	1,100	$9.00	100	75.0%	$8.00	$800
Clearing price	900	2,000	$8.00	700	75.0%	$8.00	$5,600
	400	2,400	$7.00	0	0%	—	—
	800	3,200	$6.00	0	0%	—	—

Total				1,500			$12,000

Allocation of Shares

Bidders receiving a pro rata portion of the shares they bid for generally receive an allocation of shares on a round-lot basis, rounded to multiples of 100 or 1,000 shares, depending on the size of the bid. No bids are rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1,000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has submitted a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares) rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares). In addition, some bidders may receive allocations of shares that reflect a lesser percentage decrease in their original bid than the average pro rata decrease. For example, if a bidder has submitted a bid for 100 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of all 100 shares to avoid having the bid rounded down to zero.

Generally the allocation of shares in this offering will be determined in the following manner, continuing the first example above:

•	Any bid with a price below the public offering price is allocated no shares.

•

The pro rata percentage is determined by dividing the number of shares offered by the total number of shares bid at or above the public offering price. In our example, if there are 2,000 shares bid for at or above the public offering price, and 1,500 shares offered in the offering, then the pro rata percentage is 75%.

•

All of the successful bids are then multiplied by the pro rata percentage to determine the allocations before rounding. For example, the three winning bids for 1,000 shares (Bid 1), 100 shares (Bid 2) and 900 shares (Bid 3) would initially be allocated 750 shares, 75 shares and 675 shares, respectively, based on the pro rata percentage.

•	The bids are then rounded down to the nearest 100 share round lot, so the bids would be rounded to 700, 0 and 600 shares respectively. This creates a stub of 200 unallocated shares.

•	The 200 stub shares are then allocated to the bids. Continuing the example above, because Bid 2 for 100 shares was rounded down to 0 shares, 100 of the stub shares would be allocated to Bid 2. If there were not sufficient stub shares to allocate at least 100 shares to Bid 2, Bid 2 would not receive any shares in the offering. After allocation of these shares, 100 unallocated stub shares would remain.

•

Because Bid 3 for 900 shares was reduced, as a result of rounding, by more total shares than Bid 1 for 1,000 shares, Bid 3 would then be allocated the remaining 100 stub shares up to the nearest 100 round lot (from 600 shares to 700 shares).

If there are not sufficient remaining stub shares to enable a bid to be rounded up to a round lot of 100 shares the remaining unallocated stub shares would be allocated to smaller orders that are below their bid amounts. The table below illustrates the allocations in the example above.

	Initial Bid	Pro-Rata Allocation (75% of Initial Bid)	Initial Rounding	Allocation of Stub Shares	Final Allocation
Bid 1	1,000	750	700	0	700
Bid 2	100	75	0	100	100
Bid 3	900	675	600	100	700

Total	2,000	1,500	1,300	200	1,500

Requirements for Valid Bids

In order to participate in an OpenIPO offering, all bidders must have an account with a placement agent or one of the participating dealers. Rodman & Renshaw, LLC will host a link to the WR Hambrecht+Co OpenIPO website from its website, and WR Hambrecht + Co will provide the other placement agent with user IDs and passwords to provide to its customers so that its customers may participate in the auction. Valid bids are those that meet the requirements, including eligibility, account status and size, established by the placement agents or participating dealers. In order to open a brokerage account with WR Hambrecht + Co, a potential investor must deposit $2,000 in their accounts. This brokerage account will be a general account subject to WR Hambrecht + Co’s customary rules, and will not be limited to this offering. Bidders will be required to have sufficient funds in their account to pay for the shares they are allocated in the auction at the closing of this offering, which is generally on the third business day following the pricing of this offering. The placement agents reserve the right, in their sole discretion and on our behalf, to reject or reduce any bids that they deem manipulative or disruptive or not creditworthy in order to facilitate the orderly completion of this offering. For example, in previous transactions for other issuers in which the auction process was used, WR Hambrecht + Co has rejected or reduced bids when, in its sole discretion, it deems the bids not creditworthy or had reason to question the bidder’s intent or means to fund its bid. In the absence of other information, we and a placement agent or participating dealer may assess a bidder’s creditworthiness based solely on the bidder’s history with such placement agent or participating dealer. WR Hambrecht + Co has also rejected or reduced bids in past OpenIPO offerings that it deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Suitability and eligibility standards of participating dealers may vary. As a result of these varying requirements, a bidder may have its bid rejected by a placement agent or a participating dealer while another bidder’s identical bid is accepted.

The Closing of the Auction and Allocation of Shares

The auction will close on a date and at a time estimated and publicly disclosed in advance by the placement agents on the website of WR Hambrecht + Co at www.wrhambrecht.com and www.openipo.com. The auction may close in as little as one hour following effectiveness of the registration statement. The 2,500,000 shares offered by this prospectus will be sold to investors who have submitted valid bids at or higher than the public offering price through the placement agents or participating dealers.

A placement agent or a participating dealer will notify successful bidders that we have accepted their bid by sending a notice of acceptance by email, telephone, facsimile or mail (according to any preference indicated by a bidder) informing bidders that the auction has closed and that their bids have been accepted. The notice will indicate the price and number of shares that have been allocated to the successful bidder. Other bidders will be notified that their bids have not been accepted.

Each participating dealer has agreed with the placement agents to conduct its solicitation efforts in accordance with the auction process described above, unless the placement agents otherwise consent. The placement agents do not intend to consent to the sale of any shares in this offering outside of the auction process. The placement agents reserve the right, in their sole discretion, to reject or reduce any bids that they deem manipulative or disruptive in order to facilitate the orderly completion of this offering, and they reserve the right, in exceptional circumstances, to alter this method of allocation as they deem necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced based on eligibility or creditworthiness criteria. Once the placement agents have closed the auction and we have accepted a bid, the allocation of shares sold in this offering will be made according to the process described in “—Allocation of Shares” above, and no shares sold in this offering will be allocated on a preferential basis or outside of the allocation rules to any institutional or retail bidders. In addition, the placement agents or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on this offering.

Investors who receive notice of acceptance of their bids must make payment for the applicable number of shares by the close of business on the third business day (the “closing date”) following notice of acceptance of their bids. We will have the option to cancel any bids that are not funded by the close of business on the closing date without any obligation to the bidder and may reallocate the unpaid for shares to other successful bidders on a case by case basis or determine not to issue all or any portion of the unpaid for shares.

The placement agents and dealers participating in the selling group may submit firm bids that reflect indications of interest from their customers that they have received at prices within the initial public offering price range. Some participating dealers or the placement agents may also manage bids on behalf of their bidding customers. In these cases, the dealer submitting the bid is treated as the bidder for the purposes of determining the clearing price and allocation of shares.

Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

Lock-Up Agreements

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of the placement agents other than the shares of common stock or options to acquire common stock issued under our stock plans. Notwithstanding the foregoing, if (a) during the last 17 days of the 180-day period after the date of this prospectus, we issue an earnings release or publicly announce material news or if a material event relating to us occurs or (b) prior to the expiration of the 180-day period after the date of this prospectus, we announce that we will release earnings during the 16-day period beginning on the last day of the 180-day period, the above restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors, executive officers, stockholders and optionholders have agreed not to (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (2) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co other than (a) transfers of shares of common stock or any security convertible into our common stock as a bona fide gift or gifts to any charitable organization; (b) transfers of shares of common stock or any security convertible into our common stock as a bona fide gift or gifts to any other entity or person; (c) transfers to any trust for the direct or indirect benefit of the persons bound by the foregoing terms or the immediate family of the persons bound by the foregoing terms if such transfers do not involve a disposition for value; (d) transfers occurring by operation of law, such as rules of descent and distribution, statutes governing the effect of a merger or a qualified domestic order; (e) transfers to any other member; (f) transfers made pursuant to an exception from registration under the Securities Act, provided that the transferee agrees to be bound by the foregoing terms and signs an agreement to that effect before such transfer is made; or (g) transfers or distributions of shares of our common stock that have been registered under the Securities Act (other than on Form S-8) and are acquired in this offering or in open market transactions after the completion of this offering, provided that in the case of any transfer or distribution described in (b) through (f) above, the transferees, donees or distributees agree to be bound by the foregoing terms. These restrictions will remain in effect beyond the 180-day period under the same circumstances described in the immediately preceding paragraph.

There are no specific criteria that WR Hambrecht + Co requires for an early release of shares subject to lock-up agreements. The release of any lock-up will be on a case-by-case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for release, including financial hardship, market conditions and the trading price of the common stock. WR Hambrecht + Co does not have any present intention or understanding, implicit or explicit, to release any of the shares subject to the lock-up agreements prior to the expiration of the 180-day period.

Indemnity

The placement agency agreement provides that we and the placement agents have agreed to indemnify each other against specified liabilities, including liabilities under the Securities Act, and contribute to payments that each other may be required to make relating to these liabilities.

Foreign Regulatory Restrictions on Purchase of Our Common

We have not taken any action to permit a public offering of our common stock outside the U.S. or to permit the possession or distribution of this prospectus outside the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of the prospectus outside the U.S. In addition to the public offering of our common stock in the U.S., the placement agents may, subject to applicable foreign laws, also offer our common stock to certain institutions or accredited persons in the following countries:

Italy

The offering of shares of common stock pursuant to this prospectus has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to our common stock be distributed in Italy, except

(1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common stock or distribution of copies of this prospectus or any other document relating to our common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany

The offering of our common stock is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier- Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market our common stock in or out of the Federal Republic of Germany. Our common stock is not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. This prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. Our common stock will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third-party’s account.

France

Our common stock offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been, and will not be, submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the common stock offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the common stock offered by this prospectus may be effected only in compliance with the above mentioned regulations. “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Greece

This prospectus has been submitted for approval by the Commission and not the Greek Capital Market Committee. All information contained in this prospectus is true and accurate. The offering of our common stock does not constitute an initial public offering in Greece according to CL.

2190/1920 and L. 3401/2005 as amended and in force. This prospectus is strictly for the use of the person or entity to which it has been addressed to by us and is not to be circulated in Greece or any other jurisdiction.

This information and documentation is true and accurate and in conformity with the information contained in the prospectus for the offer of our common stock, which is being reviewed for approval only by the Commission, and does not constitute provision of the investment service of investment advice according to L. 3606/2007. Any recipient of this material has stated to be a qualified and experienced investor and will evaluate the contents and decide at his/her own discretion whether to participate or not in the offering pursuant to this prospectus.

United Kingdom

In the United Kingdom, the shares of common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person in accordance with clause (3) below and who warrants, represents and agrees that: (1) it has not offered or sold, and will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended), or the FSMA; and (2) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the common stock offered by this prospectus in, from or otherwise involving the United Kingdom; and (3) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Sweden

Neither this prospectus nor the common stock offered hereunder has been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares of common stock offered hereunder be marketed or offered for sale in Sweden other than in circumstances that are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of this prospectus may not in any way forward this prospectus to the public in Sweden.

Norway

This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly, be distributed to Norwegian potential investors.

Denmark

This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock pursuant to this prospectus will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands

The placement agents may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in the Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiary, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Cyprus

The placement agents have represented, warranted and agreed that they will not be (1) providing from or within Cyprus any “Investment Services,” “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144 (I) of 2007, or the IFL) in relation to the shares of common stock, or (2) otherwise providing Investment Services, Investment Activities or Non-Core Services to residents or persons domiciled in Cyprus. The placement agents have represented, warranted and agreed that they will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and they have not and will not offer any of the common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland

This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. Our common stock is only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

Israel

The common stock offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority, or ISA.

The shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Oman

For the attention of the residents of Oman:

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman, or Oman, as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman, or CMA. Additionally, this prospectus is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. Neither placement agent is licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor a bank licensed by the Central Bank of Oman to provide investment banking services in Oman. Neither Underwriter advises persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

United Arab Emirates

This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. The sale of the shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies

Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Our management and the placement agents represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China, or PRC, and our common stock may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Botswana

We hereby represent and warrant that we have not offered for sale or sold, and will not offer or sell, directly or indirectly, our common stock to the public in the Republic of Botswana, and confirm that this offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (1) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (2) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the shares of common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures

Act, Chapter 289 of Singapore, or the SFA, (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

NOTICE TO CANADIAN INVESTORS

Resale Restrictions

The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the applicable securities regulatory authorities. We are not a reporting issuer (or equivalent) in any province or territory in Canada and our common stock is not listed on any stock exchange in Canada and there is currently no public market for our common stock in Canada. We currently have no intention of becoming a reporting issuer in Canada, filing a prospectus with any common stock regulatory authority in Canada to qualify the resale of the common stock to the public, or listing our common stock on any stock exchange in Canada. Accordingly, to be made in accordance with securities laws, any resale of the common stock in Canada must be made under available statutory exemptions from registration and prospectus requirements or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Canadian purchasers are advised to seek legal and tax advice prior to any purchase or resale of our common stock.

European Economic Area

NOTICE TO PROSPECTIVE INVESTORS IN THE EEA

In relation to each member state of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €€ 43,000,000 and (3) an annual net turnover of more than €€ 50,000,000, as shown in its last annual or consolidated accounts;

(c) by the placement agents to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or the underwriter to produce a prospectus for such offer. Neither we nor the placement agents have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the placement agents which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression of an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares of our common stock contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and the underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

VALIDITY OF THE COMMON STOCK

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Andrews Kurth LLP, Austin, Texas. As of the date of this prospectus, Andrews Kurth LLP beneficially owns 6,830 shares of Series B-1 Preferred Stock of the Company, which will be converted into 6,830 shares of common stock upon completion of this offering. Certain legal matters will be passed upon for the placement agents by Virtual Law Partners LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of WhiteGlove House Call Health, Inc. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and the financial statement schedule in this prospectus have been so included in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this Prospectus is a part, on Form S-1 with the SEC relating to this offering. This Prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this Prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents.

The company’s filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate web site at http://www.whiteglove.com. The information contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this Prospectus or the registration statement of which this Prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this Prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. You may also request a copy of these filings, at no cost, by writing to us at 5300 Bee Cave Road, Building I, Suite 100, Austin, TX 78746 or telephoning us at (512) 329-9223.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy and information statements and other information with the SEC. Such annual, quarterly and current reports; proxy and information statements; and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm and will post on our website our quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

WhiteGlove House Call Health, Inc.

Austin, Texas

We have audited the accompanying consolidated balance sheets of WhiteGlove House Call Health, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ CROWE HORWATH LLP

Irving, Texas

April 29, 2011

WhiteGlove House Call Health, Inc.

Consolidated Balance Sheets

	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$4,235,000	$1,701,000
Accounts receivable, net of allowances of $132,000 and $54,000 as of December 31, 2010 and 2009, respectively	220,000	112,000
Treatment supplies	175,000	128,000
Prepaid expenses and other current assets	174,000	121,000

Total current assets	4,804,000	2,062,000
Property and equipment, net	316,000	142,000
Other assets	121,000	80,000

Total assets	$5,241,000	$2,284,000

Liabilities & Stockholders' Equity
Current liabilities
Accounts payable	$538,000	$236,000
Accrued expenses	262,000	145,000
Deferred revenue	838,000	714,000
Long-term debt, current portion	11,000	10,000

Total current liabilities	1,649,000	1,105,000
Long-term debt, net of current portion	1,000,000	526,000

Total liabilities	2,649,000	1,631,000

Commitments and contingencies (Note 12)
Stockholders' equity
Common stock, $0.01 par value; 13,111,596 shares authorized; 193,496 and 112,830 shares issued and outstanding at December 31, 2010 and 2009	2,000	1,000
Series A convertible preferred stock, $0.01 par value; 3,325,000 shares authorized and 3,325,000 shares issued and outstanding at December 31, 2010 and 2009; liquidation preference $900,000 at December 31, 2010	33,000	33,000
Series A-1 convertible preferred stock, $0.01 par value; 873,852 shares authorized and 873,852 shares issued and outstanding at December 31, 2010 and 2009; liquidation preference $1,748,000 at December 31, 2010	9,000	9,000
Series B-1 convertible preferred stock, $0.01 par value; 1,964,213 shares authorized and 1,767,048 shares issued and outstanding at December 31, 2010 and 2009; liquidation preference $3,881,000 at December 31, 2010	18,000	18,000
Series C convertible preferred stock, $0.01 par value; 2,451,281 shares authorized and 2,288,908 shares issued and outstanding at December 31, 2010; liquidation preference $7,470,000 at December 31, 2010	23,000	—
Additional paid-in capital	14,040,000	6,646,000
Accumulated deficit	(11,533,000)	(6,054,000)

Total stockholders' equity	2,592,000	653,000

Total liabilities & stockholders' equity	$5,241,000	$2,284,000

See accompanying notes to the consolidated financial statements.

WhiteGlove House Call Health, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2010	2009	2008
Net revenues	$4,010,000	$1,441,000	$321,000
Cost of revenues	3,241,000	1,605,000	446,000

Gross margin	769,000	(164,000)	(125,000)
Operating expenses
Salaries, benefits, and other personnel costs	3,496,000	1,852,000	763,000
Advertising and marketing costs	906,000	553,000	514,000
Provision for doubtful accounts	135,000	54,000	7,000
Depreciation	60,000	14,000	6,000
Other general and administrative costs	1,313,000	682,000	419,000

Total operating expenses	5,910,000	3,155,000	1,709,000
Loss from operations	(5,141,000)	(3,319,000)	(1,834,000)
Other income (expense)
Interest income	12,000	—	—
Interest expense	(350,000)	(164,000)	(19,000)

Total other income (expense)	(338,000)	(164,000)	(19,000)
Net loss	$(5,479,000)	$(3,483,000)	$(1,853,000)

Basic and diluted net loss per share	$(38.94)	$(45.81)	$(6.88)
Weighted average shares outstanding
Basic and diluted	140,712	76,028	269,216

See accompanying notes to the consolidated financial statements.

WhiteGlove House Call Health, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock		Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series B-1 Convertible		Series C Convertible Preferred Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at January 1, 2008	3,000,000	$30,000	—	$—	—	$—	—	$—	—	$—	$570,000	$(718 ,000)	$(118,000)
Issuance of Series A preferred stock in exchange for common stock	(3,000,000)	(30,000)	2,216,667	22,000	—	—	—	—	—	—	8,000	—	—
Issuance of Series A preferred stock net of issuance costs of $11,000	—	—	1,108,333	11,000	—	—	—	—	—	—	278,000	—	289,000
Issuance of Series A-1 preferred stock net of issuance costs of $32,000	—	—	—	—	869,100	9,000	—	—	—	—	1,697,000	—	1,706,000
Issuance of common stock for bonus expense	13,830	—	—	—	—	—	—	—	—	—	3,000	—	3,000
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	7,000	—	7,000
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,853 ,000)	(1,853,000)

Balances at December 31, 2008	13,830	$—	3,325,000	$33,000	869,100	$9,000	—	$—	—	$—	$2,563,000	$(2,571,000)	$34,000
Issuance of Series A-1 preferred stock net of issuance costs of $6,000	—	—	—	—	4,752	—	—	—	—	—	3,000	—	3,000
Issuance of Series B-1 preferred stock net of issuance costs of $165,000	—	—	—	—	—	—	1,746,648	18,000	—	—	3,653,000	—	3,671,000
Issuance of Series B-1 preferred stock for rent	—	—	—	—	—	—	20,400	—	—	—	45,000	—	45,000
Issuance of warrants to purchase Series B-1 preferred stock	—	—	—	—	—	—	—	—	—	—	338,000	—	338,000
Issuance of common stock	5,000	—	—	—	—	—	—	—	—	—	1,000	—	1,000
Issuance of common stock for bonus expense	76,500	1,000	—	—	—	—	—	—	—	—	15,000	—	16,000
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	25,000	—	25,000
Exercise of common stock options	17,500	—	—	—	—	—	—	—	—	—	3,000	—	3,000
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,483 ,000)	(3,483,000)

Balances at December 31, 2009	112,830	$1,000	3,325,000	$33,000	873,852	$9,000	1,767,048	$18,000	—	$—	$6,646,000	$(6,054,000)	$653,000
Exercise of common stock options	80,666	1,000	—	—	—	—	—	—	—	—	15,000	—	16,000
Issuance of Series C preferred stock net of issuance costs of $116,000	—	—	—	—	—	—	—	—	2,288,908	23,000	7,331,000	—	7,354,000
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	48,000	—	48,000
Net loss	—	—	—	—	—	—	—	—	—	—	—	(5,479,000)	(5,479,000)

Balances at December 31, 2010	193,496	$2,000	3,325,000	$33,000	873,852	$9,000	1,767,048	$18,000	2,288,908	$23,000	$14,040,000	$(11,533,000)	$2,592,000

See accompanying notes to the consolidated financial statements.

WhiteGlove House Call Health, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities
Net loss	$(5,479,000)	$(3,483,000)	$(1,853,000)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	70,000	23,000	16,000
Issuance of preferred stock for rent expense	—	45,000	—
Amortization of debt discount	235,000	103,000	—
Provision for doubtful accounts	135,000	54,000	7,000
Issuance of common stock for bonus expense	—	16,000	3,000
Stock-based compensation	48,000	25,000	7,000
Changes in operating assets and liabilities
Accounts receivable	(243,000)	(107,000)	(66,000)
Treatment supplies	(47,000)	(122,000)	(6,000)
Prepaid expenses and other current assets	(53,000)	(120,000)	6,000
Other assets	(41,000)	(55,000)	(16,000)
Accounts payable	302,000	127,000	72,000
Accrued expenses	117,000	104,000	41,000
Deferred revenue	124,000	602,000	112,000

Net cash used in operating activities	(4,832,000)	(2,788,000)	(1,677,000)

Cash flows from investing activities
Purchase of property and equipment	(244,000)	(70,000)	(7,000)

Net cash used in investing activities	(244,000)	(70,000)	(7,000)

Cash flows from financing activities
Proceeds from issuance of debt	1,000,000	750,000	—
Repayment of debt	(750,000)	(314,000)	(36,000)
Proceeds from issuance of preferred stock	7,470,000	3,846,000	2,038,000
Issuance costs of preferred stock	(116,000)	(171,000)	(43,000)
Proceeds from exercise of common stock options	16,000	3,000	—
Payments on capital lease obligations	(10,000)	(2,000)	—

Net cash provided by financing activities	7,610,000	4,112,000	1,959,000
Net change in cash and cash equivalents	2,534,000	1,254,000	275,000
Cash and cash equivalents at beginning of year	1,701,000	447,000	172,000

Cash and cash equivalents at end of year	$4,235,000	$1,701,000	$447,000

Supplemental disclosure of cash flow information
Cash paid for interest	$113,000	$53,000	$19,000

Non-cash investing activities
Capital lease entered into for the purchase of computer equipment	$—	$23,000	$—

See accompanying notes to the consolidated financial statements.

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

NOTE 1: ORGANIZATION AND BUSINESS

Nature of Operations

WhiteGlove House Call Health, Inc. (the “Company”), based in Austin, Texas, was formed as a Texas corporation on April 24, 2007. The Company is a membership–based medical care provider where members pay an all-inclusive, fixed visit fee. Memberships are available to individuals and employers in seven major metropolitan markets (Austin, Texas; Boston, Massachusetts; Dallas, Texas; Fort Worth, Texas; Houston, Texas; Phoenix, Arizona; and San Antonio, Texas). However, during 2010, 2009, and 2008, our memberships were primarily in Texas.

NOTE 2: FUTURE OPERATIONS

As of December 31, 2010, the Company had cash and cash equivalents of $4.2 million, working capital of $3.2 million and an accumulated deficit of $11.5 million. Additionally, the Company has sustained losses and negative cash flows from operating activities since inception. The Company expects to continue to incur net losses for at least the next few years. Successful transition to attainting profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure and plans for expansion. In the meantime, management believes that it will be able to obtain additional funding through debt or equity offerings with new and/or existing investors. In the event that these sources of funds are not available to or sufficient for the Company, management would adjust the current level of operations and cash expenditures. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. As described in Note 13, the Company received $2.5 million in February 2011 and $10.0 million in March 2011 through debt and equity offerings. Management believes that it will have adequate working capital to fund its operations through December 31, 2012.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

On October 22, 2010, the Company entered into an agreement with WhiteGlove-MA, P.C. (“WG-MA PC”) to provide medical services to certain of the Company’s members. In exchange for such services, the Company agreed to provide all business, management and administrative services for WG-MA PC and to reimburse WG-MA PC on a monthly basis an amount equal to WG-MA PC’s direct expenses associated with providing the medical services. As a result, and the fact the WG-MA PC’s continuing viability is heavily dependent on the Company, the Company determined that WG-MA PC is a variable interest entity and that the Company is the primary beneficiary. Therefore, WG-MA PC has been consolidated into the Company’s results as of and for the year ended December 31, 2010. All significant intercompany transactions and balances have been eliminated in these financial statements.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions about future events. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Among the more significant estimates are those that relate to the allowance for doubtful accounts, treatment supplies reserves, warrants and stock-based compensation. These accounting estimates reflect the best judgment of management. The Company reviews its estimates on an ongoing basis based on information currently available, and changes in

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

facts and circumstances may result in revisions to these estimates. Actual results could significantly differ from management’s estimates and judgments.

Cash and Cash Equivalents

The Company considers cash invested in interest-bearing deposits and short-term investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable

The Company is paid for its services primarily by health insurance companies, employers and private individuals. The Company establishes an allowance for doubtful accounts to the extent it is probable that a portion or all of a particular account will not be collected. The provision for doubtful accounts is estimated and recorded primarily by applying the historical collection rates to each customer group. An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential losses.

Treatment Supplies

Treatment supplies, which are comprised of medications and medical supplies included in Company’s treatment services, are stated at the lower of actual cost or market value. Cost is determined using the first-in, first-out method. Reserves on treatment supplies are recorded to reduce treatment supplies for obsolete or slow moving supplies. As of December 31, 2010 and 2009, the Company had did not have any reserves on treatment supplies.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Costs for ordinary repairs and maintenance are expensed as incurred. However, expenditures for additions that significantly extend the useful life of the asset are capitalized in the period incurred. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income.

The Company periodically evaluates the appropriateness of remaining depreciable lives assigned to property and equipment. The estimated useful life for computer and office equipment, computer software and medical equipment is three years, five years for furniture and fixtures and seven years for vehicles.

Property and equipment are assessed for impairment whenever events or circumstances indicate the carrying value of an asset group may not be fully recoverable by comparing the carrying value to total future undiscounted cash flows. Impairment is recorded for long-lived assets equal to the excess of the carrying amount of the asset group over its estimated fair value. The Company did not recognize any impairment losses related to long-lived assets during the years ended December 31, 2010, 2009 or 2008.

Income Taxes

The Company recognizes tax benefits or expenses on the temporary differences between the financial reporting and tax basis of its assets and liabilities. Deferred tax assets and liabilities are measured using statutory enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company is required to adjust its deferred tax assets and liabilities in the period in which tax rates or the provisions of the income tax laws change. Valuation allowances are established when necessary to reduce deferred tax assets to the amount for which recovery is deemed more likely than not.

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

Effective January 1, 2009, the Company adopted the accounting standard related to the recognition in the consolidated financial statements for uncertainty in tax positions. Under these provisions, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company’s policy is to classify interest and penalties associated with uncertain tax positions as a component of income tax expense. Based on the evaluation of the Company’s tax positions, management believes the Company has no uncertain tax positions for the years ended December 31, 2010 and 2009 and has recorded no related interest or penalties as a result. The Company anticipates that there will be no changes to the unrecognized tax positions for the next twelve months.

Stock-Based Compensation

As of December 31, 2010 the Company had one stock-based employee compensation plan. The Company measures stock options at fair value on the date of grant using the Black-Scholes model for determining fair value. Compensation expense for graded vested awards is recognized on a straight-line basis over the requisite service period, net of estimated forfeitures. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical experience. The Company presents excess tax benefits from the exercise of stock options as cash flows from financing activities.

Earnings Per Share

Basic earnings (loss) per common share is calculated by dividing net income (loss) available to common stockholders by the weighted average common stock issued and outstanding for the period. Diluted earnings per common share is calculated by dividing net income (loss) by the weighted average number of common shares issued and outstanding for the period plus amounts representing the dilutive effect of stock options, warrants, restricted stock and convertible preferred stock, as applicable. The Company calculates basic and diluted earnings (loss) per common share using the treasury stock method, which assumes that the Company will use proceeds from the exercise of stock options and warrants to repurchase shares of common stock to hold in its treasury stock.

Revenue Recognition

Membership fee revenue represents membership fees paid by substantially all of the Company’s members. The Company accounts for membership fee revenue on a deferred basis, whereby revenue is recognized ratably over the membership period, which ranges from six months to one year. Billings for membership fees reimbursed by health insurance companies are recorded as revenues net of allowances. The Company’s deferred revenue as of December 31, 2010 and 2009 primarily consisted of billings for membership fees that were reimbursed by health insurance companies. During the years ended December 31, 2010, 2009 and 2008, membership fee revenue was approximately 79.9%, 76.0% and 75.5%, respectively, of the Company’s consolidated net revenues.

The Company recognizes revenue for treatment services rendered upon completion. Billings for treatment services reimbursed by health insurance companies are recorded as revenues net of allowances. Adjustments to the allowances, based on actual receipts from the health insurance companies, are recorded upon settlement.

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

Under capitated arrangements with health insurance companies, the Company recognizes revenue based on a predetermined monthly reimbursement rate for each member of an insurer’s health plan and adjusted based on the number of services provided by the Company. In 2010, less than 2% of the Company’s consolidated net revenues were generated under capitated arrangements.

Cost of Revenues

Cost of revenues primarily consists of salaries, benefits and other personnel costs related to clinical service personnel as well as transportation costs other costs directly related to providing services to our members.

Advertising Costs

The Company expenses advertising costs as they are incurred. During the years ended December 31, 2010, 2009 and 2008, the Company recognized advertising costs of $706,000, $417,000 and $308,000, respectively.

Software Developed for Internal Use

The Company expenses the costs incurred during the application development stage, which includes costs to design the software configuration and interfaces, coding, installation and testing. The Company determined that technological feasibility was reached shortly before the release date of its applications and as a result, application development costs incurred after the establishment of technological feasibility and before the release of the applications was not material, and accordingly, were expensed as incurred. Costs incurred during the preliminary project stages along with post implementation stages of internal use software were also expensed as incurred.

Recent Accounting Pronouncements

New accounting pronouncements or changes in existing accounting pronouncements may have a significant effect on the results of operations, the financial condition, or the net worth of the Company’s business operations.

In January 2010, the FASB issued guidance on fair value measurements and disclosures to require new disclosures related to transfers into and out of Levels 1 and 2 of the fair value hierarchy and additional disclosure requirements related to Level 3 measurements. The guidance also clarifies existing fair value measurement disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The additional disclosure requirements are effective for the first reporting period beginning after December 15, 2009, except for the additional disclosure requirements related to Level 3 measurements, which are effective for fiscal years beginning after December 15, 2010. The Company adopted these provisions effective January 1, 2010, and these provisions did not have a material impact on the Company’s disclosures.

In February 2010, the FASB issued an amendment to the guidelines on accounting for subsequent events. The amendment clarifies that an SEC filer is required to evaluate subsequent events through the date that the financial statements are issued, but that SEC filers are not required to disclose the date through which subsequent events have been evaluated. The amendment was effective upon issuance and did not have an impact on the consolidated financial statements.

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

NOTE 4: SIGNIFICANT CONCENTRATIONS

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. A significant portion of the Company’s cash is deposited in cash at a large depository institution. Deposits of cash and cash equivalents may exceed federally insured limits; however, the Company has not experienced any losses on its deposits.

Approximately 53.6%, 44.0% and 17.1% of the Company’s consolidated net revenues in the years ending December 31, 2010, 2009 and 2008, respectively, were generated by revenues recognized from three health insurance companies. Approximately 79.7% and 87.8% of the Company’s gross accounts receivable at December 31, 2010 and 2009, respectively, represent receivables due from health insurance companies.

NOTE 5: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2010 and 2009:

	December 31,
	2010	2009
Computer and office equipment	$229,000	$74,000
Computer software	37,000	—
Vehicles	63,000	63,000
Furniture and fixtures	66,000	33,000
Medical equipment	39,000	20,000

	434,000	190,000
Less: accumulated depreciation	(118,000)	(48,000)

	$316,000	$142,000

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $70,000, $23,000 and $16,000, respectively. The Company had computer equipment of $23,000 under a capital lease at December 31, 2010 and 2009. Accumulated depreciation related to the capital lease was $12,000 and 1,000 at December 31, 2010 and 2009, respectively.

NOTE 6: ACCRUED EXPENSES

Accrued expenses at December 31, 2010 and 2009 consisted of the following:

	December 31,
	2010	2009
Accrued wages and related personnel expenses	$206,000	$105,000
Accrued professional fees	45,000	27,000
Accrued interest	10,000	8,000
Other accrued liabilities	1,000	5,000

	$262,000	$145,000

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

NOTE 7: DEBT

The Company’s outstanding borrowings at December 31, 2010 and 2009 consisted of the following:

	December 31,
	2010	2009
Promissory notes, net of discounts	$1,000,000	$515,000
Capital lease	11,000	21,000

Total long-term debt	1,011,000	536,000
Less:
Long-term debt, current portion	(11,000)	(10,000)

Long-term debt, net of current portion	$1,000,000	$526,000

As of December 31, 2010, the aggregate amounts of annual principal maturities of long-term debt and required principal and interest payments under the capital lease were as follows:

2011	$12,000
2012	1,000,000
2013	—
2014	—
2015	—
Thereafter	—

$1,012,000

Promissory Notes

In 2009, the Company entered into a Note Purchase Agreement with two investors for aggregate borrowings of $750,000 (“2009 Promissory Notes”). The 2009 Promissory Notes accrued interest at a rate of 12% per year and were secured by substantially all of the Company’s assets. Interest payments were due monthly with all unpaid principal and interest due on dates ranging from April 2011 through June 2011. In connection with the sale of the 2009 Promissory Notes, the Company granted warrants to purchase 197,164 shares of Series B-1 preferred stock. The Company recorded the 2009 Promissory Notes net of discount for the estimated fair value of the warrants totaling $338,000. The estimated fair value of the warrants was determined in accordance with the Black-Scholes valuation model (Note 9). The discount related to the warrants was amortized as additional interest expense in the accompanying consolidated statement of operations. During the years ended December 31, 2010 and 2009, the Company recognized additional interest expense of $235,000 and $103,000, respectively, related to the amortization of the discount. The 2009 Promissory Notes were repaid in March 2010.

In March 2010, the Company entered into a Note Purchase Agreement with an investor for borrowings of $1.0 million (“2010 Promissory Note”). The 2010 Promissory Note accrues interest at a rate of 12% per year and is secured by substantially all of the Company’s assets. Interest payments are due monthly with all unpaid principal and interest due in March 2012 or immediately upon a change of control, completion of an initial public offering or the sale, lease, license or disposition of certain of the secured assets.

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

Capital Lease

In November 2009, the Company entered into a capital lease arrangement with a vendor for computer equipment. As of December 31, 2010 and 2009, $11,000 and $21,000, respectively, in principal payments remained payable on the capital lease.

NOTE 8: INCOME TAXES

As of December 31, 2010, the Company had federal net operating loss carryforwards of approximately $10.0 million. The net operating losses will expire at various dates beginning in 2027 if not utilized. The income tax benefit related to these net operating losses during the years ended December 31, 2010, 2009, and 2008 was $1.8 million, $1.2 million, and $0.6 million, respectively.

The Company has established a valuation allowance equal to the net deferred tax asset due to uncertainties regarding the realization of the deferred tax asset based on the Company’s lack of earnings history. The valuation allowance increased by $1.8 million, $1.2 million and $0.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credit carryforwards before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes were as follows:

	December 31,
	2010	2009
Deferred tax liabilities:
Depreciable assets	$(60,000)	$(22,000)

Total deferred tax liabilities	(60,000)	(22,000)
Deferred tax assets:
Tax carryforwards	3,402,000	1,735,000
Stock-based compensation	4,000	1,000
Other	540,000	330,000

Total deferred tax assets	3,946,000	2,066,000
Net deferred tax assets	3,886,000	2,044,000
Valuation allowance	(3,886,000)	(2,044,000)

Net deferred taxes	$—	$—

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

The Company’s provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to loss before income taxes due primarily to the application of the valuation allowance. As a result, the Company did not recognize any current or deferred federal or state income tax provision (benefit) during the years ended December 31, 2010, 2009 and 2008. The following table presents the breakdown of the Company’s effective tax rate among federal, state and other:

	Year Ended December 31,
	2010	2009	2008
U.S. Federal Income Tax	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	—	—	—
Permanent differences	(0.4)	(0.3)	(0.2)
Changes in valuation allowance	(33.6)	(33.7)	(33.8)

Income tax expense	—%	—%	—%

NOTE 9: STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 13,111,596 shares of $0.01 par value common stock. The Company did not declare or pay any dividends during the years ended December 31, 2010, 2009 and 2008.

Convertible Preferred Stock

The Company is authorized to issue 8,614,346 shares of $0.01 par value preferred stock, of which (i) 3,325,000 shares designated as series A convertible preferred stock, (ii) 873,852 shares designated as Series A-1 convertible preferred stock, (iii) 1,964,213 shares designated as Series B-1 convertible preferred stock and (iv) 2,451,281 shares designated as Series C convertible preferred stock.

In February 2008, the Company converted 3,000,000 shares of common stock into 2,216,667 shares of Series A preferred stock and issued an additional 1,108,333 shares of Series A preferred stock for $289,000 in cash, net of offering costs. In May 2008, the Company authorized a stock-split whereby each share of Series A preferred stock was converted into 3.6944 shares of Series A preferred stock for a total number of Series A preferred stock outstanding of 3,325,000 shares. The number of shares of Series A preferred stock disclosed above and in the consolidated statement of changes in stockholders’ equity reflects this stock split.

During 2009, the Company issued 4,752 shares of Series A-1 preferred stock in exchange for $3,000 in cash; 1,746,648 shares of Series B-1 preferred stock in exchange for $3,671,000 in cash, net of offering costs; and 20,400 shares of Series B-1 preferred stock in exchange for $45,000 of rental payments due under one of the Company’s operating lease agreements. During 2010, the Company issued 2,288,908 shares of Series C preferred stock in exchange for $7,354,000 in cash, net of offering costs.

Dividends

The preferred stockholders are entitled to receive dividends when, as, and if declared, by the Company’s Board of Directors. No dividends can be declared or paid to holders of the common stock unless a proportionate dividend is declared or paid to the holders of the preferred stock. The rights to

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

receive dividends is not cumulative and do not accrue. Any declared but unpaid dividends must be paid upon conversion, in either cash or shares of common stock based on the fair value of the commons stock on the date of the conversion.

Voting

Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted as of the record date.

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, the holders of the preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock and to the holders of any equity securities ranking junior to the preferred stock with respect to the liquidation, an amount equal to the following per share, plus any declared but unpaid dividends.

Conversion

Any holder of preferred stock may convert all or any portion of their shares into a number of shares of common stock computed by multiplying the number of shares of preferred stock to be converted by the original issue price divided by the conversion price then in effect. At December 31, 2010, the conversion price of the preferred stock and the number of shares of common stock issuable upon conversion was as follows:

	Conversion Price	Shares of Common Stock Issuable
Series A preferred stock	$0.27	3,325,000
Series A-1 preferred stock	2.00	873,852
Series B-1 preferred stock	2.20	1,767,048
Series C preferred stock	3.26	2,288,908

		8,254,808

The conversion price is adjustable downward if the Company issues certain common stock or similar instruments that allow for the purchase of such stock at a price lower than the then-current conversion price of the preferred stock. All of the outstanding shares of preferred stock will be converted into common stock at the conversion price then in effect upon the earlier of (i) immediately prior to the closing of a qualified public offering, as defined, or (ii) the election of a majority of the then outstanding shares of preferred stock.

Redemption

The Series C preferred stock are redeemable on or after February 5, 2017 upon notice from at least 50% of the then outstanding Series C preferred stockholders. The redemption price is equal to the greater of the original issue price plus any declared but unpaid dividends on such shares or the fair market value of the Series C preferred stock as of the redemption date. At December 31, 2010, the redemption value of the Series C preferred stock was $7,470,000.

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

Warrants

In connection with the 2009 Promissory Notes, the Company granted warrants to purchase 197,164 shares of Series B-1 preferred stock. The warrants are exercisable anytime at the option of the warrant holder at an exercise price of $2.20. The fair value of the warrants, totaling $338,000, was allocated to a discount on the debt based on the relative fair value of the 2009 Promissory Notes and the warrants (Note 7). The fair value of the warrants was estimated on the date of grant using the Black-Scholes valuation model with the following weighted average assumptions:

Expected volatility	72.0%
Expected dividend yield	0%
Expected term	10 years
Risk free rate	3.2%

NOTE 10: SHARE BASED PAYMENT

Stock Options

In 2007, the Company adopted the 2007 Stock Option/Stock Issuance Plan (“the Plan”) under which employees, non-employee directors and consultants of the Company may be granted incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units or stock appreciation rights to purchase shares of the Company’s common stock. Options are generally granted to employees at 100% of the fair value at the date of the grant. The fair value, rate of exercisability, and expiration dates of the options granted are determined by the Board at the time of grant. The maximum term of options granted under the Plan is ten years from the date of grant. Options generally vest ratably over a period of time of typically not more than four years. The Company also has the right of first refusal for any proposed disposition of shares under the Plan. A maximum of 1,492,250 shares of common stock were originally authorized for the Plan, and on November 3, 2010, the Company approved the authorization of an additional 300,000 shares for the Plan for a total authorized number of shares of 1,792,250, which is the total number of shares authorized for the Plan as of December 31, 2010.

The Plan is administered by the Board of Directors which has the authority to determine the terms and conditions under which options and restricted stock will be granted, including the number of shares, option price, vesting schedule and term. Under certain circumstances, the Company may repurchase previously granted options or shares issued upon the exercise of a previously granted option.

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

The following table presents a summary of stock option activity for the years ended December 31, 2010, 2009 and 2008:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding January 1, 2008	103,500	$0.20
Granted	762,830	0.20
Exercised	—	—
Forfeited	(487,330)	0.20

Outstanding December 31, 2008	379,000	0.20
Granted	546,000	0.20
Exercised	(17,500)	0.20
Forfeited	(54,313)	0.20
Expired	(14,687)	0.20

Outstanding December 31, 2009	838,500	$0.20
Granted	817,750	0.29
Exercised	(80,666)	0.20
Forfeited	(215,689)	0.21
Expired	(14,479)	0.20

Outstanding December 31, 2010	1,345,416	$0.25	8.8 years	$483,000

Vested and expected to vest at December 31, 2010	1,279,122	$0.25	8.8 years	$459,000
Exercisable at December 31, 2010	1,345,416	$0.25	8.8 years	$483,000

The following table summarizes information by quarter for stock options the Company granted during the year ended December 31, 2010:

	Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value per Share of Common Stock	Weighted Average Fair Value per Share of Options
January 1, 2010 - March 31, 2010	340,000	$0.20	$0.20	$0.14
April 1, 2010 - June 30, 2010	62,000	$0.34	$0.34	$0.24
July 1, 2010 - September 30, 2010	171,000	$0.35	$0.35	$0.25
October 1, 2010 - December 31, 2010	244,750	$0.35	$0.61	$0.48

On each of the above dates, the Company granted employees stock options at exercise prices equal to the estimated fair value of the underlying common stock, as determined on a contemporaneous basis by the Board of Directors. To determine the fair value of the Company’s common stock, the Company’s Board of Directors considered many factors, including:

•	the Company’s current and historical operating performance;

•	the Company’s expected future operating performance;

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

•	the Company’s financial condition at the grant date;

•	the liquidation rights and other preferences of the Company’s preferred stock;

•	input from management;

•	the lack of marketability of the Company’s common stock;

•	the potential future marketability of the Company’s common stock;

•	the business risks inherent in the Company’s stage of development and business; and

•	the market performance of comparable public companies.

The fair value of each option is estimated on the date of grant using the Black-Scholes valuation model with the following weighted average assumptions:

	2010	2009	2008
Expected volatility	82.5%	60.4%	58.7%
Expected dividend yield	0%	0%	0%
Expected term	6.0 years	5.2 years	5.9 years
Risk free rate	2.2%	2.2%	2.9%

The volatility assumption is based on the historical volatilities of comparable public companies. The dividend yield assumption is based on the Company’s expectation of future dividend payouts. The expected term is derived using the simplified method and represents the weighted average period that the stock options are expected to remain outstanding. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the stock options.

During the years ended December 31, 2010, 2009 and 2008, the Company recorded stock-based compensation expense of $48,000, $25,000 and $7,000, respectively, related to stock options issued under the Plan. As of December 31, 2010, there was $146,000 of unrecognized compensation expense, net of estimated forfeitures, related to options issued under the Plan. The unrecognized expense will be recognized over a period of 1.3 years as the underlying stock options vest.

During the years ended December 31, 2010, 2009 and 2008, the Company had estimated annualized forfeiture rates of 3.0% for options granted to executive officers, 10.0% for options granted to consultants and 40.0% for options granted to employees. The Company records additional expense when the actual forfeiture rate is lower than estimated and records a recovery of prior expense if the actual forfeiture rate is higher than estimated.

Stock Issuances

Under the Plan, the Company may issue shares of common stock directly, either through the immediate purchase of such shares, as a bonus for services rendered or pursuant to restricted stock units or other awards that vest upon the completion of a designated service period or the attainment of pre-established performance milestones. During 2009 and 2008, the Company granted 76,500 shares and 13,830 shares, respectively, of common stock under the Plan as bonuses for services rendered. The stock vested immediately and the Company recorded $16,000 and $3,000 in additional compensation expense during the years ended December 31, 2009 and 2008, respectively. No common stock was issued under the Plan in 2010.

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

NOTE 11: NET LOSS PER SHARE

Because the Company reported losses for the periods presented, all potentially dilutive common shares, which are comprised of stock options, convertible preferred stock and preferred stock warrants, are antidilutive. The following common stock equivalent shares were excluded from the calculation of net loss per share as their inclusion would have been antidilutive:

	Year Ended December 31,
	2010	2009	2008
Stock options	1,345,416	838,500	379,000
Convertible preferred stock	8,254,808	5,965,900	4,194,000
Preferred stock warrants	197,164	197,164	—

Total common stock equivalents	9,797,388	7,001,564	4,573,000

NOTE 12: COMMITMENTS AND CONTINGENCIES

The Company leases its facilities and certain vehicles and office equipment under non-cancelable operating lease agreements. Rent expense under the operating leases was $360,000, $157,000 and $72,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

At December 31, 2010, future minimum lease payments under non-cancelable operating leases was as follows:

2011	$358,000
2012	116,000
2013	70,000
2014	35,000
2015	—
Thereafter	—

$579,000

NOTE 13: SUBSEQUENT EVENTS

In February 2011, the Company approved the authorization of an additional 175,000 shares under the Plan for a total authorized number of shares of 1,967,250. In February 2011, the Company granted 113,000 stock options to employees under the Plan. The options have an exercise price of $0.61 per share and have a weighted average grant date fair value of $0.43 per share. The options vest over four years.

In February 2011, the Company entered into a Note Purchase Agreement with two investors for aggregate borrowings of $2.5 million (“2011 Promissory Notes”). The 2011 Promissory Notes accrue interest at a rate of 13% per year and are secured by substantially all of the Company’s assets. Interest payments are due monthly with all unpaid principal and interest due in February 2013 or immediately upon a change of control, completion of an initial public offering or the sale, lease, license or disposition of certain of the secured assets.

In March 2011, the Company amended its articles of incorporation to increase the number of authorized shares of common stock to 15,903,073 and to increase the number of authorized shares of preferred stock by 2,316,477 to be designated as Series D convertible preferred stock. The terms of

WhiteGlove House Call Health, Inc.

Notes to the Consolidated Financial Statements

the Series D preferred stock are similar to the terms of the Series C preferred stock as discussed in Note 8. In March 2011, the Company issued 2,316,477 shares of Series D preferred stock for cash proceeds of $10.0 million.

In March 2011, the Company redeemed 463,295 shares of Series C preferred stock from an investor for total consideration of $2.0 million.

In March 2011, the Company repaid the outstanding principal and accrued interest under the 2010 Promissory Note.

In April 2011, the Company granted 75,000 stock options to a consultant under the Plan. The options have an exercise price of $0.61 per share. The options vest over four years.

In April 2011, the Board of Directors of the Company adopted the WhiteGlove House Call Health, Inc. 2011 Equity Incentive Plan (“the 2011 Plan”). The 2011 Plan is a broad-based incentive plan that provides for granting stock options, stock awards, performance awards and other stock-based awards and substitute awards to employees, service providers and non-employee directors.

2,500,000 Shares

WhiteGlove House Call Health, Inc.

Common Stock

Prospectus

Rodman & Renshaw, LLC

                , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the NYSE Amex listing fee.

SEC Registration Fee	$3,671.66
FINRA Filing Fee	$3,662.50
Listing Fee	*
Printing and Engraving Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Blue Sky Fees and Expenses (including legal fees)	*
Transfer Agent and Registrar Fees and Expenses	*
Miscellaneous	*

Total	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our certificate of incorporation to be in effect upon the completion of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws to be in effect upon the completion of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors, officers and some employees containing provisions that may be in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. The Registrant maintains a directors’ and officers’ insurance policy.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number

Form of Placement Agency Agreement	1.1

Form of Amended and Restated Certificate of Incorporation, to be effective upon the completion of this offering	3.3

Form of Amended and Restated Bylaws, to be effective upon the completion of this offering	3.6

Third Amended and Restated Investor’s Rights Agreement, dated March 2, 2011.	4.2

Third Amended and Restated Voting Agreement, dated March 2, 2011.	4.4

Form of Indemnification Agreement for directors and officers, to be effective prior to the closing of offering.	10.2

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold since January 1, 2008:

•

On January 29, 2008, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 7,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $1,400. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On February 22, 2008, we sold 900,000 shares of our Series A Preferred Stock pursuant to that certain Series A Preferred Stock Purchase Agreement dated February 22, 2009. 300,000 of the shares of Series A Preferred Stock were sold at a price of $1.00, and an additional 600,000 shares of Series A Preferred Stock were issued in exchange for 5 shares of common stock per share of Series A Preferred Stock, for aggregate consideration of $300,000 and 3,000,000 shares of common stock. The sale of this stock was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering.

•

On March 18, 2008, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 292,500 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $58,500. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On May 14, 2008, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 195,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $39,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

Between May 29, 2008 and February 8, 2009, we sold 873,852 shares of Series A-1 Preferred Stock at a price of $2.00 per share for gross proceeds of approximately $1.75 million pursuant to that certain Series A-1 Preferred Stock Purchase Agreement dated May 29, 2008 and that certain Series A-1 Preferred Stock Purchase Agreement dated June 6, 2008. In addition, we issued 4,002 shares of Series A-1 Preferred Stock as quarterly bonuses on February 8, 2009 to certain of our employees and consultants. The sale of this stock was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering.

•

On July 1, 2008, we sold and issued an aggregate of 12,000 shares of common stock under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $2,400. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On July 6, 2008, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 21,330 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $4,266. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On August 19, 2008, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 200,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $40,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On November 24, 2008, we sold and issued an aggregate of 1,830 shares of common stock under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $366. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On December 16, 2008, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 47,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $9,400. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On February 8, 2009, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 2,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $400. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On March 5, 2009, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 125,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $25,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On March 6, 2009, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 26,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $5,200. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On March 11, 2009, we sold and issued an aggregate of 69,000 shares of common stock under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $13,800. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On March 12, 2009, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 56,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $11,200. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

Between March 13 and June 30, 2009, we sold 1,764,648 shares of Series B-1 Preferred Stock at a price of $2.1961 per share for gross proceeds of approximately $3.84 million pursuant to that certain Series B-1 Preferred Stock Purchase Agreement dated March 13, 2009. The sale of this stock was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering.

•

On April 21, 2009, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 12,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $2,400. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On April 22, 2009, we entered into a Note Purchase Agreement, pursuant to which we issued promissory notes with an aggregate principal amount of $750,000, and warrants to purchase an aggregate of 197,164 shares of our Series B-1 Convertible Preferred Stock, par value $0.01 per share, at a price of $2.1961 per share. The notes had an interest rate of the lesser of 12% per annum or the maximum rate allowed under applicable law. The sale of these notes and warrants was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering.

•

On May 18, 2009, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 120,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $24,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On June 8, 2009, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 52,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $10,400. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On July 28, 2009, we sold and issued an aggregate of 7,500 shares of common stock under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $1,500. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On July 28, 2009, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 29,500 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $5,900. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On September 14, 2009, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $1,500. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On October 20, 2009, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 123,500 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $24,700. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On December 19, 2009, we sold and issued an aggregate of 10,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $2,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On February 3, 2010, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 340,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.20 per share for an aggregate exercise price of $68,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On February 5, 2010, we sold 2,288,908 shares of Series C Preferred Stock at a price of $3.2636 per share for gross proceeds of approximately $7.47 million pursuant to that certain Series C Preferred Stock Purchase Agreement dated February 5, 2010. The sale of this stock was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering.

•

On March 3, 2010, we entered into a Note Purchase Agreement, pursuant to which we issued a promissory note with a principal amount of $1,000,000. The note had an interest rate of the lesser of 12% per annum or the maximum rate allowed under applicable law. The issuance of this note was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering.

•

On May 4, 2010, we sold and issued an aggregate of 39,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $7,800. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On May 5, 2010, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 62,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.35 per share for an aggregate exercise price of $21,700. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On August 4, 2010, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 171,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.35 per share for an aggregate exercise price of $59,850. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On November 3, 2010, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 244,750 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.35 per share for an aggregate exercise price of $85,663. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On December 13, 2010, we sold and issued an aggregate of 41,666 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $8,333. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On January 21, 2011, we sold and issued an aggregate of 10,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $2,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On January 24, 2011, we sold and issued an aggregate of 2,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $400. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On February 2, 2011, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 113,000 shares of our common stock to our employees, directors and consultants, having an exercise price of $0.61 per share for an aggregate exercise price of $68,930. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On February 15, 2011, we entered into a Note Purchase Agreement, pursuant to which we issued to promissory notes with an aggregate principal amount of $2,500,000. The notes bear interest at the lesser of 13% per annum or the maximum rate allowed under applicable law. The sale of these notes was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering.

•

On March 1, 2011, we sold and issued an aggregate of 2,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $400. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On March 3, 2011, we sold 2,316,477 shares of Series D Preferred Stock at a price of $4.3169 per share for gross proceeds of approximately $10.0 million pursuant to that certain Series D Preferred Stock Purchase Agreement dated February 16, 2011. The sale of this stock was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering.

•

On April 11, 2011, we granted options under our 2007 Stock Option/Stock Issuance Plan, as amended, to purchase 75,000 shares of our common stock to Dr. Berneburg, having an exercise price of $0.61 per share for an aggregate exercise price of $45,750. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On April 20, 2011, we sold and issued 6,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $1,200. Additionally, we sold and issued 3,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.35 per share for an aggregate consideration of $1,050. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the

Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On April 22, 2011, we sold and issued 8,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $1,600. Additionally, we sold and issued 3,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.20 per share for an aggregate consideration of $600. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

•

On April 27, 2011, we sold and issued an aggregate of 2,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2007 Stock Option/Stock Issuance Plan, as amended, at a purchase price of $0.35 per share for an aggregate consideration of $700. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

The foregoing sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Exhibit Table

1.1*	Form of Placement Agency Agreement.

3.1	Amended and Restated Certificate of Formation of the Registrant, as currently in effect.

3.2	Form of Certificate of Incorporation of the Registrant, to be effective upon the conversion of the Registrant to a Delaware corporation.

3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon completion of the offering.

3.4	Bylaws of the Registrant, as currently in effect.

3.5	Form of Bylaws of the Registrant, to be effective upon conversion of the Registrant to a Delaware corporation.

3.6	Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion closing of the offering.

4.1*	Specimen Common Stock Certificate of the Registrant.

4.2	Third Amended and Restated Investor’s Rights Agreement, dated March 2, 2011.

4.3	Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 2, 2011.

Exhibit Number	Exhibit Table

4.4	Third Amended and Restated Voting Agreement, dated March 2, 2011.

4.5	Management Rights Agreement, dated February 5, 2010, by and among Hidden Lion Partners I, LLC, and the Registrant.

4.6	Management Rights Agreement, dated March 2, 2011, by and among Enhanced Equity Fund, II, L.P., EEF II Co-Invest LLC, and the Registrant.

4.7	Warrant to Purchase Series B-1 Convertible Preferred Stock issued to Accent Texas Fund II, L.P. on April 22, 2009.

4.8	Warrant to Purchase Series B-1 Convertible Preferred Stock issued to Enhanced Texas Fund II, LLC on April 22, 2009.

4.9	Warrant to Purchase Series B-1 Convertible Preferred Stock issued to Accent Texas Fund II, L.P. on June 9, 2009.

4.10	Warrant to Purchase Series B-1 Convertible Preferred Stock issued to Enhanced Capital Texas Fund II, LLC on June 9, 2009.

4.11	Buy-Sell Agreement dated as of June 13, 2007, by and among the Registrant, Robert Fabbio, and Dr. William Rice, M.D.

4.12	Note Purchase Agreement dated February 14, 2011, by and between the Registrant and Enhanced Capital Texas Fund L.P. and Enhanced Capital Texas Fund II, LLC.

4.13	Promissory Note dated February 14, 2011 issues to Enhanced Capital Texas Fund, L.P.

4.14	Promissory Note dated February 14, 2011 issued to Enhanced Capital Texas Fund II, LLC.

5.1*	Opinion of Andrews Kurth LLP.

10.1	Form of Indemnification Agreement for directors and officers of the Registrant, as currently in effect.

10.2	Form of Indemnification Agreement for directors and officers of the Registrant, to be effective prior to the completion of the offering.

10.3	2007 Stock Option/Stock Issuance Plan.

10.4	Form of Notice of Grant-Early Exercise for 2007 Stock Option/Stock Issuance Plan.

10.5	Form of Notice of Grant-Standard Exercise for 2007 Stock Option/Stock Issuance Plan.

10.6	Form of Notice of Grant-Non-Exempt Employee for 2007 Stock Option/Stock Issuance Plan.

10.7*	2011 Equity Incentive Plan.

10.8*	Form of Stock Issuance Agreement for 2011 Equity Incentive Plan.

10.9*	Form of Notice of Grant-Early Exercise for 2011 Equity Incentive Plan.

10.10*	Form of Notice of Grant-Standard Exercise for 2011 Equity Incentive Plan.

10.11*	Form Notice of Grant-Non-Employee Director for 2011 Equity Incentive Plan.

10.12	Medical Director Agreement by and between the Registrant and Dr. William Rice, M.D. dated June 15, 2007, as amended January 29, 2008, April 30, 2008, August 15, 2008, October 14, 2009 and January 31, 2011.

Exhibit Number	Exhibit Table

10.13	Termination of Medical Director Agreement by and between the Registrant and Dr. William Rice, M.D. dated February 7, 2011.

10.14*	Employment Agreement by and between the Registrant and Robert A. Fabbio, effective April 26, 2007, as amended March 16, 2011.

10.15	Medical Director Agreement by and between the Registrant and Dr. Kurt Berneburg, D.O. dated January 28, 2011.

10.16	Medical Oversight and Supervisor Agreement by and between the Registrant and Dr. Kurt Berneburg, D.O. dated October 1, 2010.

10.17	Lease Agreement, dated August 18, 2008, as amended November 6, 2009 and November 16, 2010, by and between Sutton Blackacre, Ltd. and the Registrant.

10.18+	Participation Agreement by and between Humana Inc. and the Registrant dated March 6, 2008, as amended May 1, 2008, September 15, 2008, March 1, 2009, February 1, 2011 and February 8, 2011.

10.19+	Physician Participation Agreement by and between Humana Health Plan of Texas, Inc. and the Registrant dated March 21, 2008, as amended March 1, 2009, February 1, 2011 and February 8, 2011.

10.20+	Provider Group Agreement between Aetna Health, Inc. and the Registrant effective July 15, 2009 as amended October 1, 2009, December 11, 2009, and November 1, 2010.

10.21+	Medical Group Participation Agreement between United HealthCare of Texas, Inc., PacifiCare of Texas, Inc., Evercare of Texas, LLC and the Registrant effective
September 1, 2009, as amended September 15, 2010.

10.22	Offer of Employment Letter Agreement by and between the Registrant and William Kerley, dated April 29, 2009.

10.23	Offer of Employment Letter Agreement by and between the Registrant and Michael Hancock, dated May 1, 2008.

23.1	Consent of Crowe Horwath LLP.

24.1	Power of Attorney (see page II-12 to this registration statement on Form S-1).

*	To be filed by amendment.
+	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

(b)	Financial Statement Schedules

	Balance at Beginning of Period	Additions		Write-Offs	Balance at End of Period
		Charged to Costs and Expenses	Charged to Deferred Revenue
Allowance for doubtful accounts
2008	$—	$7,000	$5,000	$—	$12,000
2009	12,000	54,000	—	(12,000)	54,000
2010	54,000	135,000	(9,000)	(48,000)	132,000

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the placement agents at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the placement agents to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, placement agents, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, WhiteGlove House Call Health, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 29th day of April, 2011.

WhiteGlove House Call Health, Inc.

By:	/s/ Robert A. Fabbio
Robert A. Fabbio Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Fabbio and William J. Kerley, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Fabbio Robert A. Fabbio	Chief Executive Officer and Director	April 29, 2011

/s/ William J. Kerley William J. Kerley	Chief Financial Officer	April 29, 2011

/s/ Lawrence H. Garatoni Lawrence H. Garatoni	Director	April 29, 2011

/s/ Malcolm T. Kostuchenko Malcolm T. Kostuchenko	Director	April 29, 2011

/s/ William Rice Dr. William Rice, M.D.	Director	April 29, 2011

/s/ Mark Sherman Mark Sherman	Director	April 29, 2011

Signature	Title	Date

/s/ James G. Treybig James G. Treybig	Director	April 29, 2011

Edward C. Ateyeh	Director

Gary A. Mecklenburg	Director

Leslie V. Norwalk	Director

EXHIBIT INDEX

Number	Description

1.1*	Form of Placement Agency Agreement.

3.1	Amended and Restated Certificate of Formation of the Registrant, as currently in effect.

3.2	Form of Certificate of Incorporation of the Registrant, to be effective upon the conversion of the Registrant to a Delaware corporation.

3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon completion of the offering.

3.4	Bylaws of the Registrant, as currently in effect.

3.5	Form of Bylaws of the Registrant, to be effective upon conversion of the Registrant to a Delaware corporation.

3.6	Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion closing of the offering.

4.1*	Specimen Common Stock Certificate of the Registrant.

4.2	Third Amended and Restated Investor’s Rights Agreement, dated March 2, 2011.

4.3	Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 2, 2011.

4.4	Third Amended and Restated Voting Agreement, dated March 2, 2011.

4.5	Management Rights Agreement, dated February 5, 2010, by and among Hidden Lion Partners I, LLC, and the Registrant.

4.6	Management Rights Agreement, dated March 2, 2011, by and among Enhanced Equity Fund, II, L.P., EEF II Co-Invest LLC, and the Registrant.

4.7	Warrant to Purchase Series B-1 Convertible Preferred Stock issued to Accent Texas Fund II, L.P. on April 22, 2009.

4.8	Warrant to Purchase Series B-1 Convertible Preferred Stock issued to Enhanced Texas Fund II, LLC on April 22, 2009.

4.9	Warrant to Purchase Series B-1 Convertible Preferred Stock issued to Accent Texas Fund II, L.P. on June 9, 2009.

4.10	Warrant to Purchase Series B-1 Convertible Preferred Stock issued to Enhanced Capital Texas Fund II, LLC on June 9, 2009.

4.11	Buy-Sell Agreement dated as of June 13, 2007, by and among the Registrant, Robert Fabbio, and Dr. William Rice, M.D.

4.12	Note Purchase Agreement dated February 14, 2011, by and between the Registrant and Enhanced Capital Texas Fund L.P. and Enhanced Capital Texas Fund II, LLC.

4.13	Promissory Note dated February 14, 2011 issues to Enhanced Capital Texas Fund, L.P.

4.14	Promissory Note dated February 14, 2011 issued to Enhanced Capital Texas Fund II, LLC.

5.1*	Opinion of Andrews Kurth LLP.

10.1	Form of Indemnification Agreement for directors and officers of the Registrant, as currently in effect.

10.2	Form of Indemnification Agreement for directors and officers of the Registrant, to be effective prior to the completion of the offering.

Number	Description

10.3	2007 Stock Option/Stock Issuance Plan.

10.4	Form of Notice of Grant-Early Exercise for 2007 Stock Option/Stock Issuance Plan.

10.5	Form of Notice of Grant-Standard Exercise for 2007 Stock Option/Stock Issuance Plan.

10.6	Form of Notice of Grant-Non-Exempt Employee for 2007 Stock Option/Stock Issuance Plan.

10.7*	2011 Equity Incentive Plan.

10.8*	Form of Stock Issuance Agreement for 2011 Equity Incentive Plan.

10.9*	Form of Notice of Grant-Early Exercise for 2011 Equity Incentive Plan.

10.10*	Form of Notice of Grant-Standard Exercise for 2011 Equity Incentive Plan.

10.11*	Form Notice of Grant-Non-Employee Director for 2011 Equity Incentive Plan.

10.12	Medical Director Agreement by and between the Registrant and Dr. William Rice, M.D. dated June 15, 2007, as amended January 29, 2008, April 30, 2008, August 15, 2008, October 14, 2009 and January 31, 2011.

10.13	Termination of Medical Director Agreement by and between the Registrant and Dr. William Rice, M.D. dated February 7, 2011.

10.14*	Employment Agreement by and between the Registrant and Robert A. Fabbio, effective April 26, 2007, as amended March 16, 2011.

10.15	Medical Director Agreement by and between the Registrant and Dr. Kurt Berneburg, D.O. dated January 28, 2011.

10.16	Medical Oversight and Supervisor Agreement by and between the Registrant and Dr. Kurt Berneburg, D.O. dated October 1, 2010.

10.17	Lease Agreement, dated August 18, 2008, as amended November 6, 2009 and November 16, 2010, by and between Sutton Blackacre, Ltd. and the Registrant.

10.18+	Participation Agreement by and between Humana Inc. and the Registrant dated March 6, 2008, as amended May 1, 2008, September 15, 2008, March 1, 2009, February 1, 2011 and February 8, 2011.

10.19+	Physician Participation Agreement by and between Humana Health Plan of Texas, Inc. and the Registrant dated March 21, 2008, as amended March 1, 2009, February 1, 2011 and February 8, 2011.

10.20+	Provider Group Agreement between Aetna Health, Inc. and the Registrant effective July 15, 2009 as amended October 1, 2009, December 11, 2009, and November 1, 2010.

10.21+	Medical Group Participation Agreement between United HealthCare of Texas, Inc., PacifiCare of Texas, Inc., Evercare of Texas, LLC and the Registrant effective
September 1, 2009, as amended September 15, 2010.

10.22	Offer of Employment Letter Agreement by and between the Registrant and William Kerley, dated April 29, 2009.

10.23	Offer of Employment Letter Agreement by and between the Registrant and Michael Hancock, dated May 1, 2008.

23.1	Consent of Crowe Horwath LLP.

24.1	Power of Attorney (see page II-12 to this registration statement on Form S-1).

*	To be filed by amendment.
+	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.